SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                              PREMIS CORPORATION
                 (Name of Registrant as Specified In Its Charter)

                                Not Applicable
      (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[   ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      1) Title of each class of securities to which transaction applies:
         common stock, $.01 par value
      2) Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $1,135.76. Calculated pursuant to Rule 0-11(a)(4), based on the average of the bid and asked prices as of October 13, 2000 (which is within 5 business days prior to the date of filing this preliminary proxy statement)
      4) Proposed maximum aggregate value of transaction:
      5) Total Fee Paid:
[ X ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1) Amount Previously Paid:
      2) Form, Schedule or Registration Statement No.:
      3) Filing Party:
      4) Date Filed:





                               PREMIS CORPORATION


Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of PREMIS Corporation to be held at the Ramada Inn Plaza, Minnetonka, Minnesota, on November 20, 2000, at 3:00 p.m. (Minneapolis time).

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. Perhaps the most important item presented for your consideration and vote is the proposed acquisition of Nonvolatile Electronics Incorporated. We hope you will be able to attend the meeting, but whether or not you attend, your vote is important.

        PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. IF YOU DO NOT ATTEND, YOU MAY STILL REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING BY PROVIDING WRITTEN NOTICE OF YOUR REVOCATION TO F.T. BIERMEIER, CEO, AT PREMIS CORPORATION, c/o Moss & Barnett, 4800 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402-4129, Attn: Janna R. Severance, BY MAIL OR BY FAX to (612)339-6686. PLEASE DO NOT SEND ANY STOCK CERTIFICATES IN YOUR PROXY ENVELOPE. INSTRUCTIONS REGARDING THE EXCHANGE OF SHARES WILL BE MAILED TO YOU AFTER APPROVAL OF THE MERGER
 .
Sincerely,

/s/  F.T. Biermeier

F.T. Biermeier
Chief Executive Officer
Minneapolis, Minnesota
October 31, 2000





                              PREMIS CORPORATION

                ____________________________________________


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             November 20, 2000

                ____________________________________________




To the shareholders of PREMIS CORPORATION:

The annual meeting of shareholders of PREMIS Corporation ("PREMIS" or the "Company")will be held at 3:00 p.m. (Minneapolis time) on November 20, 2000 at the Ramada Inn Plaza, Minnetonka, Minnesota, for the following purposes:

1. To vote on the approval of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 22, 2000, pursuant to which Nonvolatile Electronics, Incorporated a Minnesota corporation ("NVE"), will merge into PREMIS with PREMIS as the surviving corporation. Details of this transaction and other important information are set forth in the accompanying Proxy Statement which we urge you to read carefully. Implementation of the Merger Agreement requires amendment and restatement of our Articles of Incorporation, as amended, to (a) change the corporate name of the company to "NVE Corporation," and (b) establish the number of authorized shares of capital stock at 50,000,000 shares including 30,000,000 of common stock, par value $.01 per share, and 20,000,0000 undesignated shares which can be designated at the discretion of the Board of Directors as common stock, par value $.01 per share, or preferred stock. In addition, the Merger Agreement provides that the holders of the currently outstanding shares of PREMIS common stock will receive one share for each five shares held at the effective time of the merger and the current NVE Board of Directors will become the initial Board of Directors of the surviving company at the effective time of the merger. Because these changes are necessary and integral parts of the Merger Agreement, you are not asked to vote on them apart from the vote on the Merger Agreement. Approval of this proposal will also serve to revoke the prior authorization to liquidate and dissolve PREMIS.

2. To approve the 2000 Stock Option Plan, provided that if the Merger Agreement is not approved the plan will be terminated at the discretion of the Board of Directors.

3. To elect four directors, with the condition that if the Merger Agreement is approved, the directors elected at this meeting shall resign as of the effective time of the Merger, and the current NVE Board of Directors (four persons) named in the Merger Agreement shall become the Board of Directors, to serve until the next annual meeting of the shareholders.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

OUR BOARD OF DIRECTORS RECOMMENDS AN AFFIRMATIVE VOTE FOR EACH PROPOSAL AND FOR EACH NOMINEE NAMED IN THIS PROXY STATEMENT.

If the merger is approved, but you do not vote for the merger, you may assert "dissenter's rights" if you strictly comply with the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "MINNESOTA BUSINESS CORPORATION ACT"). This means that you may make written demand for payment of the "fair value" of your shares of common stock. Sections 302A.471 and 302A.473 of the MINNESOTA BUSINESS CORPORATION ACT are attached as Appendix C to the Proxy Statement. In addition, a description of the procedures to be followed in order to obtain payment is set forth under the caption "Approval of the Merger Agreement - Rights of Dissenting Shareholders" in the Proxy Statement.

Only holders of record of common stock at the close of business on October 30, 2000, will be entitled to notice of and to vote at the meeting or any adjournment thereof.



BY ORDER OF THE BOARD OF DIRECTORS

/s/  F.T. Biermeier

F.T. Biermeier
Chief Executive Officer

October 31, 2000






                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                November 20, 2000

This proxy statement is provided to you in connection with the annual meeting of shareholders of PREMIS Corporation ("PREMIS" or the "Company"), which will be held at 3:00 p.m. (Minneapolis time) on November 20, 2000, at the Ramada Inn Plaza, Minnetonka, Minnesota, and any adjournment thereof. The accompanying proxy is solicited by our board of directors.

The matters to be considered at the meeting are listed in the preceding Notice of Annual Meeting. We know of no other matters to be presented. If any other matters properly come before the meeting, the persons named in the proxy will vote on such other matters in accordance with their best judgment.

Our board of directors recommends that you vote FOR each proposal listed in the proxy (or voting instructions) card and FOR each director nominee. By signing and returning the accompanying proxy, you authorize F.T. Biermeier ( with the power to act alone and with the power of substitution and revocation) to vote all of your shares. Your proxy, if completed (instructions given) properly, signed, and dated, will be voted as you have directed. If you do not indicate your vote on the proxy card, your signed proxy will be voted FOR each proposal and FOR each nominee. Regardless of the size of your holdings, we encourage you to complete and return the proxy or voting instructions card so that your shares may be voted at the meeting. You may revoke your proxy at any time before it is voted at the meeting by giving written notice of revocation to our chief executive officer (F.T. Biermeier) by execution of a later dated proxy, or by attending and voting at the meeting.

We are sending this proxy statement and the accompanying form of proxy to you on or about October 30, 2000.

Only holders of record of shares of common stock at the close of business on October 15, 2000, are entitled to vote at the meeting. Each share of common stock is entitled to one vote. On October 9, 2000, a total of 5,293,952 shares of PREMIS common stock were outstanding. A majority of the voting power of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is required for a quorum. The Merger Agreement, as defined herein, must be approved by the holders of a majority of outstanding shares of common stock.

If you abstain from voting, your abstention will be counted as shares present and entitled to vote and will be counted for purposes of determining the presence of a quorum at the meeting. Your abstention will not count FOR (in effect it will be a vote AGAINST any proposal). If a broker submits a proxy that indicates the broker does not have discretionary authority to vote on one or more matters, we will count those shares for purposes of determining the presence of a quorum at the meeting, but will not count them as present and entitled to vote with respect to such matters. Executed but unmarked proxies will be voted for approval of the Merger Agreement, for adoption of the 2000 Stock Option Plan, and for election of each director nominee.

We will pay all expenses in connection with the solicitation of proxies. Officers and directors of the Company may solicit proxies by telephone or electronic transmission and will receive no extra compensation for their services.

A copy of our annual report on Form 10-KSB for the fiscal year ended March 31, 2000 and a copy of our quarterly report on From 10-QSB for the fiscal quarter ended June 30, 2000 are enclosed with this Proxy Statement. The Form 10-KSB includes information about our operations during the year and our audited fiscal year financial statements. The Form 10-QSB containing information about our operations during the first fiscal quarter of our fiscal year ending March 31, 2001 and unaudited financial statements for that period. Except to the extent that they are incorporated by reference in this proxy statement (See "Incorporation of Certain Documents by Reference"), the Form 10-KSB, and the Form 10-QSB do not constitute soliciting material in connection with the proxy requested by management for the annual meeting.





                              TABLE OF CONTENTS

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION....................1

SUMMARY........................................................................1

Date, Time and Place of Meeting................................................1
Record Date; Shareholders Entitled To Vote; Quorum.............................1
Proposals......................................................................2
PREMIS Corporation.............................................................2
Nonvolatile Electronics, Incorporated..........................................2
The Merger.....................................................................3
Market for Common Stock........................................................5
Restrictions on NVE Stock......................................................5
Comparative Unaudited Per Common Share Data....................................5
Unaudited Pro Forma Combined Financial Information.............................6
Basis of Presentation.........................................................10

THE ANNUAL MEETING............................................................10

General.......................................................................10
Matters to Be Considered......................................................10
Record Date; Shareholders Entitled to Vote; Voting; Quorum....................11

PROPOSAL 1:  APPROVAL OF THE MERGER AGREEMENT.................................11

The Merger....................................................................11
Effects of the Merger.........................................................11
Effective Time................................................................12
Fractional Shares.............................................................12
Restrictions on NVE Stock.....................................................12
Background of the Merger; Reasons for the Merger..............................12
Favorable Recommendation of the Company's Board of Directors..................14
NVE's Reasons for the Merger..................................................14
Regulatory Approval...........................................................14
Management of the Company and the Surviving Corporation After the Merger......14
Interests of Certain Persons in the Merger....................................15
Security Ownership of Certain Beneficial Owners and Management ...............16
Accounting Treatment..........................................................17
Certain Federal Income Tax Consequences.......................................17

THE MERGER AGREEMENT..........................................................19

General.......................................................................19
Certain Representations and Warranties........................................20
Certain Covenants.............................................................20
Limitations on Solicitation of Transactions...................................22
Termination...................................................................22
Indemnification...............................................................23

AMENDMENT AND RESTATEMENT OF THE ARTICLES OF INCORPORATION....................23

General.......................................................................23
Purposes and Effects..........................................................24
Waiver of Director Liability and Indemnification..............................26
State Law Provisions with Potential Anti-Takeover Effect......................26
Transfer Agent and Registrar..................................................27

RIGHTS OF DISSENTING SHAREHOLDERS.............................................27

RISK FACTORS..................................................................28

CERTAIN INFORMATION CONCERNING PREMIS.........................................33

Description of Business.......................................................33
Recent History and Company Strategy...........................................33
Market Price and Dividend Data................................................34

CERTAIN INFORMATION CONCERNING NONVOLATILE ELECTRONICS INCORPORATED...........36

General.......................................................................36
Products......................................................................36
Competition...................................................................39
Employees.....................................................................40
Legal Proceedings.............................................................40
Selected Consolidated Financial Data of Nonvolatile Electronics, Inc..........40
Management's Discussion and Analysis of Financial Condition and Results of
Operations....................................................................42

PROPOSAL 2:  ADOPTION OF 2000 STOCK OPTION PLAN...............................44

PROPOSAL 3:  ELECTION OF DIRECTORS............................................48

MANAGEMENT OF PREMIS..........................................................49
Directors and Officers........................................................49
Officers .....................................................................50
Director Compensation.........................................................50
Board Committees and Meetings.................................................50
Executive Compensation........................................................50
Stock Options.................................................................51
Option/SAR Grants in Last Fiscal Year.........................................52
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End
Option/SAR Values.............................................................52
Retirement Plan...............................................................52

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT 1934.............52

OTHER MATTERS.................................................................53

PRINCIPAL ACCOUNTANTS.........................................................53

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS..............................53

AVAILABLE INFORMATION.........................................................53

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................53

DIRECTIONS TO ANNUAL MEETING..................................................54



APPENDICES:

A        Agreement and Plan of Merger

B        Amended and Restated Articles of Incorporation

C Minnesota Statutes, Sections 302A.471 and 302A.473 concerning rights of dissenting shareholders

D        Financial Statements of Nonvolatile Electronics Incorporated (NVE).








         CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Information in this proxy statement which is not historical information may be "forward looking-statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (as amended). The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions identify forward-looking statements. This proxy statement contains forward-looking statements about the financial condition, results of operations, plans, objectives, future performance and business of each of PREMIS and NVE, and the effect of the merger. Because these statements are subject to risks and uncertainties, actual results may differ materially from historical results and those presently anticipated or projected. You should not make your decision about the merger based on these statements alone. We may be wrong in our assessment of the future prospects of NVE and the effects of the merger. Factors that could cause actual results in the future to differ materially from the forward-looking statements are mentioned in Certain Information Concerning PREMIS, Certain Information Regarding NVE, and Risk Factors under the discussion of Proposal 1:Approval of the Merger Agreement. Neither we nor NVE intends to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

All subsequent written and oral forward-looking statements attributable to the Company or NVE or persons acting on behalf of either the Company or NVE are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.


                                 SUMMARY


For your convenience, we have summarized some of the information in this proxy statement. This summary is not intended to be complete. You should review the entire proxy statement carefully. PREMIS has supplied all information in this proxy statement relating to PREMIS and NVE has supplied all information in this proxy statement relating to NVE. Neither PREMIS nor NVE makes any representation as to information supplied by the other.

Date, Time and Place of Meeting

The meeting will be held on November 20, 2000 at 3:00 p.m. (Minneapolis time) at the Ramada Inn Plaza, Minnetonka, Minnesota.

Record Date; Shareholders Entitled To Vote; Quorum

Only holders of record of shares of common stock on October 15, 2000 are entitled to notice of and to vote at the meeting or at any adjournment or postponement. As of October 9, 2000, there were 5,293,952 shares of common stock outstanding. The presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of the common stock is necessary to constitute a quorum at the meeting.

Proposals

At the meeting, you will be asked to: (1) approve the Merger Agreement dated as of September 22, 2000 (the "Merger Agreement"), with Nonvolatile Electronics Incorporated (NVE), a Minnesota corporation ("NVE") which includes amendment to and restatement of the Articles of Incorporation of PREMIS, as amended (the "Articles of Incorporation"), to (a) change the corporate name to "NVE Corporation" and (b) establish the number of authorized shares of the capital stock at 50,000,000 shares, including 30,000,000 of common stock, par value $.01 per share, and 20,000,000 undesignated shares which can be designated at the discretion of the Board of Directors as common stock, par value $.01 per share or preferred stock, (2) adopt the 2000 Stock Option Plan, and (3) elect four directors.

PREMIS Corporation

Until April 1999, PREMIS developed, marketed and supported a line of enterprise-wide solutions to meet the information needs of multi-store specialty and general merchandise retailing chains. Since February of 1999 PREMIS has been winding down operations and selling its remaining assets. In November 1999, we completed a series of transactions resulting in the sale of substantially all of our operating assets. As of September 2000, PREMIS has ceased all business operations and is using its existing cash resources to pursue a business combination with another entity engaged in other lines of business.

The principal offices of the Company are located at 13200 County Rd 6, Plymouth, Minnesota, and the Company's telephone number is (612)550-1999. Upon the consummation of the transactions contemplated by the Merger Agreement, the new company's principal executive offices will be located at NVE's principal executive offices, 11409 Valley View Road, Eden Prairie, MN 55344-3617.

Nonvolatile Electronics Incorporated (NVE)

Nonvolatile Electronics Incorporated ("NVE"), founded in 1989, is a privately held company located in Eden Prairie, Minnesota, approximately 20 miles southwest of downtown Minneapolis. In 1990, NVE began research to develop GMR (Giant Magnetoresistance) materials for use on memory, sensors, and isolators. Commercialization of NVE's research began in 1994 when NVE introduced the world's first magnetic sensor made of GMR materials to the automotive, commercial, medical electronics, and defense markets. These sensors outperform competing devices in size, power consumption, temperature stability, sensitivity and range of operation. Since 1998, NVE has provided nonexclusive licenses to its patents in magnetoresistive computer memory technology ("MRAM") to two major electronics manufacturers. Both manufacturers have indicated they will introduce products using the NVE technology between 2001 or 2004. MRAM is extremely fast, very dense and maintains its contents when power is removed, which makes it highly suitable for portable computing devices, cell phones and
other electronic applications.   In 1999, NVE announced the availability of
electronic isolators using GMR materials. Isolators are widely used to reduce noise and other transients in communications and other applications where signals are passed between devices. The NVE isolators outperform competitive devices in speed, dynamic temperature range and higher transient immunity. NVE achieved ISO 9001 certification in 1997.

The Merger

If the merger is approved, NVE will merge with and into PREMIS, with PREMIS as the surviving corporation. Concurrent with the merger each five outstanding shares of PREMIS common stock will be converted to one share of PREMIS common stock. Upon the merger each outstanding share of common stock of NVE ("NVE common stock") will be converted into 3.5 shares of PREMIS common stock. Fractional shares of common stock will not be issued in connection with the merger; rather, all fractional shares will be rounded up to the nearest whole number.

Based upon the exchange ratios determined on August 17, 2000, and the number of shares of common stock of NVE and PREMIS outstanding as of August 17, 2000, and assuming no change prior to the effective time of the merger, the former NVE shareholders will own an aggregate of 15,745,860 shares of PREMIS (93.7%, or 94.2% assuming exercise of all outstanding options and warrants) and the holders of PREMIS common stock immediately prior to the effective time will own 1,058,791 shares of PREMIS (6.3%, or 5.8% assuming exercise of all outstanding options and warrants).

For more information, see "Approval of the Merger Agreement--The
Merger--Effects of the Merger--Interests of Certain Persons in the Merger."


Closing Conditions

The merger will be completed only if approved by the holders of a majority of the outstanding shares of our common stock. The merger is also subject to various other closing conditions, including the absence of any event that would prevent the consummation of the transactions contemplated by the Merger Agreement, or that would cause any of the transactions contemplated by such agreement to be rescinded following consummation of such transactions. The merger will be submitted for approval by the shareholders of NVE at a special meeting prior to the Company's annual meeting. See "Approval of the Merger Agreement--The Merger Agreement--Certain Conditions to Consummation."

Termination of the Merger Agreement

The Merger Agreement may be terminated and the transactions abandoned, notwithstanding shareholder approval of the Merger Agreement. See "Approval of the Merger Agreement--The Merger Agreement--Termination."

Effective Time

The merger will become effective at the time to be specified in the Articles of Merger (the "effective time"). The filing of such Articles with the Secretary of State of Minnesota will be made as promptly as practicable after the adoption by the shareholders of the Company of the Merger Agreement and the satisfaction or waiver of all other conditions to the merger.

Favorable Recommendation of the Company's Board of Directors

Our Board of Directors believes that the merger is fair from a financial point of view to, and in the best interests of, the PREMIS shareholders. Our Board of Directors has approved the Merger Agreement and recommends that you vote in favor of the proposal to approve and adopt the Merger Agreement. See "Approval of The Merger Agreement--The Merger--Background of the Merger; The Company's Reasons for the Merger" and "Amendment and Restatement of the Articles of Incorporation."

Shareholder Approval

Approval of the merger requires the affirmative vote of the holders of a majority of the voting power of all outstanding shares of common stock. Each share of common stock is entitled to one vote. It is expected that all shares of common stock beneficially owned by directors and officers of the Company will be voted in favor of the merger.

Rights of Dissenting Shareholders

If you do not vote your shares in favor of the Merger Agreement and if you strictly comply with the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (attached as Appendix C to this Proxy Statement), you have the right to object to the approval and adoption of the Merger Agreement, and to make written demand for payment of the "fair value" of your shares of common stock. See "Approval of the Merger Agreement--Rights of Dissenting Shareholders."

Accounting Treatment

The merger will be accounted for as a business combination utilizing the reverse acquisition method with NVE being the accounting acquirer under generally accepted accounting principles. As such, the merger will be treated as an acquisition using the purchase method of accounting with no change in the recorded amount of NVE's assets and liabilities. The assets and liabilities of PREMIS that are acquired as a result of the merger, consisting principally of approximately $975,000 in cash, will be recorded at their fair market values.

Certain Federal Income Tax Consequences

We intend that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will not result in any federal income tax consequences to shareholders of the Company, other than shareholders exercising dissenters' rights under the Minnesota Business Corporation Act. The material tax issues affecting dissenting shareholders are discussed under "Approval of the Merger Agreement--The Merger--Certain Federal Income Tax Consequences."

Regulatory Approval

The Company and NVE each believe that no regulatory approvals are or will be required in connection with the merger.


Market for Common Stock

Our common stock is currently trading on the Over The Counter Bulletin Board under the symbols, "PMIS" and "PMIS.ob". We may apply for listing of the common stock on The NASDAQ SmallCap Market after completion of the merger. We cannot assure you that we will be successful in obtaining listing of the Common Stock on NASDAQ. See "Approval of the Merger Agreement--Certain Information Concerning the Company--Risk Factors."


Restrictions on NVE Stock

The common stock issued in the merger to the NVE shareholders will be issued without registration under the Securities Act of 1933 or applicable state securities law in reliance upon exemption from registration pursuant to Section 4(2) and related regulations of the Securities Act and various state exemptions. As required by such exemptions, these shares will bear restrictions on transferability after issuance (and indefinitely thereafter in the case of NVE shareholders who become "affiliates" of the new company). However, the Company plans to pursue the registration of such shares, thus allowing for free tradeability.


Comparative Unaudited Per Common Share Data

The following table presents selected comparative unaudited per share data with respect to PREMIS common stock on an historical and a pro forma combined basis, and with respect to NVE common stock on an historical and a pro forma equivalent basis, giving effect to the merger as a business combination utilizing the reverse acquisition method for accounting and financial reporting purposes. The pro forma data assume that the merger took effect on April 1, 1999 for the book value per share data, the dividends declared and net earnings per share data. The historical per share data set forth in the following table are derived from and should be read in conjunction with the historical consolidated financial statements of the Company and NVE, including the notes which are included at the end of this proxy statement. The per share data below should not be viewed as indicative of the results of the future operations of the combined entity or the actual results that would have been achieved if the merger been completed on April 1, 1999.



                        Comparative Per Share Data
             (dollars in thousands, except per share amounts)





                                                              Twelve Months
                                         Three Months Ended      Ended
                                            June 30, 2000     March 31, 2000
                                         __________________________________

Net Income (Loss)


Premis                                       $    13,437       $ 4,695,362
NVE                                              (23,257)         (316,751)
Pro Forma Consolidated                       $   ( 9,746)      $  (152,914)



Book Value

Premis                                       $ 1,088,243
NVE                                            1,416,749
Pro Forma Consolidated                       $ 2,504,992



Net Tangible Book Value

Premis                                       $ 1,088,243
NVE                                            1,367,329
Pro Forma Consolidated                       $ 2,455,572



Per Share Consolidated

Net Income                                          0.00
Book Value                                           .15
Net Tangible book value                              .15


(1) For purposes of this calculation, an assumed conversion of one NVE share for 3.5 shares of the surviving company and the reverse split of five for one Premis shares was used





Unaudited Pro Forma Combined Financial Information

The following tables set forth the unaudited pro forma financial information of the Company, which consists of (i) the unaudited consolidated pro forma balance sheet of the Company as of March 31, 2000, giving effect to the merger on such date, and (ii) the unaudited consolidated pro forma statement of operations of the Company for the twelve months ended March 31, 2000, giving effect to the merger as if such transaction had occurred on April 1, 1999.

The unaudited pro forma financial statements and the related notes are provided for illustrative purposes only and are not necessarily indicative of the balance sheet and statement of operations that would have been reported had the merger occurred on the dates indicated, nor do they represent a forecast of the financial position at any future period. The statements are based on estimates and assumptions set forth below and in the accompanying notes, which include pro forma adjustments. The unaudited pro forma financial statements and the related notes should be read in conjunction with the historical financial statements and related notes of the Company and NVE which are included elsewhere in this Proxy Statement.

                              PREMIS Corporation
            Unaudited Consolidated Pro Forma Statement of Operations
                 For The Twelve Months Ended March 31, 2000




                             Unadjusted  Adjustment for  Pro Forma    Adjusted
                            Statement of   Nonvolatile  Adjustments Statement of
                             Operatons     Electronics               Operations
                             March 31,    Incorporated                 March 31,
                               2000                                      2000

Revenue:
Research and Development                  $5,120,152                  $5,120,152
Product Sales                                371,383                     371,383
License Fees                                 525,000                     525,000
System sales                  3,198,703                (3,198,703)(1)          -
Maintenance fees and
  other revenue                 658,590                  (658,590)(1)          -
                              __________________________________________________
Total revenue                 3,857,293    6,016,535   (3,857,293)(1)  6,016,535


Expenses
Research and Development                   5,096,122                   5,096,122
Cost of Sales                                203,901                     203,901
Selling, general, and
  administrative expenses       434,456    1,004,328     (434,456)(1)  1,004,328
Maintenance and other           176,521                  (176,521)(1)          -
                              __________________________________________________
Total Expenses                  610,977    6,304,351     (610,977)(1)  6,304,351


Income (loss) from
  continuing operations       3,246,316     (287,816)  (3,246,316)(1)  (287,816)


Gain on sale of Premis
  Systems Canada              1,529,537                (1,529,537)(1)          -
Interest income, net            129,705       15,083                     144,788
Interest expense                             (44,018)                   (44,018)
Other income (expense)           34,132                                   34,132
                              __________________________________________________
Income (loss) from
  continuing operations
  before income taxes         4,939,690     (316,751)  (4,775,853)(1)  (152,914)

Income tax expense (benefit)   (244,328)                  244,328 (2)          -
                              __________________________________________________
Net (loss) income            $4,695,362   $ (316,751) $(4,531,525)(2) $(152,914)

Income per share
Basic                        $      .92   $        -  $      (.91)    $    (.01)
Diluted                      $      .92   $           $      (.91)    $    (.01)


Shares used in computing
  income per share
Basic                         5,099,412                               16,769,530
Diluted                       5,099,412                               16,769,530


(1) Reflects the elimination of discontinued operations of PREMIS Corporation..

(2) Reflects the elimination of income tax expense due to the net operating loss of NVE.







                              PREMIS Corporation
            Unaudited Consolidated Pro Forma Statement of Operations
                   For the Three Months Ended June 30, 2000



                             Unadjusted  Adjustment for  Pro Forma    Adjusted
                            Statement of   Nonvolatile  Adjustments Statement of
                             Operatons     Electronics               Operations
                              June 30,    Incorporated                 June 30,
                               2000                                      2000

Revenue:
Research and Development                  $ 1,192,242                $ 1,192,242
Product Sales                                 146,427                    146,427
License Fees                                  181,250                    181,250
Maintenance fees and
  other revenue                  68,757                   (68,757)(1)          -
                              __________________________________________________
Total revenue                    68,757     1,519,919     (68,757)(1)  1,519,919
                              __________________________________________________

Expenses
Research and Development                    1,241,980                  1,241,980
Cost of Sales                                  47,826                     47,826
Selling, general, and
  administrative expenses        14,999       326,748     (14,999)(1)    326,748
Maintenance and other            53,832                   (53,832)(1)          -
                              __________________________________________________
Total Expenses                   68,831     1,616,554     (68,831)(1)  1,616,554
                              __________________________________________________

Income (loss) from
  continuing operations             (74)      (96,635)         74 (1)   (96,635)

Interest income, net             10,254         6,430                     16,684
Interest Expense                               (8,141)                   (8,141)
Other income (expense)            3,257        75,089                     78,346
                              __________________________________________________
Income (loss) from
  continuing operations
  before income taxes            13,437       (23,257)         74 (1)    (9,746)

Income tax expense (benefit)          -             -                          -
                              __________________________________________________
Net (loss) income             $  13,437    $  (23,257)   $     74 (1) $  (9,746)
                              __________________________________________________

Income per share
Basic                         $       -    $        -                 $        -
Diluted                       $       -    $        -                 $        -

Shares used in computing
  income per share
Basic                         5,293,952                               16,804,650
Diluted                       5,293,952                               16,804,650


(1) Reflects the elimination discontinued operations of PREMIS Corporation.






                                 PREMIS Corporation
                  Unaudited Consolidated Pro Forma Balance Sheet
                                As of June 30, 2000




                             Unadjusted  Adjustment for  Pro Forma    Adjusted
                              Balance      Nonvolatile  Adjustments   Balance
                               Sheet       Electronics                 Sheet
                              June 30,    Incorporated                 June 30,
                                2000                                     2000

ASSETS

Current Assets:
Cash and cash equivalents    $1,043,342  $   686,392                $ 1,729,734
Accounts Receivables             17,747    1,490,123                  1,507,870
Inventories                                  784,856                    784,856
Prepaids and other assets        40,000       49,420                     89,420
                             __________________________________________________
Total current assets          1,101,089    3,010,791                  4,111,880

Fixed Assets
Machinery and equipment                    1,240,391                  1,240,391
Furniture and fixtures                        35,498                     35,498
Leaseholds                                   348,887                    348,887
Construction in progress                      77,571                     77,571
                                           1,702,347                  1,702,347

Accumulated Depreciation                   1,164,007                  1,164,007
Property and equipment, net                  538,340                    538,340
Total assets                 $1,101,089  $ 3,549,131  $        -    $ 4,650,220


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Note Payable                                 294,707                    294,707
Accounts payable                  2,778      243,946                    246,724
Accrued Expenses                 10,068      204,129                    214,197
Deferred Revenue                           1,389,600                  1,389,600

Total liabilities                12,846    2,132,382                  2,145,228

Stockholders' equity:
Preferred A                                   16,750     (16,750)(1)          -
Common Stock                     52,934       28,238      86,875 (1)    168,047
Additional paid-in capital    3,875,559    4,734,794  (2,910,375)(1)  5,699,978
Accumulated deficit          (2,840,250)  (3,363,033)  2,840,250 (1) (3,363,033)

Total stockholders' equity    1,088,243    1,416,749           -      2,504,992

Total liabilities and
  stockholders' equity       $1,101,089  $ 3,549,131 $         -     $4,650,220




(1) Reflects the recapitalization of the Company, the elimination of the Company's retained deficit, and the elimination of NVE Common Stock and the NVE Series A Preferred Stock, each in accordance with GAAP guidelines regarding purchase adjustments associated with accounting for a reverse acquisition.



Basis of Presentation

The merger will be accounted for using the reverse purchase method of accounting. Since the Company will issue new shares of common stock in exchange for outstanding shares of NVE capital stock, the current shareholders of the Company are expected to retain approximately 6% of all of the outstanding shares of common stock. In applying generally accepted accounting principles ("GAAP"), the merger will be accounted for as a reverse acquisition by NVE. Under GAAP, the merger will be deemed to be equivalent, for accounting purposes, to NVE's issuance of its capital stock in exchange for the fair market value of the assets and liabilities of the Company. As a result, no goodwill will be recorded, and the assets of NVE and its subsidiaries will continue to be recorded at their historic values.


The unaudited consolidated pro forma statement of operations data included herein is based on the historical year ended December 31, 1999 audited statement of operations of NVE, adjusted to coincide with the March 31, 2000 year end results of the Company. NVE's statement of operations results for the year ended March 31, 2000 were derived by adding results from continuing operations for the three month period ended March 31, 2000 to, and deducting the results from continuing operations for the three month period ended March 31, 1999 from, NVE's statement of operations results for the year ended December 31, 1999.


All Company operating results prior to September 30, 2000 relate to discontinued operations and have been excluded from the accompanying unaudited consolidated pro forma statement of operations in accordance with Securities and Exchange Commission guidelines.



                             THE ANNUAL MEETING
General

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting to be held on November 20, 2000 at 3:00 p.m. (Minneapolis time) at the Ramada Inn Plaza, Minnetonka, Minnesota, and at any adjournment or postponement.

Matters to Be Considered

At the meeting, the holders of record of our common stock as of October 30, 2000, the record date, will: (1) consider and vote upon a proposal to approve the Merger Agreement; which includes an amendment to and restatement of the Articles of Incorporation which, among other things, (a) changes the corporate name to "NVE Corporation," and (b) increases the number of authorized shares of the capital stock to 50,000,000 shares, including 30,000,000 of common stock, par value $.01 per share, and 20,000,000 undesignated shares which can be designated at the discretion of the Board of Directors as common stock, par value $.01 per share or preferred stock, (2) adopt the 2000 Stock Option Plan, and (3) elect four directors. If Proposal 1 is not approved, the Company will consider implementing the plan to liquidate and dissolve, which was approved by the shareholders at the annual meeting in July 1999, or seek shareholder approval for extension of the period for completing an acquisition.

Record Date; Shareholders Entitled to Vote; Voting; Quorum

October 15, 2000 is the record date for the determination of the holders of common stock entitled to notice of and to vote at the meeting. As of that date, there were 5,293,952 shares of common stock outstanding. Each holder is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on all matters properly submitted for consideration at the meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum at the meeting.



PROPOSAL 1:  APPROVAL OF THE MERGER AGREEMENT


The Merger

FOR YOUR CONVENIENCE, WE HAVE SUMMARIZED MATERIAL ASPECTS OF THE MERGER. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION. WE ENCOURAGE YOU TO READ APPENDIX A. SEE ALSO "THE MERGER AGREEMENT."

Effects of the Merger

Upon consummation of the merger, NVE will be merged with and into PREMIS, PREMIS will continue as the surviving corporation, and the separate existence of NVE will cease. At the effective time of the merger, (1) each share of NVE common stock outstanding immediately prior to the effective time (other than shares owned by PREMIS or NVE) will be converted into 3.5 shares of common stock of the surviving corporation, subject to adjustments for, among other things, stock dividends by either the Company or NVE occurring after the date of the Merger Agreement, (2) each share of NVE common stock owned by NVE or the Company immediately prior to the effective time will be canceled and extinguished without any conversion thereof, (3) each share of PREMIS common stock outstanding immediately prior to the effective time will be converted into 0.2 shares of common stock of the surviving corporation, (4) the name of the surviving corporation will be changed from PREMIS Corporation to NVE Corporation, and (5) the Board of Directors of the Company will be the Board of Directors of NVE.

Based upon the exchange ratios determined on August 17, 2000, and the number of shares of common stock of NVE and PREMIS outstanding as of August 17, 2000, and assuming no change prior to the effective time of the merger, the former NVE shareholders will own an aggregate of 15,745,860 shares of PREMIS (93.7%, or 94.2% assuming exercise of all outstanding options and warrants) and the holders of PREMIS common stock immediately prior to the effective time will own 1,058,791 shares of PREMIS (6.3%, or 5.8% assuming exercise of all outstanding options and warrants). As a result, the NVE shareholders receiving shares of common stock pursuant to the merger would have the ability to control the election of the Company's entire Board of Directors and the affairs of the Company, including, but not limited to, all fundamental corporate transactions such as acquisitions, mergers, consolidations and the sale of substantially all of the Company's assets.

Effective Time

If the Merger Agreement is adopted by the requisite vote of the PREMIS shareholders and all of the other conditions described under "The Merger Agreement--Certain Conditions to Consummation" are satisfied or waived (to the extent permitted by the Merger Agreement), then, unless the Merger Agreement is previously terminated, the merger will be consummated and become effective at the time designated in the Articles of Merger to be filed with the Minnesota Secretary of State as soon as is practicable thereafter. For purposes of this Proxy Statement, "effective time" means the date the Articles of Merger are filed with the Minnesota Secretary of State.

The Merger Agreement provides that the Company and NVE will cause the effective time to occur as promptly as practicable after approval by the PREMIS shareholders and the satisfaction or waiver (to the extent permitted by the Merger Agreement) of the other conditions described under "The Merger Agreement--Certain Conditions to Consummation," but in no event later than ten business days after all such conditions have been satisfied or waived, or on such date as may be mutually agreed to by PREMIS and NVE's respective Boards of Directors. We cannot assure you that all conditions to the Merger will be satisfied. The Merger Agreement may be terminated prior to the effective time by either PREMIS or NVE in certain circumstances, whether before or after approval of the Merger Agreement by the PREMIS shareholders. See "The Merger Agreement --Termination."

Fractional Shares

We will not issue certificates or scrip representing fractional shares of common stock. Instead, all fractional shares will be rounded up to the nearest whole number.

Restrictions on NVE Stock

The common stock issued in the merger to the NVE shareholders will be issued without registration under the Securities Act of 1933 or applicable state securities laws in reliance upon exemption from registration pursuant to
Section 4(2) and related regulations of the Securities Act and various state exemptions. As required by such exemptions, these shares will bear restrictions on transferability for two years after issuance (and indefinitely thereafter in the case of NVE shareholders who become "affiliates" of the new company). However, the Company currently plans to pursue the registration of such shares, thus allowing for free tradeability.

Background of the Merger; Reasons for the Merger

In November 1999, PREMIS completed the sale of substantially all its operating assets and does not currently have any active business operations. In December 1999, PREMIS made a partial liquidating distribution of cash to its shareholders, leaving approximately $1.0 million in liquid assets. We have since used our remaining resources to pursue a business combination with another entity engaged in other lines of business.

Our business relationship with NVE began in early February of 2000, when Mr. Terrence Glarner, a member of the Board of Directors of both NVE and PREMIS, suggested to Mr. F. T. Biermeier, president and Chief Executive Officer of PREMIS, that a combination with NVE might be in the best interest of both companies. Mr. Glarner suggested that the two companies meet directly (without Mr. Glarner's involvement) to determine whether mutual interest existed.
Mr. Biermeier reviewed materials on NVE products and on February 22, 2000 met by teleconference with Dr. James Daughton, President and Chief Executive Officer of NVE, and members of his staff, to discuss research, development, products and plans for NVE. Mr. Daughton was informed that PREMIS had approximately $1.0 million in cash resources, public shareholders, and its stock traded on the OTC Bulletin Board. Mr. Biermeier expressed a high level of interest in the technology and prospects for NVE; however, it became apparent to Mr. Biermeier, that NVE needed more capital during the coming year than would be available at that time from the combination of NVE and PREMIS.
It was decided that the best course of action would be to watch several NVE potential developments during the coming months and have further discussions in the summer.

 In the interim, Mr. Biermeier had several telephone conversations with Mr. Glarner about the progress of NVE toward its goals and objectives for the year.
 During one of those calls, Mr. Glarner suggested that Mr. Biermeier again contact Mr. Daughton. After discussions with Mr. Daughton regarding NVE developments, Mr. Biermeier met with Mr. Daughton and Mr. Irish, a member of the Board of Directors of NVE, at the NVE headquarters in Eden Prairie, Minnesota on August 11, 2000. At that meeting Mr. Daughton and Mr. Irish discussed new developments in packaging of isolators, significant new research contracts for the years 2001 and beyond, and other potential sources of capital which greatly reduced the NVE capital requirements for the coming year. Mr. Biermeier then proposed a transaction whereby NVE would become a public entity by entering into a business combination transaction with PREMIS. At this meeting, Mr. Daughton expressed his belief that the increased visibility which results from public company status could lend credibility to NVE and enhance its marketing efforts. Mr. Daughton, Mr. Irish and Mr. Biermeier then discussed the framework of a potential business combination transaction. Mr. Daughton and Mr. Biermeier agreed to explore further the possibility of such a business combination with their respective Boards of Directors.

After the meeting, Mr. Biermeier reviewed his discussions with Mr. Daughton and proposed parameters of a potential letter of intent with the PREMIS Board of Directors (Mr. Glarner did not attend the meeting to avoid the potential for a
conflict of interest).   The PREMIS Board of Directors indicated its support
for the objectives and opportunities to enhance shareholder value and decided to approve the issuance of a letter of intent to proceed with the transaction. Mr. Daughton received similar feedback and direction from NVE's Board of Directors, with Mr. Glarner abstaining.

On August 13, 2000 Mr. Irish and Mr. Biermeier had telephone discussions on a number of important aspects of a possible business combination transaction.

On August 15, 2000, Mr. Biermeier, Mr. Daughton, and Mr. Irish met by teleconference to discuss a number of important aspects of a possible transaction, including relative ownership of the Company after the potential transaction and the Company's listing status with NASDAQ. Thereafter, Mr. Daughton and Mr. Biermeier continued telephone discussions on a number of other important aspects of a possible business combination transaction.
On August 17, 2000, the parties signed a letter of intent outlining the proposed terms of the transaction. The parties then proceeded with the preparation of the definitive merger agreement. Following approval of the Merger Agreement by the respective Boards of Directors, the parties executed the Merger Agreement on September 22, 2000.

Favorable Recommendation of the Company's Board of Directors

Our Board of Directors believes that the terms and conditions of the Merger are fair from a financial point of view to the PREMIS shareholders and that the merger is in the best interests of PREMIS and its shareholders. We have not requested or obtained a third party evaluation of the fairness of the transaction.

OUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT. Our directors intend to vote all shares of common stock under their control in favor of such proposal.

NVE's Reasons for the Merger

The decision of the NVE Board of Directors and shareholders to enter into the Merger Agreement is based upon their conclusion that the merger affords NVE an opportunity to access capital markets for the development of its GMR (giant magnetoresistance) materials based products and will provide greater liquidity for the NVE shareholders.

Regulatory Approval

Neither we nor NVE believe that any regulatory approvals are or will be required in connection with the merger.

Management of the Company and the Surviving Corporation After the Merger

If the merger is approved at the annual meeting, the directors of the Company will, after the effective time, be James Daughton, Terrence Glarner, Herbert Goronkin, and Robert Irish. All current officers of both PREMIS and NVE will resign and it is contemplated that the new board of directors will elect the following officers:

James Daughton, President and CEO
Richard George, Treasurer and CFO

James Daughton, President and Director, age 64, has been a Director of NVE since its inception in 1989. He has been President since 1992. From 1974 to 1989 he held various positions in research and product development, including the position of vice president, solid state research and product development
for Honeywell, Inc.   From 1964 to 1974 he held various positions in the
development of magnetic and semiconductor memory devices for IBM Corporation. He received a doctorate in electrical engineering from Iowa State University in 1963. He is a member of advisory boards at Iowa State University and the University of New Orleans and is an adjunct professor of physics at the University of Minnesota. He has more than 20 issued or pending patents, primarily dealing with thin magnetic films and devices.

Richard George, Chief Financial Officer, age 56, has been Chief Financial
Officer since March, 1995.   From 1991 to 1995 he served as controller at NVE.
From 1966 to 1991 he held various financial and financial management positions in the areas of operations and contracts at Honeywell Inc. Mr. George received a B.A. in economics in 1966 from the University of Minnesota, where he later took graduate courses in law and management

Terrence Glarner, Director, age 57, has been a director since August, 1999. Since February, 1993 Mr. Glarner has been the President of West Concord Ventures, Inc. He also currently consults with Norwest Venture Capital, an entity affiliated with Norwest Growth Fund, Inc. Prior to starting West Concord Ventures, Inc., Mr. Glarner was the President of North Star Ventures, Inc. from 1988 to February 1993, a firm which he joined in 1976. From 1968 to 1976 Mr. Glarner was a Securities Analyst and Vice President in the Research Department of Dain Bosworth, Inc. He has a BA in English from the University of St. Thomas, a JD from the Law School of the University of Minnesota, and is a Chartered Financial Analyst. Mr. Glarner supervised investments in approximately 100 small companies during his involvement with North Star. Mr. Glarner currently serves as a director of five publicly-held companies including: Aetrium, Cima Labs, Datakey, and FSI, all of which are publicly-held companies. He is also a director of Oncotech, Inc.

Herbert Goronkin, Director, age 64, has been a director since 1995. From 1977 to the present, Dr. Goronkin has held various positions including the position of Vice President and Director of the Physical Research Laboratory at Motorola Laboratories in Pheonix, Arizona. He has more than 25 patents and has authored numerous papers. He received BS, MS and Doctorate degrees in physics from Temple University in 1961, 1962, and 1973, respectively. He is a Fellow of the IEEE and a member of both the American Physical Society and Sigma Xi.

Robert H. Irish, Director, age 61, has been a director since 1992 and was a founding investor in NVE. He recently formed The RICE Group to consult in Information Technology. Since 1994 Mr. Irish has held a number of sales, consulting, and technical positions, most recently with Compuware and Drodea Software. From 1988 to 1994 he was a consultant and co-investor with Norwest Venture Capital. From 1981 to 1988 he was the Executive Vice President of Centron DPL responsible for Technical Marketing, Product Marketing, and Research and Development. Prior to that he worked at IBM, from 1966 to 1981, in management, sales and systems. He attended Rensselaer Polytechnic Institute and then received a BS in Physics from Syracuse University in 1965. He has 3 issued patents dealing with magnetic intrusion detection systems.

If the merger is not approved at the annual meeting, the directors will be the PREMIS nominees elected at the meeting. It is contemplated that if the merger is not approved, the current officer, F. T. Biermeier, President and CEO, will remain in office.

Interests of Certain Persons in the Merger

One of the PREMIS directors, Terrence Glarner, is also a member of the Board of Directors of NVE and an associate of Norwest Venture Capital, a significant NVE shareholder. Mr. Glarner was instrumental in the introduction of PREMIS to
NVE.   Mr. Glarner has not received any special fee or other compensation for his services and he has abstained from voting on the merger as a director of NVE and PREMIS. He intends to vote for the merger as an NVE shareholder (individually and on behalf of Norwest Venture Capital) and has indicated that he intends to vote for the merger as a PREMIS shareholder (individually).

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock of PREMIS as of October 15, 2000 and assuming consummation of the merger and the issuance of common stock to NVE's shareholders and the Company's shareholders, on such date, by (a) each person known by the Company to be the beneficial owner of more than 5% of outstanding common stock of PREMIS, (b) each director, (c) each nominee for election as director, (d) all executive officers and directors as a group, and (e) all post merger executives officers and directors as a group.


                                         Pre-Merger            Post-Merger
                                    ____________________  _____________________
                                       Shares               Shares
    Name                            Beneficially          Beneficially
                                      Owned(1)  Percent     Owned(1)    Percent


F.T. Biermeier                     1,936,751(2)(3) 36.6%    387,350(2)(3)   2.3%
Mary Ann Calhoun                      25,000         *        5,000          *
Gerald F. Schmidt                     25,000(4)      *        5,000(4)       *
S. Albert D. Hanser                   30,000(4)      *        6,000(4)       *
Terrence W. Glarner                   16,000(5)      *        3,200(5)       *


All directors and executive
officers of PREMIS (pre-merger)
as a group (5 persons)             2,032,751(6)    38.4%    401,555(6)      2.4%


Norwest Venture Capital                                   7,577,434        45.2%
James Daughton                                            2,849,021(7)     17.0%
Motorola, Inc.                                            1,750,000        10.4%
Herber Goronkin                                           1,750,000(8)     10.4%
Richard George                                              507,500(9)      3.0%
Robert Irish                          10,000         *      197,761(10)     1.2%
Terrence Glarner                      16,000(5)              31,200(11)      *


All NVE directors, executive
officers, and owners of more
than 5% of the stock (post-merger)
as a group (7 persons)                26,000(6)      *   12,912,916(6)     76.6%



*Less than 1%.
(1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of the record date, or within 60 days after such date, are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group. Unless otherwise indicated, each person named or included in the group has sole voting and investment power with respect to the shares of common stock set forth opposite the shareholder's name.
(2) Includes 75,000 shares pre-merger and 15,000 shares post-merger held by record by Sandra J. Biermeier.
(3)  Includes 30,000 shares pre-merger and 6,000 shares post-merger held by John
     F. Biermeier, a minor child.
(4) Includes 10,000 shares pre-merger and 2,000 shares post-merger that may be acquired pursuant to exercise of options.
(5) Includes 5,000 shares pre-merger and 1,000 shares post-merger that may be acquired pursuant to exercise of options.
(6)  See notes (4) - (5) above.
(7) Includes 50,000 shares pre-merger and 175,000 shares post-merger that may be acquired pursuant to exercise of options.
(8)  Includes 1,750,000 shares held by Motorola Corporation.   Mr. Goronkin
     represents on the Board of Directors of NVE.
(9) Includes 10,000 shares pre-merger and 35,000 shares post-merger that may b acquired pursuant to exercise of options.
(10) Includes 2,000 shares pre-merger and 7,000 shares post-merger that may be acquired pursuant to exercise of options.
(11) Includes 2,000 shares pre-merger and 7,000 shares post-merger that may be acquired pursuant to exercise of options




Accounting Treatment

The merger will be accounted for as a business combination utilizing the reverse acquisition method with NVE being the accounting acquiror under generally accepted accounting principles. As such, the merger will be treated as an acquisition using the purchase method of accounting with no change in the recorded amount of NVE's assets and liabilities. The assets and liabilities of the Company that are acquired as a result of the merger will be recorded at their fair market values.

Certain Federal Income Tax Consequences

We intend that the merger will be treated as a tax-free reorganization within the meaning of the Code, and that no income, gain or loss will be recognized by the Company or its shareholders as a result of the consummation of the merger other than the shareholders exercising dissenters' rights under the Minnesota Business Corporation Act. Dissenting shareholders of the Company may be subject to state and federal taxation as described below. We have not requested or received an opinion by counsel or independent certified accountants, or a ruling from the Internal Revenue Service (the "IRS"), to the effect that the merger qualifies as a reorganization under Section 368(a) of the Code.

To assist you in analyzing your choices, we have summarized the federal income tax consequences of exercise of dissenters' rights under currently existing provisions of the Code, the Treasury Regulations under the Code, applicable judicial decisions, and administrative rulings, all of which are subject to change. Due to the complexity of the Code, the following discussion is limited to the material federal income tax aspects of the merger for a Company shareholder who properly exercises his or her dissenters' rights under the Minnesota Business Corporation Act, who is a citizen or resident of the United States and who, on the date of disposition of the holder's shares of common stock, holds the shares as a capital asset. The general tax principles discussed below are subject to retroactive changes that may result from subsequent amendments to the Code. The following discussion does not address the material federal income tax aspects of the merger for any dissenting shareholder who is not a citizen or resident of the United States. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address the effect on taxpayers subject to special treatment under the federal income tax laws (such as life insurance companies, tax-exempt organizations, S corporations, trusts, and taxpayers subject to the alternative minimum tax). In addition, the following discussion may not apply to dissenting shareholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. We have not requested the Internal Revenue Service to rule or issue an opinion on the federal income tax consequences of the merger. ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, FOREIGN, STATE, AND LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF THEIR SHARES IN THE MERGER.

For federal income tax purposes, the exchange of common stock for cash pursuant to the merger will be treated as a distribution in redemption of common stock from each holder of the Company's common stock who properly exercises dissenter's rights, subject to the provisions of Section 302 of the Code.
Under the rules of Section 302, the determination of whether the exchange of common stock for cash pursuant to the exercise of dissenter's rights has the effect of a distribution of a dividend will be made, on a shareholder by shareholder basis, by comparing the proportionate, percentage interest of a shareholder after the merger with the proportionate, percentage interest of such shareholder before such transaction. In making this comparison, there must be taken into account (a) any other shares of common stock actually owned by such shareholder, and (b) any such shares considered to be owned by such shareholder by reason of the constructive ownership rules set forth in Section 318 of the Code. These constructive ownership rules apply in certain specified circumstances to attribute ownership of shares of a corporation from the shareholder actually owning the shares, whether an individual, trust, partnership or corporation, to certain members of such individual's family or to certain other individuals, trusts, partnerships or corporations. Under these rules, a shareholder is also considered to own any shares with respect to which the shareholder holds stock options.

Under applicable IRS guidelines, such a redemption involving a holder of a minority interest in the Company whose relative stock interest in the Company is minimal, who exercises no control over the affairs of the Company and who experiences a reduction in the shareholder's proportionate interest in the Company, both directly and by application of the foregoing constructive ownership rules, generally will not be deemed to have resulted in a distribution of a dividend under the rules set forth in Section 302(b)(1) of the Code. Accordingly, the federal income tax consequences to the Company's shareholders who exercise dissenters' rights will generally be as follows:

(a) Assuming that the shares of common stock exchanged by a dissenting shareholder for cash in connection with the merger are capital assets in the hands of the dissenting shareholder at the effective time (and the exchange does not result in a distribution of a dividend under Section 302 of the Code), such dissenting shareholder may recognize a capital gain or loss by reason of the consummation of the merger.

(b) The capital gain or loss, if any, will be long-term with respect to shares of common stock held for more than twelve months as of the effective time, and short-term with respect to such shares held for twelve months or less.

(c) The amount of capital gain or loss to be recognized by each dissenting shareholder will be measured by the difference between the amount of cash received by such dissenting shareholder in connection with the exercise of dissenters' rights and such dissenting shareholder's adjusted tax basis in the common stock at the effective time.

(d) An individual's long-term capital gain is subject to federal income tax at a maximum rate of 20%, while any capital loss can be offset only against other capital gains plus $3,000 of other income in any tax year ($1,500 in the case of a married individual filing a separate return). Capital losses in excess of these limits can be carried forward to future years.

(e) A corporation's long-term capital gain is subject to federal income tax at a maximum rate of 35%, while any capital loss can be offset only against other capital gains in any tax year, subject to the carryback and carryforward rules of the Code.

Cash payments made pursuant to the merger will be reported to the extent required by the Code to dissenting shareholders and the IRS. Such amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding of such tax at a rate of 31% may apply to certain dissenting shareholders by reason of the events specified in Section 3406 of the Code and the Treasury Regulations promulgated thereunder, which include failure of a dissenting shareholder to supply the Company or its agent with such dissenting shareholder's taxpayer identification number. Accordingly, Company dissenting shareholders (or other payees) will be asked to provide the dissenting shareholder's taxpayer identification number (social security number in the case of an individual, or employer identification number in the case of other dissenting shareholders of the Company) on a Form W-9 and to certify that such number is correct. Withholding may also apply to Company dissenting shareholders who are otherwise exempt from such withholding, such as a foreign person, if such person fails to properly document its status as an exempt recipient. Each dissenting shareholder of the Company, and, if applicable, each other payee, should complete and sign a Form W-9 to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company.

THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF SHARES OF COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE TRANSACTION (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).


                           THE MERGER AGREEMENT

FOR YOUR CONVENIENCE, WE ARE PROVIDING A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY (APPENDIX A).

General

Upon consummation of the merger, NVE will be merged with and into PREMIS, PREMIS will continue as the surviving corporation, and the separate existence of NVE will cease. At the effective time, (1) each share of NVE common stock outstanding immediately prior to the effective time (other than shares owned by PREMIS or NVE) will be converted into 15,746,860 shares of common stock of the surviving corporation, subject to adjustments for, among other things, stock dividends by either the Company or NVE occurring after the date of the Merger Agreement, (2) each share of NVE common stock owned by NVE or the Company will be canceled and extinguished, (3) each share of PREMIS common stock outstanding immediately prior to the effective time will be converted into 0.2 shares of common stock of the surviving corporation, and (4) the name of the surviving corporation will be changed from PREMIS Corporation to NVE Corporation.

All shares of NVE common stock converted into shares of PREMIS common stock in the merger will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

Certain Representations and Warranties

The Merger Agreement contains various representations and warranties of each of the Company and NVE relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (a) organization, corporate powers, and qualification to do business; (b) due authorization, execution, delivery and performance of the Merger Agreement; (c) the absence of conflicts of the Merger Agreement and the transactions contemplated thereby with any provision of the Articles of Incorporation or Bylaws of the Company or NVE or any statute, ordinance, rule, regulation, order, decree, note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation and the absence of required filings, permits, consents, approvals, or notices; (d) capital structure; (e) accuracy of financial statements provided by each to the other party; (f) absence of certain undisclosed liabilities; (g) absence of material adverse changes; (h) absence of material legal proceedings; (i) compliance with applicable laws; (j) rights to use of intellectual property; (k) material contracts and leases; (l) rights to use of properties; (m) taxes; (n) employee benefit plans; (o) accuracy of certain disclosures; (p) labor matters; and (q) absence of broker's or finder's fees.

The Company has also made certain additional representations and warranties to NVE relating to (a) the authorization and validity of the shares of common stock to be issued pursuant to the Merger Agreement and (b) the filing of reports and other documents with the Securities and Exchange Commission.

Certain Covenants

Pursuant to the Merger Agreement, the Company has agreed that, prior to the effective time, except as expressly contemplated by the Agreement or as otherwise consented to by NVE, the Company (a) will carry on its business in the usual, regular and ordinary course; (b) will not dispose of or encumber any of its properties or assets; (c) will not split, combine or reclassify any of its capital stock, declare any dividends on or make any other distribution in respect of such shares, or amend its Articles of Incorporation or Bylaws or similar governing documents; (d) will not issue, sell, authorize or propose the sale or issuance of, or purchase, acquire or propose the purchase or acquisition of any shares of the capital stock of NVE or securities convertible into, or rights, warrants or options (including employee stock options) to acquire any such shares or other convertible securities; (e) will not acquire or agree to acquire by merging or consolidating with or into, purchasing substantially all of the assets or stock of, or otherwise, any material assets, any assets outside of the ordinary course of business, or any business or any corporation, partnership, association or other business organization or division thereof; (f) will not adopt or amend in any material respect any agreement related to employees or employee benefits; (g) will not incur, assume or prepay any long-term debt or, except in the ordinary course of business under existing lines of credit, incur or assume any short-term debt, assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other person or make any loans, advances or capital contributions to or investments in any other person; and (h) will not take, agree to take, or knowingly permit to be taken any action to do or to be done anything in the conduct of its business that would be contrary to or in breach of any terms of the Merger Agreement or would cause any of the representations and warranties of the Company to be or become untrue in any material respect. Pursuant to the Merger Agreement, NVE has agreed that, prior to the effective time, except as expressly contemplated by the Merger Agreement or as otherwise consented to by the Company, NVE (a) will carry on its business in the usual, regular and ordinary course; (b) will not dispose of or encumber any of its properties or assets; (c) will not split, combine, reclassify any of its shares or declare any dividends on or make any distributions in respect of the shares or amend its Articles or Certificate of Incorporation or Bylaws or similar governing documents; (d) will not issue, sell, authorize or propose the sale or issuance of or purchase, acquire or propose the purchase or acquisition of any shares of the capital stock of NVE or securities convertible into, or rights, warrants or options (including employee stock options) to acquire, any such shares or convertible securities, except as expressly provided by the Merger Agreement;
(e) will not acquire or agree to acquire by merging or consolidating with or into, purchasing substantially of the assets or stock of, or otherwise, material assets, any assets outside of the ordinary course of business, or any business or any corporation, partnership, association or other business organization or division thereof; (f) will not adopt or amend in any material respect any agreement related to employees or employee benefit plans; (g) will not incur, assume, or prepay any long-term debt or, except in the ordinary course of business under existing lines of credit, incur or assume any short-term debt, assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other person or make any loans, advances or capital contributions to or investments in any other person; and (h) will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business that would be contrary to or in breach of the terms or provisions of the Merger Agreement or would cause any of the representations or warranties of NVE contained therein to be or become untrue in any material respect.

The Company and NVE have each also agreed to (a) provide the other and its accountants, counsel, advisers and other authorized representatives full access to any and all premises, properties, contracts, commitments, books, records and other information; (b) use their best efforts to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by the Merger Agreement; (c) use their best efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement; (d) promptly inform the other party in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions to closing; and (e) not issue any press release or other information to the press or any third parties with respect to the Merger Agreement or the transactions contemplated thereby without the prior written consent of the other.

Limitations on Solicitation of Transactions

The parties have agreed that, until the earlier of the effective time or the termination of the Merger Agreement, neither the Company nor NVE nor any officer, director or employee of (or any investment banker, attorney, accountant or any representative retained by) either NVE or the Company, shall, either directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or proposals by, or engage in any discussions or negotiations with, any corporation, partnership, person or other entity or group which it is reasonably expected may lead to, or which relates to, any takeover proposal. Each party will promptly advise the other orally and in writing of the receipt and content of any such inquiries or proposals. "Takeover proposal" shall mean any proposal for a merger of the business, or any other combination involving the Company or NVE for the acquisition of a substantial equity interest in the Company or NVE or a substantial portion of the assets of the Company or NVE other than the one contemplated by the Merger Agreement.

Certain Conditions to Consummation of Merger

Pursuant to the Merger Agreement, each party's respective obligations to effect the merger are subject to the fulfillment at or prior to the effective time of various conditions, including the following: (a) the Merger Agreement shall have been approved and adopted by the affirmative vote of the shareholders of the Company and NVE in accordance with applicable law; (b) no statute, rule, regulation, executive order, decree, order or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority prohibiting or materially and adversely restricting the consummation of the merger; (c) the representations and warranties of the Company and NVE, respectively, contained in the Merger Agreement shall be true and correct in all material respects at and as of the effective time as if made at and as of such time, except as affected by the transactions contemplated by the Merger Agreement; and (d) the Company and NVE shall each have performed in all material respects the obligations under the Merger Agreement required to be performed by it at or prior to the effective time.

Termination

Pursuant to the Merger Agreement, the Merger Agreement may be terminated and the merger may be abandoned at any time prior to the effective time, notwithstanding the approval of the Merger Agreement by the shareholders of NVE, (a) by mutual consent of NVE and the Company; (b) by either the Company or NVE if, without fault of such terminating party, the merger shall not have been consummated on or before December 31, 2000; or (c) by either the Company or NVE, if any court of competent jurisdiction or other governmental body shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the merger and such order, judgment or decree shall become final and nonappealable.

In the event of termination of the Merger Agreement and the merger, the Merger Agreement shall be void, and there shall be no liability on the part of either party to the other except that each party shall be required to pay its own expenses.

Indemnification

The Company and NVE have each agreed to, and shall immediately upon demand, defend, indemnify and hold harmless the other from, against, and in respect of any liabilities, penalties, interests, costs, expenses or other damages or deficiencies incurred as a result of any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant under the Merger Agreement or from any misrepresentation in or omission from any certificate, schedule or other instrument furnished or to be furnished by the indemnifying party and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) incident to any of the foregoing. Any claims for indemnification under the Merger Agreement shall be effected through an adjustment in the number of shares of Common Stock to be issued to the shareholders of NVE or the Company. No claims for indemnification may be brought by either party against the other unless and until the aggregate amount of such claims exceeds $50,000. In addition, all claims must be brought on or before the first anniversary of the effective time unless either written notice of such claim was provided by one party to the other on or prior to such first anniversary or such claim involves fraud or a knowing and intentional breach or nonperformance of the Merger Agreement.

Expenses

Under the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such costs and expenses.


         AMENDMENT AND RESTATEMENT OF THE ARTICLES OF INCORPORATION

General

Article I of the Articles of Incorporation, as amended, currently provides that the name of the Company is "PREMIS Corporation," Article III of the Articles of Incorporation, as amended, currently provides for 10,000,000 authorized shares of common stock, par value $.01 per share.

In connection with the consummation of the merger, the Board of Directors has approved an amendment to and restatement of the Articles of Incorporation, a copy of which articles of incorporation as so amended and restated (the "Restated Articles") is attached to this proxy statement as Appendix B. The principal changes made to the Articles of Incorporation by the Restated Articles include (a) changing the corporate name of the Company to "NVE Corporation", (b) increasing the number of authorized shares of capital stock to 50,000,000 shares, including 30,000,000 of common stock, par value $.01 per share, and 20,000,000 undesignated shares which can be designated at the discretion of the Board of Directors as common stock, par value $.01 per share or preferred stock.

If the Merger Agreement is approved by the Company's shareholders, the Restated Articles would become the current articles of incorporation of the Company upon the consummation of the merger. If the Merger Agreement is not approved by the Company's shareholders, or if the merger is not consummated for any reason, the Restated Articles would not be adopted and the Articles of Incorporation, as previously amended, will remain in effect.

Purposes and Effects

Change in Name. The Board of Directors believes that the corporate name of the Company should be changed to reflect the Company's intention to operate the business of NVE after the Merger.

Change in Authorized Capital Stock. Except for shares to be issued upon consummation of the merger and the shares reserved for issuance under outstanding options and warrants, the Company has no agreements or understandings concerning the issuance of any additional shares of common stock. However, if all of the holders of NVE common stock receive shares of common stock upon consummation of the merger, the present number of authorized but unissued shares of common stock would be inadequate to allow for all such issuances. In addition, the Board of Directors believes that the increased authorization of shares is advisable at this time so that shares will be available in the future on a timely basis if such need arises in connection with stock splits or dividends, financings, acquisitions or other corporate purposes. This will enable the Company to take advantage of market conditions, the availability of favorable financing, and opportunities for acquisitions without the delay and expense associated with convening special shareholders' meetings.

Unless required by law, the Articles of Incorporation or the rules of any stock exchange on which the shares may in the future be listed, the Board of Directors will be able to provide for the issuance of the additional shares without further action by the Company's shareholders and no further authorization by the shareholders will be sought prior to such issuance. If the common stock qualifies for listing on the Nasdaq National Market or the Nasdaq SmallCap Market, under existing Nasdaq regulations approval by a majority of the holders of the shares of common stock would be required prior to the original issuance of additional shares in certain circumstances, including (a) in connection with certain stock plans, (b) in connection with certain acquisitions if the number of shares of common stock to be issued (including securities convertible into or exercisable for shares of common stock) is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of such common shares, or (c) if the issuance would result in a change in control of the Company.

Although not designed or intended for such purposes, the effect of the proposed increase in the authorized shares might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of the Company and the removal of management, which holders of common stock might otherwise deem favorable. The authority of the Board of Directors to issue shares might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of the Company because the issuance of additional shares would dilute the voting power of the shares then outstanding. Shares could also be issued to purchasers who would support the Board of Directors in opposing a takeover bid which the Board of Directors determines not to be in the best interests of the Company and its shareholders. The overall effect of the ability of the Board of Directors to issue additional shares may be to delay or prevent attempts by other persons or entities to acquire control of the Company without negotiations with the Board of Directors.

There are no preemptive, subscription, conversion or redemption rights pertaining to the common stock currently outstanding or to be authorized under the Restated Articles. The absence of preemptive rights could result in a dilution of the interest of existing shareholders if additional shares of common stock are issued. Holders of the common stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available for dividends and to share ratably in the assets of the Company available upon liquidation.

Each share of common stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than 50% of all of the outstanding shares can elect all of the directors. Significant corporate transactions such as amendments to the Articles of Incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of common stock. Other matters to be voted upon by the holders of common stock normally require affirmative vote of a majority of the shares present at the particular shareholders meeting.

The effect of the proposed authorization of undesignated shares would allow the Board of Directors, without additional action by the shareholders, to designate one or more series of common stock or preferred stock to be issued from time-to-time, to establish the preferences, limitations and relative rights of any such series and to authorize the issuance of shares of any such series. Such authority is limited by Minnesota law, the rules of any securities exchange on which shares of common stock are then listed and any other applicable laws or regulations. Any series of preferred stock could have dividend, voting, liquidation and other rights that are senior to the rights of the common stock. The issuance of any shares of preferred stock likely would dilute the voting power of the outstanding shares of common stock and reduce the portion of the dividends and liquidation proceeds payable to the holders of the outstanding shares of common stock.

The ability to authorize and issue preferred stock offers the Board of Directors additional flexibility in connection with possible future actions such as: stock splits or stock dividends, the sale of stock to raise additional capital, acquisitions of properties or businesses where the use of preferred stock is deemed advantageous, establishing strategic relationships with corporate partners and distributions of stock for general corporate purposes. Preferred stock enhances the Company's ability to accomplish any of aforementioned actions by providing the Board of Directors with the authority to vary the preferences, limitations and relative rights of the issued securities. Currently, there are no plans to issue any series of preferred stock for any particular purposes.

The Board of Directors could, in the future, use the authorized but unissued undesignated shares of preferred stock as an anti-takeover device to impede a takeover or acquisition of control of the Company or its stock. The authorization of preferred stock may deter a takeover attempt deemed by the holders of the common stock to be in their best interests or in which holders of common stock may be offered a premium over market price for their shares of common stock. Also, the authorization of undesignated shares could facilitate the adoption of a shareholders rights plan ("poison pill") by the Company, which is an anti-takeover device. The Board is not recommending the authorization of undesignated shares to thwart any existing or percived take-over effort or threat.

Waiver of Director Liability and Indemnification

The Company's Articles of Incorporation and the Restated Articles limit personal liability for breach of the fiduciary duty of the Company's directors, to the fullest extent provided by the Minnesota Business Corporation Act. Such Articles eliminate the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on breach of the director's duty of loyalty to the Company, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct, liability based on payments of improper dividends, liability based on violations of state securities laws and liability for acts occurring prior to the date such provision was added. Any amendment to or repeal of such provision will not adversely affect any right or protection of a director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

In addition, the Minnesota Business Corporation Act and the Company's Bylaws provide that officers and directors of the Company have the right to indemnification from the Company for liability arising out of certain actions to the fullest extent permissible by law. This indemnification may be available for liabilities arising in connection with the merger. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to such indemnification provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

State Law Provisions with Potential Anti-Takeover Effect

Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board of Directors and to discourage an unsolicited takeover of the Company, if the Board of Directors determines that such a takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company, which could deprive the Company's shareholders of opportunities to sell their shares of sommon stock at prices higher than prevailing market prices.

Section 302A.671 of the Minnesota Statutes applies, with certain exceptions, to any acquisition of voting stock of the Company (from a person other than the Company, and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisition by a majority vote of the shareholders of the Company prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then-fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

Section 302A.673 of the Minnesota Statutes generally prohibits any business combination by the Company, or any subsidiary of the Company, with any shareholder that purchases 10% or more of the Company's voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Board of Directors of the Company before the interested shareholder's share acquisition date.

Transfer Agent and Registrar

Corporate Stock Transfer, Denver, Colorado, is the transfer agent and registrar for the common stock and will process the exchange of shares.


                        RIGHTS OF DISSENTING SHAREHOLDERS

Under the Minnesota Business Corporation Act, the holders of our common stock are entitled to dissenters' rights with respect to the merger. The following is a summary of your rights if you dissent. The summary is not a complete description and, because the rules for preserving and asserting dissenters' rights are very technical and strictly enforced, it is very important that you read Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "Minnesota Dissenters' Rights Statute"), which are attached as Appendix C.

Under the Minnesota Business Corporation Act, you have the right to dissent from the merger and, subject to certain conditions provided for under Minnesota law, to receive payment for the fair value of your shares of common stock immediately prior to the merger. If the shareholders approve of the Merger Agreement, shareholders will be bound by the terms of the Merger Agreement unless they dissent by complying with all of the requirements of the Minnesota Dissenters' Rights Statute. To demand such payment, you should carefully review the Minnesota Dissenters' Rights Statute, and in particular the procedural steps. IF YOU FAIL TO COMPLY PRECISELY WITH THESE PROCEDURAL REQUIREMENTS YOU WILL LOSE YOUR RIGHT TO DISSENT.

If you wish to dissent, you must deliver to the Company, prior to the vote on the merger Agreement, a written notice of intent to demand payment for your shares if the merger is effectuated. Such notice should be sent to PREMIS Corporation, C/O Moss & Barnett, 4800 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402-4129, Attn: Janna R. Severance. In addition, you must not vote to approve the Merger Agreement. If you fail to deliver the notice on time or vote to approve the Merger Agreement, you will not have any dissenters' rights. If you return a signed proxy but do not specify a vote AGAINST approval of the Merger Agreement or a direction to abstain, the proxy will be voted for approval of the Merger Agreement, which will have the effect of waiving your dissenters' rights.

If the Merger Agreement is approved at the meeting, the Company will deliver a written dissenters' notice to all of its shareholders who gave timely notice of intent to demand payment and who did not vote in favor of the Merger Agreement. The Company's notice will:

* state where the payment demand and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

* inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

* supply a form for demanding payment and requiring the dissenting shareholder to certify the date on which such shareholder acquired his or her shares of common stock; and

* be accompanied by a copy of the Minnesota Dissenters' Rights Statute.

In order to receive fair value for your shares of common stock, you must demand payment within 30 days following the date of the Company's notice, deposit your shares and provide the other information required by such notice. We may restrict the transfer of shares from the date of the demand for payment until the merger is completed; however, you retain all other rights of a shareholder of the Company until those rights are canceled by the merger.

Upon the completion of the merger, or upon receipt of the payment demand (whichever is later), we must pay each dissenter who complies with the Minnesota Dissenters' Rights Statute the amount we estimate to be the fair value of the dissenter's shares of common stock plus accrued interest, except for shares of common stock acquired by a dissenter after the date of the first announcement to the public of the merger. The payment must be accompanied by certain financial information concerning the Company, a statement of our estimate of the fair value of the shares, an explanation of the method used to reach the estimate, a brief description of the procedure to demand supplemental payment, and a copy of the Minnesota Dissenters' Rights Statute.

If you believe the amount remitted by us is less than fair value for the shares of common stock plus interest, you may notify the Company in writing of your estimate of the fair value of the shares and the amount of interest, and may demand additional payment, by following the procedures set forth in the Minnesota Dissenters' Rights Statute.


                               RISK FACTORS

You should consider the following risks in deciding whether or not to approve the Merger Agreement. The risks described below are not the only risks involved in this transaction; rather, they are risks that we have identified as the most significant risks as of the date of this proxy statement.

The liquidity of our stock may be limited by broker-dealer regulations concerning sales of "penny stock." Federal regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") regulate the trading of so-called "penny stocks" (the "Penny Stock Rules"), which are generally defined as any security not listed on a national securities exchange or The Nasdaq Stock Market ("Nasdaq"), priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. In addition, equity securities listed on Nasdaq that are priced at less than $5.00 per share are deemed penny stocks for the limited purpose of Section 15(b)(6) of the Exchange Act. Therefore, trading of the Company's common stock if it continues to be priced below $5.00 per share, will be subject to the provisions of Section 15(b)(6) of the Exchange Act, which make it unlawful for any broker-dealer to participate in a distribution of any penny stock without the consent of the Commission if, in the exercise of reasonable care, the broker-dealer is aware of or should have been aware of the participation of a previously sanctioned person. In such event, it may be more difficult for broker-dealers to sell the common stock, and purchasers of shares of common stock may experience difficulty in selling such shares in the future in secondary trading markets.

So long as the common stock is not traded in the Nasdaq SmallCap Market or Nasdaq National Market, trading, if any, is subject to the Penny Stock Rules. Under Exchange Act Rule 15g-8, broker-dealers must take certain steps prior to selling a penny stock. Many brokers refrain from any trading in such stock as a result of the requirements which include:

* obtaining financial and investment information from the investor;

* obtaining a written suitability questionnaire and purchase agreement signed by the investor;

* providing the investor with a written identification of the shares being offered and in what quantity; and

* delivering to the investor a written statement setting forth the basis on which the broker-dealer approved the investor's account for the transaction.

If the Penny Stock Rules are not followed, the investor has no obligation to purchase the shares. Accordingly, the application of the Penny Stock Rules makes it more difficult for broker-dealers to sell the common stock and purchasers may have difficulty in selling the shares in secondary trading markets.

Effective on July 17, 1998, PREMIS common stock was delisted from trading on the Nasdaq National Market and the Nasdaq SmallCap Market. We may apply for initial listing of the common stock upon completion of the merger. To qualify, we must comply with the applicable requirements for initial inclusion on the Nasdaq SmallCap Market, including a minimum bid price of $4.00. In addition, all companies listed on the Nasdaq SmallCap Market must meet specific corporate governance requirements. A company applying for listing on the Nasdaq SmallCap Market must meet three additional requirements: (a) the company must have either net tangible assets of more than $4 million, a market capitalization of $50 million or net income of $750,000; (b) the company must have a public float of 1 million shares; and (c) the market value of such public float must be more than $5 million. Additionally, the company must have a minimum of 300 round lot shareholders and there must be at least three market makers in the company's common stock. Failure by a company to comply with these requirements, which currently are not being met, may result in the company's common stock not qualifying for listing on the Nasdaq SmallCap Market. For listing on the Nasdaq National Market, we must comply with certain initial listing requirements that are more stringent than the comparable initial listing requirements for the Nasdaq SmallCap Market.

The success of NVE's proposed operations is highly speculative. The success of the proposed plan of operation will depend to a great extent on the operations, financial condition and management of NVE, if the merger is consummated.

PREMIS has experienced significant competition for business opportunities. We are an insignificant participant in the business of seeking business combination transactions with other entities. A large number of established and well financed entities, including venture capital firms, are active in mergers and acquisitions of business entities that may be desirable candidates for a strategic combination with the Company. These competitors have significantly greater financial resources, technical expertise and managerial capabilities than we do. Consequently, we have been at a competitive disadvantage in identifying possible business combination opportunities.

Your investment will not be diversified. The merger will result in a business combination with only one business opportunity entity. Consequently, our activities will be limited to those engaged in by NVE. Our inability to diversify into a number of areas may subject us to economic fluctuations within a particular business or industry and therefore increase the risks associated with the Company's operations.

NVE will gain control and management of the Company. The merger will result in a shift in control to the shareholders of NVE and a change in directors and officers of the Company. Based upon the exchange ratios described in this proxy statement and the number of shares of NVE common stock and PREMIS common stock outstanding as of the record date, and assuming no change prior to the effective time, the aggregate number of shares of common stock issuable to shareholders of NVE would be 15,801,860 or approximately 93.7% of the common stock outstanding immediately following the consummation of the Merger (approximately 94.1% on a fully diluted basis assuming the exercise of all outstanding options and warrants to purchase shares of common stock exercisable at a per share purchase price of $5 or less). The current Company shareholders will only own approximately 6.3% of the outstanding shares of common stock immediately following the merger (approximately 5.9% on a diluted basis). As a result, the NVE shareholders receiving shares of common stock pursuant to the merger would have the ability to control the election of the Company's entire Board of Directors and the affairs of the Company, including, but not limited to, all fundamental corporate transactions such as acquisitions, mergers, consolidations and the sale of substantially all of the Company's assets.

You may experience volatility in the price of our stock. If the merger is consummated, the market price of the common stock may be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new software, services or products by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors, and significant sales into a low volume trading market, many of which are beyond our control. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology and service companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the common stock. In the past, following periods of volatility in the market price for a company's securities, securities class action litigation often has been instituted. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's business, financial condition and operating results.

We are and will be controlled by a small number of shareholders. Following the merger, the directors and executive officers of the Company will beneficially own approximately 77% of our outstanding common stock. As a result, such directors, officers and certain principal shareholders of the Company may have the ability to effectively control the election of the Company's entire Board of Directors and the affairs of the Company, including, but not limited to, all fundamental corporate transactions such as acquisitions, mergers, consolidations and the sale of substantially all of the Company's assets.

NVE is dependent on key personnel. For the foreseeable future, NVE will place substantial reliance upon the personal efforts and abilities of James Daughton, Chief Executive Officer. The loss of his services likely would have a material adverse effect on the business, operations, revenues and/or prospects of NVE. NVE currently has key man life insurance covering Dr. Daughton. The success of NVE is also dependent upon its ability to retain and hire additional highly skilled personnel. Competition among technology companies for experienced personnel is intense. There can be no assurance that NVE will be able to retain such personnel or hire and retain additional qualified and skilled personnel.

The new company does not intend to pay dividends. NVE intends to retain all earnings in the foreseeable future for continued growth and does not expect to declare or pay any cash dividends in the foreseeable future. Moreover, the Company's ability to pay dividends in the future may be restricted by its covenants with commercial lenders and institutional investors.

There are risks associated with management of a changing business. NVE has experienced substantial changes in and expansion of its business and operations and expects to continue to experience periods of rapid change in connection with its intended development of GMR products. NVE's past expansion has placed, and any future expansion would place, significant demands on NVE's administrative, operational, financial and other resources. NVE expects operating expenses and staffing levels to increase substantially in the future.
 In particular, NVE intends to hire a significant number of additional skilled personnel, including persons with experience in the semiconductor industry, and, in particular, persons with sales and marketing experience. Competition for such personnel is intense, and there can be no assurance that NVE will be able to attract or retain additional highly qualified senior managers and technical persons in the future. NVE also expects to expend resources with respect to future expansion of its accounting and internal management systems and the implementation of a variety of new systems and procedures. In addition, NVE expects that future expansion will continue to challenge NVE's ability to hire, train, motivate and manage its associates. If NVE's revenues do not increase in proportion to its operating expenses, NVE's management systems do not expand to meet increasing demands, NVE fails to attract and retain qualified personnel, or NVE's management otherwise fails to manage NVE's expansion effectively, there would be a material adverse effect on NVE's business, financial condition and operating results.

There are risks associated with entering new markets. To obtain market share in the sales of sensors and isolators requires time for manufacturers to test, design and prototype new products. New product development cycles may take several years before a product is ready for market and sold in volume. During the development period, NVE or its representatives must assist the manufacturer with samples and technical support while achieving only minimal revenues.
These long manufacturer development cycles may extend beyond the financial strength of the company or the will of its distributors to endure.

The new company will need additional financing. NVE expects that it will need to raise additional funds in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. If additional funds are raised through the issuance of equity securities, the percentage ownership of shareholders will be reduced, shareholders may experience additional dilution in net book value per share, or such equity securities may have rights, preferences or privileges senior to those of the holders of NVE common stock. Additional financing may not be available when needed on terms favorable to NVE, if at all. If adequate funds are not available on acceptable terms, NVE may be unable to develop or enhance its services and products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on NVE's business, financial condition and operating results.

The new company may undertake acquisitions, joint ventures and other strategic relationships. While NVE has no current agreements with respect to any potential acquisitions, NVE may make acquisitions. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations and products, diversion of management's attention from other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired companies. No assurance can be given as to the ability of NVE to consummate any acquisitions or integrate successfully any operations, personnel, services or products that might be acquired in the future, and the failure of NVE to do so could have a material adverse effect on NVE's business, financial condition and operating results.

The new company may find its MRAM patents and sublicense rights to be insufficiently broad to insure its participation in a successful MRAM market. NVE believes its issued and applied for patents and the patents which they may sublicensed from Honeywell are important to MRAM technology. If MRAM becomes a successful application of giant magnetoresistance technology in the manufacturing of computer memory, no assurances can be given that it will require the use of NVE or Honeywell patents and therefore generate future license fees and royalties for the new company.


                   CERTAIN INFORMATION CONCERNING PREMIS

PREMIS was incorporated under the laws of the State of Minnesota on April 3, 1982. The Company's executive offices are located at 13220 County Rd. 6, Plymouth, Minnesota.

Description of Business

During the fiscal year ended March 31, 1999, the Board of Directors of the Company determined that greater shareholder value would be obtained by the sale of the Company's business rather than continued operations. See "Recent History and Company Strategy" below. On July 15, 1999 the shareholders of the Company approved the sale of its subsidiary, PREMIS Systems Canada, the distribution of a major portion of the cash assets of the Company to the shareholders as a partial liquidating distribution, and the search for a merger partner for the remaining assets of the Company.

Following the shareholder meeting and prior to the end of the fiscal year ended March 31, 2000, the Company completed the sale of its Canadian subsidiary, made a partial liquidating distribution of $1.1266 per share to its shareholders, and continued to wind down operations and satisfy prior software maintenance commitments. In addition, the Company has been actively seeking a suitable merger partner to maximize the remaining shareholder investment.

Recent History and Company Strategy

With the acquisition of REF Retail Systems Corporation ("REF") on October 1, 1996, the Company's strategy was to rapidly grow the Company and achieve and secure a leadership position as a provider of enterprise-wide information management systems. The Company's business strategy for attainment of its objective was to provide innovative leading edge systems, expand the Company's marketing and sales efforts to capitalize on first to market product advantages, and pursue strategic acquisitions of complementary products and service capabilities.

In September 1996 (prior to the Company's acquisition of REF), REF entered into a subcontractor arrangement with NCR Corporation ("NCR") in support of the United States Postal Service ("USPS") POS ONE project to upgrade point of sale systems in various post office locations throughout the United States. Under the subcontractor arrangement with NCR, the Company's OpenStore product framework and architecture would serve as the foundation of the point of sale system for the USPS. Just prior to the acquisition of REF by the Company, REF, in conjunction with NCR, decided to make significant changes to the underlying framework architecture of OpenStore in support of the USPS POS ONE project.
The changes to the framework were expected to enhance the marketability of the commercial release of OpenStore. However, the time and effort devoted to these changes resulted in significant delays in the commercial release of OpenStore, which worked to the detriment of the Company's commercial prospects for OpenEnterprise.

In August 1998, to improve its cash flow and reduce the breadth of its product support obligations, the Company announced a software license agreement with NCR, which amended the subcontract for the USPS POS ONE program (the "NCR Agreement"). The NCR Agreement eliminated the Company's obligations under its previous USPS POS ONE subcontract with NCR and licensed the Company OpenStore technology to NCR for use in the USPS POS ONE project. The Company received two payments of $3,250,000 under the NCR Agreement - the first in 1998 and the second in September 1999.

As a result of the initial delays encountered with the release of OpenStore, discussed above, and other factors, including the continued depletion of cash reserves, the Company undertook a search for a corporate partner and/or a purchaser of the Company. From April 1998 until February 1999, the Company, with the assistance of an investment banking firm, engaged in an exhaustive and unsuccessful search for a corporate partner and/or a purchaser of the Company. On February 4, 1999, the Board of Directors of the Company voted to propose the liquidation of the Company to its shareholders. On April 20, 1999, the Company entered into an agreement, subject to shareholder approval, to sell all of its stock in REF (renamed PREMIS Systems Canada ), which held title to the OpenEnterprise products, to ACA Facilitair, BV (ACA), a Netherlands company.
On July 15, 1999, the shareholders of the Company approved the sale of the Canadian subsidiary, a partial liquidating distribution, and the search for a merger partner.

However, in 1999 the Company's Board of Directors re-evaluated this strategy and adopted a new strategy which involved termination of the Company's operations and the exploitation of its software products through sale or licensing to others. Sale of the Company's Canadian business was approved by the shareholders at the Annual Meeting in July 1999 and consummated in November 1999.

At our 1999 annual meeting, our shareholders authorized the sale of substantially all our assets, which positioned us as an attractive business partner for an entity seeking a strategic combination with a publicly traded corporation. Our management believes that such a combination will serve the interests of our shareholders better than a liquidation and distribution of assets to shareholders. If the Merger Agreement is approved by the shareholders, it is our intention to complete the merger. If for any reason the merger is not consummated, it is our intention to proceed to liquidate and dissolve (as authorized by the shareholders at the 1999 annual meeting).

Since November 17, 1999, when we completed the sale of our assets, our principal activity has been the investigation of potential acquisitions and the termination of our discontinued operations. Day-to-day operations are administered on an as-needed basis by F.T. Biermeier, our president and chief executive officer. Mr. Biermeier, along with the other members of our board of directors, are overseeing the business acquisition process.

Market Price and Dividend Data

Our common stock is currently trading on the Over The Counter Bulletin
Board under the symbol, "PMIS."   The following table sets forth, for the
fiscal quarters indicated, a summary of the high and low closing prices of the common stock from April 1, 1998 to September 30, 2000. Prices through July 17, 1998 are high and low closing sale prices as reported by the Nasdaq National Market. The Company's common stock was delisted from the Nasdaq National Market, effective the close of business on July 17, 1998, for failure to satisfy the revised listing maintenance standards adopted by Nasdaq. Prices for the periods after July 17, 1998 represent high and low bids as reported on the Over-the-Counter Bulletin Board system of the National Association of Securities Dealers, Inc. Such bid information reflects inter-dealer prices, without retail mark-up, mark-down, or commissions and does not necessarily reflect actual transactions.

                       Common Stock
                      Low        High

Fiscal 1999

First Quarter        $1.125     $1.797
Second Quarter         .75       1.406
Third Quarter          .75       1.313
Fourth Quarter         .375      1.00

Fiscal 2000

First Quarter         $.594      $.938
Second Quarter         .734      1.000
Third Quarter          .250      1.282
Fourth Quarter         .375      1.406

Fiscal 2001

First Quarter         $.438     $1.031
Second Quarter         .438       .818


On September 23, 2000, the last full day of trading prior to the announcement that the Company had entered into the Merger Agreement, the highest, lowest and last reported sale price per share of common stock were $0.7812, $0.7188 and $0.7812, respectively. On October 10, 2000, the last reported sale price per share of common stock on the Over The Counter Bulletin Board was $0.3125. This quotation reflects inter-dealer prices, without retail markup, markdown or commission and may not reflect actual transactions. WE URGE YOU TO OBTAIN A CURRENT MARKET QUOTATION FOR YOUR SHARES.

We have never paid or declared any cash dividends on our common stock and we do not intend to declare any dividends in the foreseeable future (whether or not the merger is completed).

On December 4, 1999, in connection with the final sale of assets, the Company made a distribution in partial liquidation to its shareholders. If the merger is not approved or completed, we expect to dissolve the Company and to liquidate all remaining assets to the shareholders.



    CERTAIN INFORMATION CONCERNING NONVOLATILE ELECTRONICS INCORPORATED

General

NVE develops, produces, and markets components made from advanced magnetic materials combined with integrated circuits. NVE was formed in 1989 as a spin-off from Honeywell and has been an research and development company funded largely by government contracts, and to a lesser extent by product sales, licenses and royalties, and sale of stock. NVE sold and shipped the products using giant magnetoresistance ("GMR") materials in 1995 and the first known products combining GMR materials with integrated circuits in 1998. NVE has the capabilities to deposit and optically define conductor, dielectric, and metal films, and has full integrated circuit and magnetic device design capability. NVE believes it complies with federal, state, and local environmental and hazardous materials regulations. NVE is certified to manufacture products under ISO 9001 NVE is a recognized leader in the development and application of GMR materials and other advanced magnetic materials. NVE's product areas include sensors, signal isolators, and nonvolatile memories. Contract R&D currently supplies more than half of NVE's revenues, supplements the R&D required for the product areas, and helps to fund operations.

NVE has some limited revenue risks from fluctuations in values of foreign currency because of NVE product sales in Europe. NVE's largest customer is the United States government, and although no problems with contracting currently are known to exist, disqualification as a vendor to the United States government would be a serious setback for NVE.


Products

Sensors:

NVE's sensors combine integrated circuits with giant GMR material.
This GMR material is deposited in layers and lithographically formed into resistors which change value when introduced to a magnetic field. The resistors are then connected together with transistors and resistors to form circuits that are sensitive to magnetic fields. These circuits are then packaged in much the same way as conventional integrated circuits. Other NVE products are produced by similar methods.

NVE sensors are quite small, and they are very sensitive to magnetic fields. In addition, they are able to operate at relatively high temperatures (125 degrees Centigrade and higher). This combination of attributes should allow them to be used in industrial control applications, anti-skid brake systems
(ABS), currency detection, current detection, and medical electronics.

Marketing efforts over the past year have concentrated on pneumatic cylinder position sensing, where three of the top four users have adopted the NVE sensor, and several other smaller users are in the process of converting to the NVE sensor. Targeted major new applications for NVE sensors will be currency detection, in-bearing sensors, and pacemakers.

NVE holds basic US and foreign patents in the GMR material used in its sensor and a US patent in the circuit configuration. It also has know-how in the area of sputtering the GMR materials, method of maintaining process and packaging compatibility with integrated circuits, plating of thick magnetic materials for shielding and flux concentration, sensor and circuit design, and testing techniques. These serve as barriers to competition. To our knowledge no other company manufactures a sensor similar to the NVE sensor.

NVE uses a combination of distributors, manufacturers' representatives, and direct sales, and will probably use this combination for the foreseeable future. Distributors handle smaller orders (typically under $1000). Manufacturers' representatives and direct sales account for larger orders. To date the largest sensor orders have been about $100,000.

NVE is currently developing sensors for the ABS market and for the currency detection market. It typically takes three to five years from start of development to sales in the automotive markets and from one to three years to sales in the industrial controls market.


Isolators:

The isolators reduce or eliminate ground noise in communications carried by wire that is a result of connecting electrical circuits having independent grounds. In some cases it also provides some limited protection against electrical damage. The NVE isolator uses the IsoLoop(r) which is an integrated coil, made by integrated circuit techniques and which is electrically insulated from a sensor made from GMR resistors, and integrated circuits, all packaged in a standard integrated circuit package. The resulting isolator is faster and smaller than any other existing approach and is very cost competitive.

The two main known competing technologies are opto-isolators and inductive isolators. The fastest opto-isolators currently run at frequencies below 20 million cycles per second, and the IsoLoop(r) approach produces isolators which operate at 100 million cycles per second, with potential for IsoLoop(r) isolators that run ten times faster than now achieved. Inductive isolators require special data encoding to transmit logic signals which are not required by IsoLoop(r) isolators. The IsoLoop(r) approach requires less board area than either the opto-isolator or inductive approach.

Isolators are commonly used in communications networks of all kinds. Differences in ground potentials between pieces of electronics gear are virtually impossible to eliminate, and the resulting noise is often many times larger than the logic signals which are being transmitted. The isolator virtually eliminates this noise.

Because of the high speed of the IsoLoop(r) approach, signal isolation in high speed communications will be possible for systems using random signal transmission in wires. Isolation in back planes of PC's and other high speed systems may enable these systems to operate at higher speeds.

IsoLoop(r) products have the potential for high growth, and it is currently expected that the sale of isolator products will be a significant portion of NVE revenues in 2004.

NVE holds a basic patent on using a magnetic sensor and an integrated coil to construct an isolator. Patents containing several improvements on the basic patent have also been filed. These patents, plus know how in the design, processing, packaging, and testing of the IsoLoop(r) products, are the primary barriers to competition to the NVE isolator products.

Initial distribution channels for isolators have been established in Europe, Japan, Korea, China, and Taiwan. Domestic sales have been direct or through appointed distributors to date, but could include distribution through manufacturers' representatives and additional distributors in the future. In addition, initial discussions have taken place with a major producer of opto-isolators who has expressed interest in "private labeling" of IsoLoop(r) products. Sales of isolators to date have been for design analysis and low volume production. Isolators have been sold for testing purposes to many large electronics and semiconductor corporations. The strongest initial interest for these isolators is for applications in data communications in the industrial and telecommunications markets. The typical time from design to production orders in these markets is one to three years.


MRAM:

Magnetoresistive Random Access Memory ("MRAM") was initially invented by Dr. Arthur Pohm and Dr. James Daughton, while they were employed at Honeywell. Dr. James Daughton, founded NVE with the intent to develop commercial applications for MRAM and other GMR products. The MRAM is a nonvolatile memory, i.e. the data is retained after electrical power to the memory chip is removed. Data are stored in the magnetism of thin films of iron, nickel, and cobalt alloys, and data are recovered through the magnetoresistive properties of devices made chiefly of these alloys. After the discovery of GMR, considerable innovative work in MRAM has been done at NVE. NVE invented several memory cells and modes of operation which are being adapted by several large companies including Motorola, IBM, and Honeywell. MRAM is not currently in production at NVE or elsewhere, although there are ongoing development efforts at Motorola, Honeywell, IBM, NVE, USTC, Hewlett Packard, and other companies.

The chief advantages of MRAM over other solid state nonvolatile memory technology are the ability to write fast (much less than 100 billionths of a second) and to write new data indefinitely (other competing technologies are limited to about one million write cycles, and would wear out with continuous writing in less than a second). Applications of interest which could potentially use these properties include cameras and copiers, reconfigurable computing, cell phones, and other "imbedded" memory applications.

NVE believes the patent coverage, which NVE has through its own intellectual property and its rights to sublicense Honeywell MRAM technology, are broad. NVE currently has license agreements with Honeywell, Motorola, and USTC. Motorola has issued a statement lauding the potential of MRAM for imbedded applications such as in cell phones. Under its license agreements, if MRAM products are produced, NVE would receive initial payments equal to or greater than $1,000,000 and royalties based on sales could be significantly higher.

NVE could also potentially produce MRAM niche products, and is currently funded under a research contract, to develop a memory chip for use in reconfigurable computing.

Because MRAM is still in development at NVE and elsewhere, it is difficult to forecast the potential revenue which NVE might receive from licensing and sale of niche memory. Current forecasts anticipate minor revenues from MRAM through 2004, but this could change if holders of MRAM licenses have success in their product development and introduction.


Contract R&D

Contract R&D currently provides a majority of NVE's revenue. It has been the source for the underlying patents and product developments for the sensor, isolator, and MRAM business areas. NVE has won contracts and grants totaling approximately $30,000,000, and hopes to continue to obtain between $4,000,000 and $5,000,000 revenue per year in contract revenue.

In general, the government has the right to require NVE to issue licenses to technology developed under contracts for the purpose of having products made for the government.

NVE currently holds 15 US patents and has 15 US patents pending. NVE has 2 issued foreign patents and 6 foreign patents pending. In addition, by virtue of a technology license agreement with Dr. James Daughton and a subsequent agreement between Dr. Daughton and NVE, NVE can sublicense certain of Honeywell's intellectual property in the MRAM technology.

It is projected that activities in this area will result in additional intellectual property, enhancement to current product lines, additional license revenue, and will offer possibilities for future product areas. While contract R&D is a very important component of NVE's business, the percentage of total NVE revenue from contract R&D may shrink if there is significant growth in product sales.

Competition

Three of NVE's chief competitors in sensors are Honeywell, Allegro, and Phillips. Honeywell and Phillips make magnetoresistive sensors using a traditional nickel iron alloy rather than the GMR materials NVE uses. Allegro makes very cost competitive sensors using the Hall effect in silicon. Silicon Hall sensors are not as sensitive to magnetic fields as NVE's sensors. These competitors and several other sensor producers all have more financial resources, greater R&D budgets, and more developed distribution systems than NVE.

Agilient, a Hewlett Packard spin-off, is the leading producer of high speed opto-isolators. Two of the other top producers of opto-isolators are Siemens and OMRON. These competitors and several other isolator producers all have more financial resources, greater R&D budgets, and more developed distribution systems than NVE.

Motorola, IBM, Hewlett Packard, USTC, and Honeywell have significant R&D efforts in MRAM technology. Hewlett Packard and USTC have stated they plan to introduce MRAM products in the next year, and Motorola has stated they plan to introduce MRAM products within a few years. Significant new inventions by larger companies with more financial resources and greater R&D budgets could erode the value of NVE licenses to MRAM technology.

Employees

NVE currently has 56 employees: one executive, four adminsistrative people, six sales and marketing people, 20 technicians, and 25 scientists. Nine current employees have PhD's.

Legal Proceedings

In March of 2000, Motorola and NVE reached an agreement regarding a complaint filed by NVE against Motorola and Eugene Chen (a Motorola employee) relating to certain intellectual property rights to MRAM technology. As a result of the settlement NVE dropped the suit without prejudice, and Motorola agreed to allow NVE to sublicense a patent related to MRAM and the derivatives of that patent, to pay part of NVE's legal expenses incurred in the suit, and to sign a license agreement related to NVE's intellectual property related to MRAM.



Selected Consolidated Financial Data of Nonvolatile Electronics, Inc.

The following table summarizes certain selected historical consolidated financial data of NVE which should be read in conjunction with the financial statements of NVE, and the notes thereto, set forth elsewhere in this Proxy Statement. The financial data for the two years ended December 31, 1999 have been derived from the audited financial statements of NVE.



                        NVE Statements of Operations


                                                    Year ended December 31

                                                      1999            1998
                                                    ______________________


Revenues:

Research and development                           $5,028,358   $3,880,318
Product sales                                         274,515      230,975
License fees                                          500,000    1,900,000
                                                   _______________________
                                                    5,802,873    6,011,293

Expenses:

Research and development                            5,046,571    4,106,116
Cost of sales                                         194,045      620,766
Selling, general and administrative                   961,024      878,109
                                                   _______________________
Total expenses                                      6,201,640    5,604,991
                                                   _______________________



(Loss) income from operations                        (398,767)     406,302
Other income (expense):                               (24,566)     (28,762)
                                                   _______________________
(Loss) income before extraordinary item              (423,333)     377,540
                                                   _______________________
Net (loss) income for the period and deficit
  accumulated during the development stage         $ (423,333)  $  377,540
                                                   _______________________






                                 NVE Balance Sheets

                                                           December 31
                                                         1999         1998
                                                     _______________________

Assets

Current assets:
  Cash and cash equivalents                          $  563,628   $1,144,749
  Grants and contracts receivable                       955,314      788,123
  Inventories                                           663,216      494,432
  Prepaid expenses and other assets                      42,676       25,549
                                                     _______________________
Total current assets                                  2,224,834    2,452,853



Other assets net of depreciation                        635,083      579,651
                                                     _______________________
Total assets                                         $2,859,917   $3,032,504
                                                     _______________________


Liabilities and shareholders' equity

Current liabilities:
  Note payable - line of credit                      $  317,888   $  350,000
  Accounts payable                                      132,345      163,619
  Accrued expenses                                      205,560      247,564
  Billings in excess of costs on research contracts     139,473       44,418
                                                     _______________________
Total current liabilities                               795,266      805,601

Employee Stock Purchase Plan                                  -      107,331

Shareholders' equity:
  Convertible Preferred Stock, Series A                  16,750       16,750
  Common Stock, par value $.01 per share:                27,544       25,630
  Additional paid-in capital                          4,708,924    4,342,426
  Deficit accumulated during the development stage   (2,688,567)  (2,265,234)
                                                     _______________________
Total shareholders' equity                            2,064,651    2,119,572
                                                     _______________________
Total liabilities and shareholders' equity           $2,859,917   $3,032,504
                                                     _______________________



Management's Discussion and Analysis of Financial Condition and Results of Operations

General

NVE develops, produces, and sells components that combine certain magnetic materials with integrated circuits. Over the past several years NVE has engaged in materials and device research and development funded principally by contracts and grants from agencies of the US government. NVE has been able to license some of its technology, principally nonvolatile memory technology, and has used license payments to establish product designs and production of sensor and isolator products. NVE is currently seeking to expand its product revenue while still relying on government contracts for basic technology development. The expansion of product revenue will require additional product development and marketing expenditures as well as increased working capital to fund receivables and inventories. NVE is seeking investment and revenue from license agreements to fund these expenditures.

Results from Operations

Three and Six Months Ended June 30, 2000 and June 30, 1999.

Revenues before accounting adjustment for the second quarter and six months ended June 30, 2000, were $1,835,659 and $3,215,260, respectively, increases of 5.99% and 6.37% from revenues of $1,731,903 and $3,022,843 for the corresponding periods of the prior year. The increases in revenue were due primarily to increased contract R&D revenues and increased component sales.

Securities and Exchange Commission Staff accounting Bulletin No. 101 on "Revenue Recognition" requires that revenues from licenses with royalty payments be recognized over three years rather than at the point of sale. License revenue from 1998 through 2000 to date are now restated. The cumulative effect on the second quarter and the first six months of the year ending June 30, 2000 restated total revenue were $1,519,919 and $2,982,854, respectively, reflecting adjusted decreases of 12.24% and 1.32% from corresponding periods.

Costs of sales increased by approximately 15.25% and 10.38% to $1,289,806 and $2,488,914, respectively, in the second quarter and first six months of 2000 from $1,119,109 and $2,218,716 in the same periods of 1999.

The restated Gross Margins decreased by approximately 62.45% and 33.60% to $230,113 and $533,940, respectively, for the current quarter and for the first six months of 2000 as compared to $612.794 and $804,127 in the same periods for the prior year. These decreases were due primarily to increased product development costs.

Research and development expenses (non-contract) increased by approximately 348% and 147% to $87,814 and $210,576, respectively, for the current quarter and for the first six months of 2000 as compared to $19,613 and $85,482 in the same periods for the prior year. These increases reflected increased efforts in product development.

Selling, general, and administrative expenses in the second quarter and for the first six months of 2000 decreased by 40.2% and 27.7% to $238,434 and $454,589, respectively, from $398,734 and $628,645 compared to the corresponding periods of 1999. The decrease reflects a more normal rate of legal costs for NVE in 2000 compared to 1999, when patent activities were unusually high and a law suit was active.

Other Income/Expenses showed gains of $73,379 and $69,048 for the current quarter and first six months of 2000, respectively, compared to losses of $4,677 and $4,638 for the corresponding periods in 1999. The sale and lease back of certain equipment used in the NVE production facilities, resulted in a gain of $75,089 in the quarter ending June 30, 2000.

NVE had restated net losses for the quarter and six months ended June 30, 2000 of $23,256 and $674,467, respectively, as a result of the cumulative effect of the accounting change of revenue recognition in year 2000, which were compared to net income of $189,269 and $84,362 for the same periods of the prior year.

Twelve Months Ended December 31, 1999 and December 31, 1998

Revenues for the twelve months ending December 31, 1999 were $5,802,873, a decrease of 3.47% from revenues of $6,011,293 for the year ending December 31, 1998. The decrease in revenue was due primarily an extraordinarily high license revenue in 1998 of $1,900,000 compared with a license revenue of $500,000 in 1999.

Costs of sales increased by approximately 13.8% to $4,842,677 for the year ending December 31, 1999 compared to $4,253,754 for the year ending December 31, 1998. Much of this cost of sales increase was due to matching requirements for funding under terms of an Advance Technology Program (ATP) on isolators with the Department of Commerce.

Gross Margins decreased by approximately 45.4% to $960,196 for the current quarter and for year ending December 31, 1999 as compared to $1,757,540 for year ending December 31, 1998. These decreases were due primarily to higher cost of sales and lower license revenue in 1999.

Research and development expenses (non-contract) decreased by approximately 35.7% to $304,400 for year ending December 31, 1999 as compared to $473,128 for year ending December 31, 1998. These decreases were supplemented by contract funding for isolators under an Advanced Technology Program (ATP) from the Department of Commerce.

Selling, general, and administrative expenses year ending December 31, 1999 increased by 20.1% to $1,052,538 compared to $876,614 year ending December 31, 1998. The increase higher legal costs for patent activities.

Other Income/Expenses showed gains of $24,566 year ending December 31, 1999 compared to $28,758 year ending December 31, 1998. Lower interest income and higher interest expense were the primary causes for the difference.

NVE had a net loss for year ending December 31, 1999 of $423,333 compared to net income of $377,540 year ending December 31, 1998. The primary causes were a lower license revenue in 1999 compared to 1998, and an increase in costs of sales due to matching requirements on a isolator R&D contract from the Department of Commerce.

Liquidity and Capital Resources

NVE had cash on June 30, 2000 of $686,637 compared with $350,774 on June 30, 1999. The increase in cash is primarily due to the collection of receivables from government contracts. NVE's use of cash has been and continues to be primarily for isolator product and business development.

Inflation

Inflation has not had a significant impact on the operations of NVE since its inception. Prices for NVE's products and for the materials and labor going into their products are governed by market conditions. It is possible that inflation in future years could impact both materials and labor in the production of NVE's products. Rates paid by the US Government on R&D contracts are adjustable with inflation.



            PROPOSAL 2: ADOPTION OF THE 2000 STOCK OPTION PLAN

Prior to the Annual Meeting, the Board of the Directors of the Company (the "Board") will have adopted the 2000 Stock Option Plan (the "Plan"), subject to shareholder approval. The purposes of the Plan are to enhance shareholder investment by attracting, retaining and motivating employees and consultants of the Company, and to encourage stock ownership by such employees and consultants by providing them with a means to acquire a proprietary interest in the Company's success. A summary of the Plan is set forth below. This summary is qualified in all respects by reference to the full text of the, which is available from the Company upon written request.

Summary of the Plan

Eligibility and Administration. All employees and consultants of the Company, including officers and directors of the Company, are eligible to receive options under the Plan. The approximate number of persons currently eligible to receive such options is __. The Plan authorizes the granting of options to purchase up to 2,000,000 shares of common stock of the Company ("Stock"). The shares of Stock subject to the options will generally be made available from authorized but unissued shares of Stock.

The Plan will be administered by the Board, or a committee thereof (the "Committee"), which, if the Company is or becomes subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will consist of no fewer than two members of the Board, each member being a "non-employee director," within the meaning of the applicable rules of the Exchange Act. The Committee has full authority, except as limited by law, the Articles of Incorporation or the Bylaws of the Company, to, among other things, award options under the Plan, and determine the size, type and terms and conditions thereof; to construe and interpret the Plan; and to take all other action deemed appropriate for administration of the Plan.

As the Committee, in its sole discretion, determines the employees and consultants who may participate in the Plan, as well as the amount of their Options, it is not possible to state the name or positions of, or the number of Options that may be granted to, the Company's employees and consultants in the future. Currently, the only proposals for the grant of Options under the Plan are in connection with the merger with Nonvolatile Electronics, Inc.

Incentive Stock Options and Nonstatutory Options. The Plan provides both for incentive stock options ("Incentive Stock Options"), which are specifically tailored to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and for options that are not intended to qualify as Incentive Stock Options ("Nonstatutory Options"). Options are typically designated by the Committee at grant as Incentive Stock Options or Nonstatutory Options; however, if an option is granted as an Incentive Stock Options and it does not qualify as such, or ceases to qualify as such, and it is not otherwise terminated, it will be deemed a Nonstatutory Option for purposes of the Plan. The term "Option," as used herein, will mean both Incentive Stock Options and Nonstatutory Options.

In order to obtain certain tax benefits, the Plan establishes special rules for Incentive Stock Options. In particular, the Plan provides that Incentive Stock Options may only be granted to employees, that no individual may receive grants of Incentive Stock Options exercisable for the first time during any calendar year in excess of $100,000 in the aggregate (valued at the time of grant), and that the option price per share for Incentive Stock Options must not be less than the fair market value per share of the Common Stock on the date of grant.

As a result of the application of tax rules limiting the deductibility of certain compensation paid to "named executive officers," certain restrictions also apply to Nonstatutory Options. Although such rules are discussed more fully in the section entitled "Federal Income Tax Consequences," it is important to note that no optionee may be granted Options to purchase a number of shares of Stock in excess of 1,500,000 in any fiscal year.

Terms and Conditions of Options. Except as otherwise described in this Proxy Statement, Options may be granted under the Plan with such terms and conditions as the Committee may from time to time determine. Options are awarded with an exercise price equal to the fair market value of the Stock on the date of grant, and no Option may be exercised later than 10 years from the date of the grant. Payment for Stock purchased upon the exercise of an Option may be made in cash, stock or other cash equivalents or forms acceptable to the Committee.

Unless otherwise determined by the Committee, Options granted under the Plan may not be transferred or assigned and, during the life of the optionee, the Options may be exercised only by said optionee. If an optionee's employment is terminated for cause, as defined in the Plan, all Options terminate immediately. Unless otherwise determined by the Committee, if an optionee ceases continuous status as an employee or consultant for any reason other than death or disability, the optionee's Options may be exercised, subject to the expiration date of the Option, for 30 days after such termination, but only to the extent that they were exercisable on the date of termination. If employment is terminated because of death or disability, the Options may be exercised (subject to the expiration date of the Option) for up to 6 months after such termination, but only to the extent that such Options were exercisable on the date of death or disability.

Changes in Capitalization and Termination. In the event of a subdivision of the outstanding Stock, a declaration of certain dividends, a combination or consolidation of the outstanding Stock, a recapitalization, spin-off or similar occurrence, the Committee may adjust the number of shares of Stock available for future grants, the number of shares of Stock covered by each outstanding Option or the exercise price under each outstanding Option.

The Plan will terminate 10 years from the date it is adopted by the Board. Further, the Board may, at any time, terminate or amend the Plan, except with respect to certain amendments which require shareholder approval under the Code and rules of the Securities and Exchange Commission. In particular, under such rules, any amendment that would materially increase the cost of the Plan to the Company or the benefits to eligible employees would require shareholder approval. No amendment or termination of the Plan by the Board may adversely affect any Option previously granted under the Plan without the consent of the optionee.

Dissolution, Liquidation, Reorganization or Exchange. The Plan provides that in the event of dissolution or liquidation of the Company, the Options will terminate immediately prior to such dissolution or liquidation.
In the event of a merger, exchange or reorganization of the Company, the agreement of merger, exchange or reorganization shall provide for one of the following events: (a) continuation of the Options by the Company, if the Company is the surviving corporation; (b) assumption of the outstanding Options by the surviving corporation (or its parent or subsidiary); (c) substitution by the surviving corporation (or its parent or subsidiary) of its own Options for the outstanding Options; (d) full exercisability or vesting and accelerated expiration of the outstanding Options; or (e) settlement of the full value of the outstanding Options in cash or cash equivalents followed by cancellation of such Options.

Federal Income Tax Consequences

The following is a brief summary of the principal federal income tax consequences under current federal income tax laws relating to awards under the Plan. This summary is not intended to be exhaustive and, among other things, does not describe state or local tax consequences.

In general, an optionee will be subject to tax at the time a Nonstatutory Option is exercised (but not at the time of grant), and he or she will include in ordinary income in the taxable year in which he or she exercises a Nonstatutory Option an amount equal to the difference between the exercise price and the fair market value of the shares of Stock acquired on the date of exercise. The Company will generally be entitled to deduct such amount for federal income tax purposes, except as such deductions may be limited by the Revenue Reconciliation Act of 1993 ("1993 Tax Act"), described below. Upon disposition of shares of Stock, the appreciation (or depreciation) after the date of exercise will be treated by the optionee as either short-term or long-term capital gain or loss depending on whether the shares of Stock have been held for the then-required holding period.

In general, an optionee will not be subject to tax at the time an Incentive Stock Option is granted or exercised. Upon disposition of the shares of Stock acquired upon exercise of an Incentive Stock Option, long-term capital gain or loss will be recognized in an amount equal to the difference between the disposition price and the exercise price, provided that the optionee has not disposed of the Stock within 2 years of the date of grant or within one year from the date of exercise. If the optionee disposes of the Stock without satisfying both holding period requirements (a "Disqualifying Disposition"), the optionee will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the Stock on the date the Incentive Stock Option was exercised or the date of sale. Any remaining gain or loss is treated as short-term or long-term capital gain or loss depending upon how long the Stock has been held. The Company is not entitled to a tax deduction upon either the exercise of an Incentive Stock Option or upon disposition of the Stock acquired pursuant to such exercise, except to the extent that the optionee recognizes ordinary income in a Disqualifying Disposition, and then only to the extent that such deduction is not limited by the 1993 Tax Act.

If the optionee pays the exercise price, in full or in part, with previously acquired shares of Stock, the exchange will not affect the tax treatment of the exercise. If such exercise is effected using shares of Stock previously acquired through the exercise of an Incentive Stock Option, however, the exchange of the previously acquired shares of Stock will be considered a disposition of such Stock for the purpose of determining whether a Disqualifying Disposition has occurred.

Under the provisions of the 1993 Tax Act, the Company will be limited as to the deduction that it may take for otherwise deductible compensation payable to executive officers who, on the last day of the fiscal year, are treated as "named executive officers" in the Company Proxy Statement. The deduction limit on compensation will apply to all compensation, except compensation deemed under the 1993 Tax Act to be "performance-based" and certain compensation related to retirement and other employee benefit plans. The determination of whether compensation related to the Plan is performance-based for purposes of the 1993 Tax Act will be dependent upon a number of factors, including shareholder approval of the Plan, and the exercise price at which Options are granted. The 1993 Tax Act also prescribes certain limitations and procedural requirements in order for compensation to qualify as performance-based, including rules which require that in the case of compensation paid in the form of Options, the option price be not less than the fair market value of the stock at date of grant and that the plan under which the Options are granted states the maximum number of shares of Stock with respect to which Options may be granted during a specified period to any employee.

Current Market Price of Common Stock

        The high bid and low asked prices for shares of Stock as of October 13, 2000, were $0.281 and $0.438, respectively.

Required Vote; Board Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of Stock, present and entitled to vote on the matter, is required to approve the adoption of the 2000 Stock Option Plan.

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THIS PROPOSAL NO. 2.


                  PROPOSAL 3:  ELECTION OF DIRECTORS


The Bylaws of the Company provide that the number of directors shall be as fixed from time to time by resolution of the Board of Directors. The current number of members of the Board of Directors is five (5). The directors elected at this annual meeting or at annual meetings thereafter, or who assume office pursuant to the terms of the Merger Agreement, will serve a one-year term expiring upon the election of their successors at the next annual meeting, unless otherwise determined by the Board or the shareholders. The four persons designated by the Board of Directors as nominees for election as directors at the annual meeting are F. T. Biermeier, Terrence W. Glarner, S. Albert Hanser, Gerald F. Schmidt.

F. T. Biermeier, See Management of PREMIS.

Terrence W. Glarner, Director,  age 57, has been a director since
October 1997. Since 1993, Mr. Glarner has been the President of West Concord Ventures, Inc. Mr. Glarner is also of consul with Norwest Venture Capital, an entity affiliated with Norwest Growth Fund, Inc. Prior to starting West Concord Ventures, Inc., Mr. Glarner was the President of North Star Ventures, Inc. from 1988 to February 1993, a firm which he joined in 1976. Mr. Glarner currently serves as a director of Aetrium, Cima Labs, Datakey, and FSI, all of which are publicly-held companies.

S. Albert D. Hanser, Director, age 63, was elected as a Director of the Company in September 1996. He has served as Chairman of Hanrow Financial Group, Ltd., a merchant banking firm since 1989; as chairman of Astrocom Corporation since 1992; and as chairman of Prevention First Inc. since 1997. Mr. Hanser is also currently a member of the Boards of Directors of Hawkins Chemical, Inc. and E-Z Gard Industries, Inc.

        Gerald F. Schmidt, Director, age 60, has been a Director of the Company since June of 1986. Since 1989, Mr. Schmidt has been President and CEO of Cordova Capital, Inc., a venture capital firm located in Atlanta, Georgia. Cordova Capital is the General Partner in four growth funds with $92 million dollars under management. From 1984 to 1988, he was a Senior Vice President and partner at O'Neill Development Inc., a commercial real estate development firm in Atlanta, Georgia. From 1966 to 1984, he held various positions in sales and marketing management and was Vice President and General Manager of two divisions at Jostens in Minneapolis, Minnesota.

In the event any nominee should be unavailable to stand for election at the time of the annual meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors.


For information concerning compensation of directors, see "MANAGEMENT -Director Compensation."


                            MANAGEMENT OF PREMIS

Directors and Officers

The directors and executive officers of the Company as of September 15, 2000 are as follows:

Name        	                Age     Position
____________________________   ____     _______________________________________
F.T. Biermeier        	        60      President and Chief Executive Officer,
        	        	        Chief Financial Officer and Director
Mary Ann Calhoun        	42      Director
Gerald F. Schmidt        	60      Director
S. Albert D. Hanser        	63      Director
Terrence W. Glarner        	57      Director

F.T. Biermeier has been a Director of the Company since its inception in April 1982. Since May of 1988, he has been President and Chief Executive Officer. From June 1986 to May 1988, he was Chairman and Chief Executive Officer. From April 1982 to June 1986, he was President and Secretary. He also functions as the Company's Treasurer. From 1980 to 1983, he operated an independent management consulting firm, F.T. Biermeier & Associates, Inc. From July of 1986 to January 1988, Mr. Biermeier was President and Chief Executive Officer of Intran Corporation, a supplier of imaging software to publishing organizations, and devoted part-time efforts to the Company. Mr. Biermeier assumed the role of Chief Financial Officer of the Company on April 6, 1999, effective with the resignation of Richard R. Peterson. Mr. Biermeier is married to Mary Ann Calhoun, a Director of the Company.

See "ELECTION OF DIRECTORS" for information concerning the non-employee members of the Board of Directors.

All directors of the Company hold office until the next regular meeting of the shareholders or until their successors are elected and qualify. All officers hold office until their successor is appointed by the Board. There are no arrangements or understandings between any of the directors or officers or any other person pursuant to which any person was or may be elected as a director or selected as an officer of the Company.


Officers

The officers of the Company are elected by the Board of Directors and serve until their successors are elected and qualified, subject to earlier removal by the Board.


Director Compensation

Non-employee directors currently receive $500 per meeting and are reimbursed by the Company for their actual out-of-pocket expenses for telephone, travel, and miscellaneous items incurred on behalf of the Company. In addition, during the fiscal year ended March 31, 2000, each non-employee director received a five-year non-qualified option to purchase 10,000 shares of Common Stock vesting 90 days from the date of grant and exercisable at fair market value as of the date of grant.


Board Committees and Meetings

The Board of Directors has established an Audit Committee currently comprised of Gerald F. Schmidt and S. Albert D. Hanser, who are non-employee members of the Board and are "independent" as defined in Nasdaq listing standards, Rule 4200(d)(15). The audit committee has not adopted a written charter. The purpose of the Audit Committee is to (1) annually select a firm of independent public accountants as auditors of the books, records and accounts of the Company; (2) review the scope of audits made by the independent public accountants; and (3) receive and review the audit reports submitted by the independent public accountants and take such action in respect of such reports as the Audit Committee may deem appropriate to assure that the interests of the Company are adequately protected.

During the year ended March 31, 2000, the Board of Directors met five times and otherwise conducted business by unanimous written action; and the audit committee of the Board did not meet. Each incumbent director attended at least 75% of the meetings of the Board of Directors and each member of the Audit Committee attended the single meeting of that committee.


Executive Compensation.

The following table discloses compensation received by the Company's President and Chief Executive Officer (the "Named Executive Officer") during the fiscal year ended March 31, 2000. No other officer received cash compensation in excess of $100,000.


Summary Compensation Table


                                        Annual Compensation

                             Year                                    Long Term
                             Ended                     Other Annual Stock Option
                             March              Bonus  Compensation Compensation
Name and Principal Position    31,    Salary($)  ($)       ($)          ($)
___________________________ ______  ___________ ______ ____________ ____________


F.T. Biermeier               2000   144,102 (2)   -0-     1,810         -0-
 Chief Executive Officer     1999   128,000       -0-     3,950         -0-
 And President               1998   128,000       -0-     3,382         -0-


(1) Represents contributions to the Company's Employee Retirement 401(k) Plan and other fringe benefits.
(2) Includes separation payments and payments for accrued vacation totaling $57,436.

The Company currently has no employment agreement with Mr. Biermeier or any executive officer. However, in connection with the termination of most of the Company's operations in March and April 1999, and the separation of substantially all of its employees, the Company has agreed to pay executive officers, as separation payment, four months' salary, plus benefits, from the date of separation. F. T. Biermeier the remaining executive officer, will continue to draw salary until liquidation or a business combination is concluded, (except that his salary has been reduced effective September 1, 1999 to reflect part-time engagement in light of the Company's needs). Mr. Biermeier had received four months' salary as separation payment in fiscal 2000 and will receive four months benefits, after the date of termination of his regular salary and separation from employment with the Company.

Stock Options

The Company's 1994 Employee Incentive Stock Option Plan (the "Option Plan"), was adopted to provide incentives to selected employees of the Company. The Board of Directors is authorized to grant options under the Option Plan for purchase of up to 500,000 shares of Common Stock at exercise prices not less than the fair market value of the Common Stock as of the grant date. As of September 15, 2000, there were no outstanding options to purchase shares of Common Stock pursuant to the Option Plan.

In addition to the Option Plan, the Board authorized grant of non-qualified stock options for an aggregate of up to 600,000 shares of Common Stock to employees (including officers) and non-employee directors. As of September 15, 2000, non-qualified options to purchase 30,000 shares were outstanding. Such options are exercisable at an average exercise price of $2.20 per share and, in each case, the exercise price is equal to the fair market value of the Common Stock as of the grant date.

In addition to the Option Plans, the Board authorized warrants to be issued in connection with the secondary offering in September, 1996 and in leiu of consulting fees for various executive search undertakings. As of September 15, 2000, warrants to purchase 199,126 shares were outstanding. Such warrants are exercisable at an average exercise price of $5.92 per share and, in each case, the exercise price was equal to the fair market value of the Common Stock as of the grant date. All warrants expire prior to October 2, 2001.

Option/SAR Grants in Last Fiscal Year

        There were no options granted to the Named Executive Officer during the fiscal year ended March 31, 2000 or the interim period to October 13, 2000.
No options are to be issued by the Company prior to the Merger.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

        There were no option/SAR's exercised by the Named Executive Officer during the fiscal year ending March 31, 2000 or the interim period ending September 15,2000, and there are no unexercised Options/SAR's for the Named Executive Officer as of October 13, 2000.

Retirement Plan

During fiscal year 1995, the Company established a retirement savings plan which qualifies under Internal Revenue Code Section 401(k) ("401(k) Plan"). All employees with at least 90 days of employment are eligible to participate in the 401(k) Plan. The Company's contributions to the 401(k) Plan are based on 15% of employee contributions, which are subject to salary limitations. The Company's contributions to the 401(k) Plan were approximately $13,714 during fiscal 2000. The Plan was terminated on August 31, 1999 and the funds were distributed to the participants.


                    COMPLIANCE WITH SECTION 16(A) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with, except that F. T. Biermeier was delinquent in the filing of one Form 4 concerning the exercise of an option. Such filing has now been completed.


                             OTHER MATTERS

As of this date, the Board of Directors does not know of any business to be brought before the Annual Meeting other than as specified above. However, if any matters properly come before the Annual Meeting, it is the intention of the person named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.


                         PRINCIPAL ACCOUNTANTS

PriceWaterhouseCoopers LLC has served as the principal accountants for the Company since the inception of the Company. PriceWaterhouseCoopers LLC is not expected to attend the Annual Meeting.

Ernst & Young, LLP has served as the principal accountants for NVE since the inception of NVE. Representatives of Ernst & Young, LLP will attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions that may be asked by shareholders.


             DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Because the Company delayed its 2000 annual meeting of shareholders and is unable to set a date for the 2001 annual meeting, the date by which proposals of shareholders must be received by the Company for inclusion in the Company's proxy materials relating to its 2001 annual meeting of shareholders has not been determined. The Company intends to provide such date to its shareholders at a later date in its Quarterly Report on Form 10-Q or some other appropriate filing.


                          AVAILABLE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, accordingly, file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copies made at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of Commission at its Washington, D.C. address at prescribed rates. The Commission also maintains a Web site address, http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, are enclosed herewith and, to the extent indicated below, incorporated herein by reference, as permitted by Schedule 14A under the 1934 Act:


Document                             Portions Incorporated By Reference
____________________________         _________________________________________

Report on Form 10-KSB for the        Financial Statements; Report of the
Fiscal Year ended March 31, 2000     Independent Accountants, Changes in and
                                     Disagreements with Accountants,
                                     Management's Discussion and Analysis of
        	        	     Financial Condition and Results of
                                     Operations

Report on Form 10-QSB for the        Financial Statements; Management's
Quarter ended June 30, 2000          Discussion and Analysis of Financial
                                     Condition and the Results of Operations




DIRECTIONS TO ANNUAL MEETING

Ramada Inn Plaza Hotel, located at Minnetonka, Minnesota, (612)000-0000. From Highway 169 take Highway 394 west, exit at Ridgedale Drive, turn left at the exit lights, pass through 2 stop lights and the hotel is on the left hand side of the road.



APPENDIX A




                          _________________________


                         AGREEMENT AND PLAN OF MERGER

                                by and between

                              PREMIS Corporation

                                     and

                   Nonvolatile Electronics Incorporated (NVE)



                         Dated as of September 22, 2000



                          AGREEMENT AND PLAN OF MERGER



        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of September 22, 2000, between PREMIS Corporation, a Minnesota corporation ("PREMIS"), and Nonvolatile Electronics, Incorporated (NVE), a Minnesota corporation ("NVE").

        WHEREAS, the Board of Directors of PREMIS has approved the acquisition of the NVE by PREMIS pursuant to this Agreement; and

        WHEREAS, the Board of Directors of NVE have approved the merger of NVE with PREMIS (the "Merger" or "Transaction"), upon the terms and subject to the conditions set forth herein;

        WHEREAS, both Boards of Directors have approved the calling of a shareholder meeting to solicit shareholder consent for entering into the acquisition;

        NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, and intending to be legally bound hereby, PREMIS and NVE agree as follows:

ARTICLE I.  THE MERGER

        1.01 The Merger.  At the Effective Time (as defined in Section
1.02), NVE shall be merged with and into PREMIS and the separate existence of NVE shall thereupon cease, with PREMIS being the surviving corporation in the Merger (the "Surviving Corporation").

        1.02 Effective Time of the Merger. The Merger shall become effective at the time specified in the Articles of Merger, to be filed with the Secretary of State of the State of Minnesota (the "Secretary of State") in accordance with Section 302A.615, subd. 2, of the Business Corporation Act of the State of Minnesota (the "Business Corporation Act"). The Articles of Merger shall be delivered by NVE and PREMIS to the Secretary of State concurrently with the closing of the Merger contemplated by this Agreement in accordance with Section 9.01. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are filed and the Certificate of Merger is issued by the Secretary of State.

        1.03 Effects of the Merger. The Merger shall have the effects set forth in Section 302A.641 of the Business Corporations Act.

        1.04 Articles of Incorporation. The Articles of Incorporation of PREMIS shall be amended and restated as of the Effective Time in such manner and to contain such content as the Board of Directors of NVE deems reasonable and appropriate, and such amended and restated articles of incorporation shall be the Articles of Incorporation of the Surviving Corporation, the name of which shall be Nonvolatile Electronics, Inc.

        1.05 By-Laws. The By-Laws of NVE, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

        1.06 Directors. The directors of the Surviving Corporation following the Effective Time shall be the prior members of the Board of Directors of NVE, who shall serve until their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law. The members of the Premis Board of Directors shall all resign effective as of the Effective Time and shall take all action required by governing corporate documents and law to appoin the prior members of the Board of Directors of NVE to serve as the directors of the Surviving Corporation.

        1.07 Officers. As of the Effective Time, the Board of Directors of the Surviving Corporation shall appoint the following individuals to serve as officers of the Surviving Corporation:

      James Daughton, President;
      Richard George, Chief Financial Officer

        1.08 NVE Stock Options. A new stock option plan shall be adopted by the PREMIS shareholders at the Annual Meeting of PREMIS shareholders (the "New Option Plan"). Such plan shall provide for the granting of both incentive and non-qualified stock options, shall have similar content to the stock option plan being used by NVE prior to the Effective Time, and shall have a pool of 2,000,000 shares of common stock reserved for issuance thereunder.

ARTICLE II.  CONVERSION OF SHARES

        2.01 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:
   (a) PREMIS shall effect a consolidation of shares (the "Consolidation") such that not greater than 1,060,000 shares of common stock held by PREMIS shareholders shall be outstanding as of the Effective Time.
   (b) The number of authorized shares of the Surviving Corporation as of the Effective Time and after completion of the Transaction shall be 50,000,000.
   (c) Each outstanding share of NVE's Common Stock, without par value (the "NVE Shares"), owned by NVE shareholders shall be converted into the right to receive 3.5 shares (rounded up to the nearest whole number) of PREMIS Common Stock, $.01 par value (the "PREMIS Shares").
   (d) Each outstanding right to acquire shares of NVE's capital stock, whether in the form of an option, warrant, or otherwise (the "NVE Options"), shall be converted to the right to purchase 3.5 PREMIS Shares (rounded up to the nearest whole number) at a purchase price equal to the exercise price of the NVE Option divided by 3.5 (the "New Options"). The period of exercise and other terms of each New Option shall be substantially the same as the NVE Option being converted and as required under the New Option Plan.
   (e) All outstanding NVE Shares, if any, which are held by NVE shareholders shall be canceled and retired and shall cease to exist..

        2.02 Termination of Stock Plan. The NVE option plan shall terminate as of the Effective Time. Following the Effective Time no holder of an NVE Option shall have any right thereunder to acquire any equity securities of the Surviving Corporation.

        2.03 Exchange Procedures. Prior to the Closing the parties shall enter into an exchange agreement (the "Exchange Agreement") with an agent mutually chosen by the parties (the "Exchange Agent") to administer the exchange of NVE Shares and PREMIS Shares contemplated hereunder. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of NVE Shares and PREMIS Shares (other than certificates held by a holder that has properly exercised, preserved and protected Dissenters' Rights) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificates to such Exchange Agent), and (ii) instructions for use in effecting the surrender of the certificates for the Surviving Corporation
Shares to be received upon conversion of the NVE Shares or consolidation and change of name of the PREMIS Shares, as applicable, at the Effective Time.
Upon proper surrender to the Exchange Agent of such certificates for cancellation, the holder of such certificates shall after the Effective Time be entitled only to the number of Surviving Corporation Shares into which the aggregate number of NVE Shares and PREMIS Shares previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.. Until surrendered as contemplated by this Section 2.03, each certificate for shares of NVE or PREMIS common stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Surviving Corporation Shares as described in this Merger Agreement. The Exchange Agent shall also serve as the transfer agent and registrar for the Surviving Corporation. In the event the transfer agent or exchange agent appointed is other than the previous PREMIS transfer agent, Corporate Stock Transfer, Inc., the costs of implementing the new transfer agent/exchange agent shall be borne by NVE.

        2.04 Lost Certificates. In the event that a certificate for NVE Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to have been lost, stolen or destroyed, the number of PREMIS Shares to which such holder would have been entitled but for failure to deliver such certificate to the Exchange Agent shall nevertheless be delivered to such holder, provided that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payment, require such holder to give the Surviving Corporation a bond in such sum as it may reasonably direct as indemnity against any claim that may be had against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.



ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF NVE

        NVE represents and warrants to PREMIS that, except as previously disclosed to PREMIS in writing or on the Disclosure Schedules attached hereto:

        3.01 Charter Documents

   (a) Corporate Organization. NVE (i) is a corporation duly organized, validly existing and in good standing under the laws of Minnesota, (ii) has all requisite power and authority, corporate and otherwise, to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as now being conducted and (iii) is qualified or licensed to do business and in good standing in every jurisdiction in which the ownership, operation or lease of property by it or the conduct of its business requires such qualification or licensing, except for such failures, if any, to be so qualified and in good standing, which, when taken together with all such other failures, would not in the aggregate have a material adverse effect on the business, financial condition, operations, prospects, properties, assets or liabilities (the "Business") of NVE.
   (b) Articles of Incorporation and By-Laws. NVE has previously delivered to PREMIS complete and correct copies of the Articles of Incorporation and all amendments thereto to the date hereof and By-Laws (or comparable governing documents), as presently in effect, of NVE, and NVE is not in default in the performance, observation or fulfillment of either of its Articles of Incorporation (as amended) or By-Laws (or comparable governing documents).

        3.02 Authorization. NVE has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of NVE has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and has resolved to recommend that its stockholders adopt this Agreement and approve the Merger, and no other corporate proceedings (other than the approval of this Agreement by the holders of a majority of the issued and outstanding Shares in order to consummate the Merger) on the part of NVE is necessary to approve the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by NVE and constitutes (assuming due authorization, execution and delivery of this Agreement by the other parties hereto), the valid and binding agreement of NVE, enforceable against NVE in accordance with its terms.

        3.03 Consents and Approvals; No Violations. Except as set forth in Schedule 3.03 hereto and for the filing of the Articles of Merger and other appropriate merger documents, and required federal and state securities laws filings, if any, as required by the Business Corporation Act, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the Articles or Certificate of Incorporation or By-Laws (or comparable governing documents) of NVE; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to NVE or by which any of its properties or assets may be bound; (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body, agency or authority or any third party; or (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which NVE is a party, or by which it or any of its properties or assets may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not have a material adverse effect on the business of NVE and would not prevent or delay the consummation of the transactions contemplated hereby.

        3.04 Capitalization. The authorized capital stock of NVE consists of 12,000,000 Common Shares and 8,000,000 of Class A Preferred Shares.
 As of August 17, 2000, 2,839,817 Common Shares and 1,675,000 Preferred Shares issued and outstanding. There are stock options and warrants to purchase 558,289 shares of NVE Common Stock outstanding as of August 17, 2000. The Class A Preferred Shares shall be converted to 1,675,000 Common Shares prior to the Effective Time such that at the Effective Time the capital stock of NVE shall consist exclusively of not more than 5,073,106 shares of fully diluted Common Stock along with outstanding options and warrants. All shares of capital stock of NVE which are outstanding as of the date hereof are duly authorized, validly issued, fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights, without such rights being appropriately waived as required by governing documents and applicable law. Except as set forth above, there are no shares of capital stock of NVE authorized or outstanding. Except as set forth above, there are not any, and at the Effective Time there will not be any, subscriptions, options, conversion or exchange rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating NVE to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock of NVE or obligating NVE to grant, extend or enter into any such agreement or commitment.

        3.05 Financial Statements. NVE has previously delivered to PREMIS the audited balance sheet and statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 1998 and 1999, and unaudited reports for interim periods ending March 31, 2000 and June 30, 2000, (collectively, the "Company Financial Statements"). NVE Financial Statements have been prepared from, and are in accordance with, the books and records of NVE and present fairly the financial position, results of operations and changes in financial position of NVE as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied during such periods, except as otherwise stated in such financial statements or in the notes thereto or in the auditor's certifying report thereon.

        3.06 Absence of Undisclosed Liabilities. Except as and to the extent reflected in the balance sheets dated as of December 31,1999 included in NVE Financial Statements (the "Balance Sheet"), or in the notes thereto, NVE did not have at that date any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), which were material to NVE taken as a whole. Since the date of the Balance Sheet, NVE has not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which are material to NVE taken as a whole, except for such which were incurred in the ordinary course of business and consistent with past practice.

        3.07 Absence of Material Adverse Change. Since June 30, 2000 there has not been, occurred or arisen any material adverse change in or effect on the business of NVE, nor has NVE entered into any transaction, or conducted its business or operations, other than in the ordinary course of business and consistent with past practice.

        3.08 Legal Proceedings, etc. There are no suits, actions, claims, proceedings or investigations pending, or, to the best knowledge of the officers of NVE, threatened against, relating to or involving NVE (or any of its officers or directors in connection with the business or affairs of NVE) or any properties or rights of NVE, before any federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which if adversely determined would have a materially adverse effect on the business of NVE. There are no such suits, actions, claims, proceedings or investigations pending or, to the best knowledge of the officers of NVE, threatened challenging the validity or propriety of the transactions contemplated by this Agreement. NVE is not subject to any judgment, decree, injunction, rule or order of any court or, to the best knowledge of the officers of NVE, any governmental restriction applicable to NVE which is reasonably likely to have a material adverse effect on the business of NVE, or which materially adversely affects the ability of NVE to acquire any property or rights or conduct business in any geographical area.

        3.09 Compliance with Applicable Law. To the best of its knowledge, NVE currently holds and is in compliance with the terms of, and has for at least the last three years been in compliance with the terms of, all licenses, permits and authorizations necessary for the lawful conduct of its businesses, and has complied with, and NVE is not in violation of, or in default in any respect under, the applicable statutes, ordinances, rules, regulations, orders or decrees of all federal, state, local and foreign governmental bodies, agencies and authorities having, asserting or claiming jurisdiction over it or over any part of its operations or assets, except for such failures of compliance, violations and defaults which in the aggregate would not have a material adverse effect on the business of NVE.

        3.10 Intellectual Property.

   (a) Schedule 3.10 hereto sets forth all licenses, copyrights, trademarks, trade names, patents, technology, know-how, formulas and processes ("Intellectual Property") material to the business of NVE taken as a whole.
   (b) Except as previously disclosed to PREMIS in writing or otherwise described on the Disclosure Schedule attached hereto, NVE owns, or is licensed to use, or otherwise has the full right to use, all Intellectual Property material to the business of NVE. To the best knowledge of NVE, (i) no claim has been asserted against NVE by any person with respect to the use by NVE of any such Intellectual Property, and (ii) the use of such Intellectual Property by NVE does not infringe on the rights of any person.

        3.11 Contracts and Leases.

   (a) Schedule 3.11 hereto sets forth all contracts and leases material to the business of NVE taken as a whole.
   (b) NVE is not in default, and no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default, under any contract or lease set forth on Schedule 3.11, which defaults are or would be, in the aggregate, material to the business of Company. To the best knowledge of NVE, no other party to any such contract or lease is in default, and no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default, under any such contract or lease, which defaults are or would be, in the aggregate, material to the business of NVE. For the purposes of this Section 3.11, only contracts which obligate NVE to an amount in excess of $50,000 are considered material.

        3.12 Property.

   (a) NVE has good and marketable title to all the properties and assets which it has listed in the Disclosure Schedule or has otherwise been reflected as an asset on the Balance Sheet, except assets disposed of in the ordinary course of business since the date thereof, in each case to its knowledge free and clear of all title defects and all liens, pledges, claims, charges, security interests or other encumbrances, and is not, in the case of real property, Subject to any rights of way, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, except, with respect to all such properties, (a) mortgages and liens securing debt which is reflected as a liability on the Balance Sheet and (b) (i) liens for current taxes and assessments not in default, (ii) minor imperfections of title, liens, encumbrances and easements, and (iii) mechanics', carriers', workmen's, repairmen's and other similar liens, rights of way, building or use restrictions, exceptions, variances, reservations and other limitations of any kind, if any, which in the case of clauses (i), (ii) and (iii) are not substantial in amount, do not materially detract from the value of or materially interfere with the present or contemplated use of any of the properties subject thereto or affected thereby or otherwise materially impair the business operations conducted by NVE and which have arisen or been incurred only in the ordinary course of business and consistent with past practice.
   (b) All physical properties and assets of NVE are in such condition and repair as are consistent with and sufficient for the uses in which they are presently employed.

        3.13 Taxes.

   (a) NVE has duly filed all Tax Returns (as hereinafter defined) required to be filed and has duly paid, or has set up a reserve which is adequate for the payment of, all Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such Tax Returns. NVE is not delinquent in the payment of any amount of Taxes which would have a material adverse effect on the business of NVE. No material deficiencies for any Taxes have been proposed, asserted or assessed against NVE and, with respect to United States federal and state taxes, no waivers of the time to assess any Taxes have been given or requested except to the extent previously disclosed to PREMIS in writing or otherwise described on the Disclosure Schedule attached hereto. No issues have been raised (and are currently pending) by the Internal Revenue Service (the "IRS") or any other taxing authority in connection with any of the Tax Returns referred to above for which adequate reserves have not been established on the books of NVE and which, individually or in the aggregate, are likely to have a material adverse effect on the business of NVE. There are no liens with respect to Taxes (except for liens with respect to real property taxes not yet due) upon any of the properties or assets of NVE. NVE, with regard to any property or assets held or acquired by it at any time, has not filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").
   (b) For purposes of this Agreement, (i) the term "Taxes" shall include all taxes, assessments and governmental charges imposed by the United States or any state, local and foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto, and (ii) the term "Tax Return" shall include any return, report or other information required to be supplied to a taxing authority with respect to Taxes.

        3.14 Employee Benefit Plans; ERISA.

   (a) Schedule 3.14(a) hereto contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, maintained or contributed to or required to be contributed to by NVE or by any trade or business, whether or not incorporated (an "ERISA Affiliate" as listed in the Disclosure Schedules), that together with NVE would be deemed a "single employer" within the meaning of Section 414 of the Code, for the benefit of any employee or terminated employee of NVE or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "Plans"). No Plan is an "employee benefit plan" ("ERISA Plan"), as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"). Neither NVE nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of NVE or any ERISA Affiliate.
   (b) With respect to each of the Plans, NVE has heretofore delivered to PREMIS true and complete copies of each of the following documents:
      (i) a copy of the Plan (including all amendments thereto) or a written discription of any plan that is not otherwise in writting;
      (ii) a copy of the annual report, if required under ERISA, with respect to each such Plan for the last year including all attachments and schedules;
      (iii) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan;
      (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;
      (v) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401 of the Code; and
      (vi) contracts with third party administrators, actuaries, investment man-agers, consultants, and other independent contractors that relate to any Plan.
   (c) No liability under Title IV of ERISA has been incurred by NVE or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to NVE or an ERISA Affiliate of incurring a liability under such Title. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which NVE or an ERISA Affiliate made, or was required to make, contributions during the five (5) year period ending on the last day of the last plan year.
   (d) Neither NVE nor any ERISA Affiliate, nor any ERISA Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which NVE or any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502 of ERISA, a criminal penalty pursuant to Section 501 of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.
   (e) None of the Plans is a "multi-employer plan," as such term is defined in Section 3(37) of ERISA.
   (f) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.
   (g) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.
   (h) No "leased employee," as that term is defined in Section 414(n) of the Code, performs services for NVE or any ERISA Affiliate.
   (i) No Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of NVE or any ERISA Affiliate beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of NVE or the ERISA Affiliate, or
(iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).
   (j) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of NVE or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) result in any prohibited transaction described in
Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.
   (k) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of NVE or an ERISA Affiliate, as of the Effective Time, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.
   (l) There are no pending, threatened or anticipated claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

        3.15 Disclosure. No representation or warranty by NVE in this Agreement and no statement contained in any document, certificate or other writing furnished by NVE to PREMIS in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        3.16 Labor Matters. NVE has no collective bargaining agreements. NVE is in substantial compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; there is no unfair labor practice charge or complaint pending before the National Labor Relations Board, which if decided adversely could have a material adverse effect on the business of NVE; and there is no labor strike, slow down or work stoppage or lockout actually pending or, to the knowledge of the officers of NVE, threatened against or affecting NVE, and NVE has not experienced any strike, slow down or work stoppage or lockout since January 1, 1996.

        3.17 Brokers and Finders. Neither NVE nor any of its officers, directors, or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for NVE in connection with this Agreement or the transactions contemplated hereby. No investment banking, financial advisory or similar fees have been incurred or are or will be payable by NVE in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PREMIS

PREMIS represents and warrants to NVE that:

        4.01 Corporate Organization. PREMIS (i) is a corporation duly organized, validly existing and in good standing under the laws of Minnesota,
(ii) has all requisite power and authority, corporate and otherwise, to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as now being conducted, and (iii) is qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction in which the ownership, operation or lease of property by it or the conduct of its business requires such qualification or licensing, except for such failures to be so qualified and in good standing, if any, which when taken together with all such other failures would not in the aggregate have a material adverse effect on the business, financial condition, operations, properties, assets or liabilities of PREMIS.

        4.02 Authorization. PREMIS has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of PREMIS has duly approved this Agreement, has duly authorized the execution and delivery of this Agreement and has resolved to recommend that its stockholders adopt this Agreement and approve the Merger and no other corporate proceedings (other than the approval of this Agreement by the PREMIS shareholders) on the part of PREMIS is necessary to approve the Transaction. The consummation of the Transaction is subject to the approval of the shareholders of PREMIS, and the Board of Directors of PREMIS shall call a meeting of the shareholders of PREMIS and solicit proxies for the purpose of amending and restating the articles of Incorporation as provided in Section 2.01 (b) hereof, approving the Merger and the consummation thereof and adopting the New Option Plan. This Agreement has been duly executed and delivered by PREMIS and constitutes (assuming due authorization, execution and delivery of this Agreement by NVE), the valid and binding agreement of PREMIS, subject to the approval of the shareholders, enforceable against PREMIS in accordance with its terms.

        4.03 Consents and Approvals; No Violations. Except for the filing of Articles of Merger and other appropriate merger documents, if any, as required by the Business Corporations Act, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not: (i) violate any provision of the Articles of Incorporation or By-Laws (or other comparable governing documents) of PREMIS; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to PREMIS or by which any of its properties or assets may be bound; (iii) require any filing with or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body or authority; or (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which PREMIS is a party, or by which it or its properties or assets may be bound, excluding from the foregoing clauses (ii),
(iii) and (iv) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not have a material adverse effect on the business, financial condition, operations, properties, assets or liabilities of PREMIS taken as a whole and would not prevent or delay the consummation of the transactions contemplated hereby.

        4.05 Common Stock. The PREMIS Shares to be issued to the shareholders of NVE pursuant to Section 2.01(a) hereof, at the time such shares are issued, will have been duly authorized, validly issued, fully paid and nonassessable and NVE shall receive good title to such PREMIS Shares, free and clear of any liens, options, charges, security interests or other legal or equitable rights and encumbrances of any nature whatsoever (other than liens, options, charges, security interests or other legal or equitable rights or encumbrances on such shares created or incurred by NVE), and the holder thereof will not be subject to any pre-emptive or other similar rights.

        4.06 SEC Reports. All reports, registration statements, proxy statements and other documents filed by the PREMIS with the Securities and Exchange Commission (the "Commission") since April 1, 1997, complied, as of their respective dates, in all material respects, with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended (the "Securities Act"), and none of such documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4.07 Capitalization. The authorized capital stock of PREMIS consists of 10,000,000 shares of Common Stock. As of August 31, 2000, 5,293,592 shares of Common Stock are issued and outstanding and there are issued and outstanding stock options and warrants to purchase 224,126 shares of PREMIS Common Stock. The Common Stock shall be consolidated as of the Effective Time such that at the Effective Time the outstanding shares of PREMIS shall consist exclusively of 1,060,000 shares of Common Stock and options to purchase 44,825 shares of Common at an average exercise price of $27.50 per share, all as fully detailed on Schedule 4.07, and the authorized capital stock of PREMIS will be 50,000,000 shares. All shares of capital stock of PREMIS which are outstanding as of the date hereof are duly authorized, validly issued, fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth above, there are no shares of capital stock of PREMIS authorized or outstanding. Except as set forth above, there are not any, and at the Effective Time there will not be any, subscriptions, options, conversion or exchange rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating PREMIS to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock of PREMIS or obligating PREMIS to grant, extend or enter into any such agreement or commitment.

        4.08 Financial Statements. PREMIS has previously delivered to NVE the audited balance sheet and statements of income, changes in shareholders' equity and statement of cash flows for the fiscal years ended March 31, 1999 and 2000, and interim period ending June30, 2000 (collectively, the "PREMIS Financial Statements"). PREMIS Financial Statements have been prepared from, and are in accordance with, the books and records of PREMIS and present fairly the financial position, results of operations and changes in financial position of PREMIS as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied during such periods, except as otherwise stated in such financial statements or in the notes thereto or in the auditor's certifying report thereon.

        4.09 Absence of Undisclosed Liabilities. Except as and to the extent reflected in the balance sheets dated as of June 30, 2000 included in the PREMIS Financial Statements (the PREMIS Balance Sheet"), or in the notes thereto, PREMIS did not have at that date any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), which were material to PREMIS. Since the date of the PREMIS Balance Sheet, PREMIS has not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which are material to PREMIS, except for such which were incurred in the ordinary course of business and consistent with past practice.

        4.10 Absence of Material Adverse Change. Since June 30, 2000 there has not been, occurred or arisen any material adverse change in or effect on the business of PREMIS, nor has PREMIS entered into any transaction, or conducted its business or operations, other than in the ordinary course of business and consistent with past practice.

        4.11 Legal Proceedings, etc. In September 1997, PREMIS commenced legal proceedings against Robert E. Ferguson, a former owner of REF Retail Systems Corp. ("REF"), which the Company acquired on October 1, 1996, seeking damages in an unspecified amount related to alleged breaches of the agreement for the purchase of REF, and related matters. The legal proceeding against Mr. Ferguson was filed in the Ontario Court of Justice, General Division on September 22, 1997 (Case No. 97-CV-132581). The Ferguson suit has not been settled as of August 31, 2000. Other than the Ferguson matter, there are no suits, actions, claims, proceedings or investigations pending, or, to the best knowledge of the officers of PREMIS, threatened against, relating to or involving PREMIS (or any of its officers or directors in connection with the business or affairs of PREMIS) or any properties or rights of PREMIS, before any federal, state, foreign, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which if adversely determined would have a materially adverse effect on the business of PREMIS. There are no such suits, actions, claims, proceedings or investigations pending or, to the best knowledge of the officers of PREMIS, threatened challenging the validity or propriety of the transactions contemplated by this Agreement. PREMIS is not subject to any judgment, decree, injunction, rule or order of any court or, to the best knowledge of the officers of PREMIS, any governmental restriction applicable to PREMIS which is reasonably likely to have a material adverse effect on the business of PREMIS, or which materially adversely affects the ability of PREMIS to acquire any property or rights or conduct business in any geographical area.

        4.12 Compliance with Applicable Law. PREMIS currently holds and is in compliance with the terms of, and has for at least the last three years been in compliance with the terms of, all licenses, permits and authorizations necessary for the lawful conduct of its businesses, and has complied with, and is not in violation of, or in default in any respect under, the applicable statutes, ordinances, rules, regulations, orders or decrees of all federal, state, local and foreign governmental bodies, agencies and authorities having, asserting or claiming jurisdiction over it or over any part of its operations or assets, except for such failures of compliance, violations and defaults which in the aggregate would not have a material adverse effect on the business of PREMIS.

        4.13 Intellectual Property. PREMIS has no licenses, copyrights, trademarks, trade names, patents, technology, know-how, formulas and processes ("Intellectual Property") material to its business.

        4.14 Contracts and Leases.
   (a) Schedule 4.14 hereto sets forth all contracts and leases material to the business of PREMIS.
   (b) PREMIS is not in default, and no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default, under any contract or lease set forth on Schedule 4.14, which defaults are or would be, in the aggregate, material to the business of PREMIS. To the best knowledge of PREMIS, no other party to any such contract or lease is in default, and no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default, under any such contract or lease, which defaults are or would be, in the aggregate, material to the business of PREMIS.

        4.15 Property.
PREMIS has good and marketable title to all the properties and assets which it purports to own, including all assets reflected on the PREMIS Balance Sheet, except assets disposed of in the ordinary course of business since the date thereof, in each case free and clear of all title defects and all liens, pledges, claims, charges, security interests or other encumbrances, and is not, in the case of real property, subject to any rights of way, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, except, with respect to all such properties, liens for current taxes and assessments not in default, minor imperfections of title, liens, encumbrances and easements, and mechanics', carriers', workmen's, repairmen's and other similar liens, rights of way, building or use restrictions, exceptions, variances, reservations and other limitations of any kind, if any, which are not substantial in amount, do not materially detract from the value of or materially interfere with the present or contemplated use of any of the properties subject thereto or affected thereby or otherwise materially impair the business operations conducted by PREMIS and which have arisen or been incurred only in the ordinary course of business and consistent with past practice. Other than cash, cash equivalent short term investments, and its records in a storage locker in Plymouth, Minnesota, PREMIS has no other assets or physical property.

        4.16 Taxes. PREMIS has duly filed all Tax Returns required to be filed and has duly paid, or has set up a reserve which is adequate for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns. PREMIS is not delinquent in the payment of any amount of Taxes which would have a material adverse effect on the business of PREMIS. No material deficiencies for any Taxes have been proposed, asserted or assessed against PREMIS and, with respect to United States federal and state taxes, no waivers of the time to assess any Taxes have been given or requested except to the extent previously disclosed to NVE in writing or otherwise described on the Disclosure Schedule attached hereto. No issues have been raised (and are currently pending) by the IRS or any other taxing authority in connection with any of the Tax Returns referred to above for which adequate reserves have not been established on the books of PREMIS and which, individually or in the aggregate, are likely to have a material adverse effect on the business of PREMIS. There are no liens with respect to Taxes (except for liens with respect to real property taxes not yet due) upon any of the properties or assets of PREMIS. PREMIS, with regard to any property or assets held or acquired by it at any time, has not filed a consent pursuant to Section 341(f) of the Code.

        4.17 Employee Benefit Plans; ERISA.
   (a) Schedule 4.17(a) hereto contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, maintained or contributed to or required to be contributed to by PREMIS or by any trade or business, whether or not incorporated (an "ERISA Affiliate", as listed on the Disclosure Schedules), that together with PREMIS would be deemed a "single employer" within the meaning of Section 414 of the Code, for the benefit of any employee or terminated employee of PREMIS or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "Plans"). No Plan is an "employee benefit plan" ("ERISA Plan"), as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended , and the rules and regulations promulgated thereunder ("ERISA"). Neither PREMIS nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of PREMIS or any ERISA Affiliate.
   (b) With respect to each of the Plans, PREMIS has heretofore delivered to NVE true and complete copies of each of the following documents:
      (i) a copy of the Plan (including all amendments thereto) or a written description of any Plan that is not otherwise in writing;
      (ii) a copy of the annual report, if required under ERISA, with respect to each such Plan for the last year, including all attachments and schedules;
      (iii) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan;
      (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;
      (v) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401 of the Code; and
      (vi) contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Plan.
   (c) No liability under Title IV of ERISA has been incurred by PREMIS or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to PREMIS or an ERISA Affiliate of incurring a liability under such Title. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which PREMIS or an ERISA Affiliate made, or was required to make, contributions during the five
(5) year period ending on the last day of the last plan year.
   (d) Neither PREMIS nor any ERISA Affiliate, nor any ERISA Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which PREMIS or any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502 of ERISA, a criminal penalty pursuant to Section 501 of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.
   (e) None of the Plans is a "multi-employer plan," as such term is defined in Section 3(37) of ERISA.
   (f) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.
   (g) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.
   (h) No "leased employee," as that term is defined in Section 414(n) of the Code, performs services for PREMIS or any ERISA Affiliate.
   (i) No Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of PREMIS or any ERISA Affiliate beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of PREMIS or the ERISA Affiliate, or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).
   (j) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of PREMIS or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) result in any prohibited transaction described in
Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.
   (k) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of PREMIS or an ERISA Affiliate, as of the Effective Time, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.
   (l) There are no pending, threatened or anticipated claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

         4.18 Disclosure. No representation or warranty by PREMIS in this Agreement and no statement contained in any document, certificate or other writing furnished by PREMIS to NVE in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.19 Labor Matters. PREMIS has no collective bargaining agreements. PREMIS is in substantial compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; there is no unfair labor practice charge or complaint pending before the National Labor Relations Board, which if decided adversely could have a material adverse effect on the business of PREMIS; and there is no labor strike, slow down or work stoppage or lockout actually pending or, to the knowledge of the officers of PREMIS, threatened against or affecting PREMIS, and PREMIS has not experienced any strike, slow down or work stoppage or lockout since January 1, 1996.

        4.20 Brokers and Finders. Neither PREMIS nor any of its officers, directors, or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for PREMIS in connection with this Agreement or the transactions contemplated hereby and thereby. No investment banking, financial advisory or similar fees have been incurred or are or will be payable by PREMIS in connection with this Agreement or the transactions contemplated hereby.
ARTICLE V.  NATURE OF THE SECURITIES

   (a) By their approval of the Transaction, the shareholders of NVE understand that (i) the issuance and delivery of Surviving Corporation Shares to them pursuant to Section 2.01(a) hereof are intended to be exempt from registration under the Securities Act; and (ii) such PREMIS Shares will be "restricted" and may not be sold, transferred or disposed of in the absence of registration under the Securities Act or an exemption therefrom.
   (b) The Surviving Corporation Shares to be acquired by the NVE shareholders are being acquired for their own account for investment and without a view to the distribution of such Surviving Corporation Shares or any interest therein. PREMIS is not and will not be required to file a registration statement under the Securities Act in connection with any sale, transfer or other disposition of such Surviving Corporation Shares. The certificate or certificates representing such Surviving Corporation Shares shall be imprinted with such legends as are required under customary for compliance with applicable state and federal law regarding the issuance of securities without registration under the Securities Act.
   (c) Prior to the Effective Time, the NVE shareholders will have been furnished with and has carefully read a copy of the most recent PREMIS Reports on 10-KSB and 10-QSB and been given the opportunity to ask questions of, and receive answers from PREMIS concerning the terms and conditions of the Surviving Corporation Shares and other related matters.

ARTICLE VI.  CONDUCT OF NVE'S BUSINESS

        During the period commencing on the date hereof and continuing until the Effective Time, NVE agrees (except as expressly contemplated by this Agreement or to the extent that PREMIS shall otherwise consent in writing) that:
   (a) NVE will carry on its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use its best efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, consultants, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired at the Effective Time.
   (b) NVE will not dispose of or encumber any of its properties and assets, other than sales of inventory and collections of receivables in the ordinary course of business. Notwithstanding the foregoing, NVE may enter into an agreement with Honeywell International, Inc. to forfeit its exclusive rights to certain Honeywell patents in exchange for a cash payment not less than the fair value of such rights.
   (c) NVE will not split, combine or reclassify any Shares or declare any dividends on or make other distributions in respect of the Shares. NVE will not amend its Articles or Certificate of Incorporation or By-Laws or similar governing documents.
   (d) NVE will not issue, sell, authorize or propose the sale or issuance of, or purchase, acquire or propose the purchase or acquisition of, any shares of the capital stock of NVE or securities convertible into, or rights, warrants or options (including employee stock options) to acquire, any such shares or other convertible securities except that NVE may issue additional shares or rights (including options, warrants, and convertible securities), between the signing of this Agreement and the closing, for consideration equal to or greater than $5.00 per newly issued NVE share; provided that NVE shall not issue shares in an amount in excess of 25% of the number of NVE shares outstanding on August 17, 2000. Any commitment made prior to the Effective Time to issue shares after the Effective Time must specify that the price per share will be equal to or greater than the equivalent of $5.00 per share prior to the merger.
   (e) Until the earlier of (i) the Effective Time or (ii) the termination of this Agreement, neither NVE, nor any officer, director or employee of (or any investment banker, attorney, accountant or other representative retained
by) NVE shall, directly or indirectly, solicit, initiate or encourage
(including by way of furnishing information) any inquiries or proposals by, or engage in any discussions or negotiations with, any corporation, partnership, person or other entity or group which it is reasonably expected may lead to, or which relates to, any takeover proposal. NVE will promptly advise PREMIS orally and in writing of the receipt and content of any such inquiries or proposals. As used in this subsection (e), "takeover proposal" shall mean any proposal for a merger or any other business combination involving NVE for the acquisition of a substantial equity interest in NVE or a substantial portion of the assets of NVE other than the one contemplated by this Agreement.
   (f) NVE will not acquire or agree to acquire by merging or consolidating with or into, purchasing substantially all of the assets or stock of, or otherwise, (i) any assets material to NVE taken as a whole, (ii) any assets outside of the ordinary course of business or (iii) any business or any corporation, partnership, association or other business organization or division thereof.
   (g) NVE will not adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation or other plan, agreement, trust, fund or arrangement for the benefit of any director, officer or employee (whether or not legally binding).
   (h) NVE will not,(i) incur, assume or prepay any long-term debt or, except in the ordinary course of business under existing lines of credit, incur or assume any short-term debt, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingency or otherwise) for the obligations of any other person except in the ordinary course of business and consistent with past practices or (iii) make any loans, advances or capital contributions to, or investments in, any other person.
   (i) NVE will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of NVE or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations and warranties of NVE contained herein to be or become untrue in any material respect.

ARTICLE VII.  CONDUCT OF PREMIS' BUSINESS

        During the period commencing on the date hereof and continuing until the Effective Time, PREMIS agrees (except as expressly contemplated by this Agreement or to the extent that NVE shall otherwise consent in writing) that:
   (a) PREMIS will carry on its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use its best efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, consultants, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired at the Effective Time.
   (b) PREMIS will not dispose of or encumber any of its properties and assets, other than sales of inventory and collections of receivables in the ordinary course of business.
   (c) Except as specifically stated in this Agreement, PREMIS will not (i) split, combine or reclassify any PREMIS Shares, (ii) declare any dividends on or make other distributions in respect of such Shares, or (iii) amend its Articles of Incorporation or By-Laws or similar governing documents.
   (d) PREMIS will not issue, sell, authorize or propose the sale or issuance of, or purchase, acquire or propose the purchase or acquisition of, any shares of the capital stock of NVE or securities convertible into, or rights, warrants or options (including employee stock options) to acquire, any such shares or other convertible securities.
   (e) Until the earlier of (i) the Effective Time or (ii) the termination of this Agreement, neither PREMIS, nor any officer, director or employee of (or any investment banker, attorney, accountant or other representative retained
by) PREMIS shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or proposals by, or engage in any discussions or negotiations with, any corporation, partnership, person or other entity or group which it is reasonably expected may lead to, or which relates to, any takeover proposal. PREMIS will promptly advise NVE orally and in writing of the receipt and content of any such inquiries or proposals. As used in this subsection (e), "takeover proposal" shall mean any proposal for a merger or any other business combination involving PREMIS for the acquisition of a substantial equity interest in PREMIS or a substantial portion of the assets of PREMIS other than the one contemplated by this Agreement.
   (f) PREMIS will not acquire or agree to acquire by merging or consolidating with or into, purchasing substantially all of the assets or stock of, or otherwise, (i) any assets material to PREMIS taken as a whole, (ii) any assets outside of the ordinary course of business or (iii) any business or any corporation, partnership, association or other business organization or division thereof.
   (g) PREMIS will not adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation or other plan, agreement, trust, fund or arrangement for the benefit of any director, officer or employee (whether or not legally binding).
   (j) PREMIS will not, (i) incur, assume or prepay any long-term debt or, except in the ordinary course of business under existing lines of credit, incur or assume any short-term debt, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingency or otherwise) for the obligations of any other person except in the ordinary course of business and consistent with past practices or (iii) make any loans, advances or capital contributions to, or investments in, any other person.
   (k) PREMIS will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of PREMIS or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations and warranties of PREMIS contained herein to be or become untrue in any material respect.

ARTICLE VIII  ADDITIONAL AGREEMENTS

        8.01 Access to Properties and Records. Between the date of this Agreement and the Effective Time, each party will provide the other and its accountants, counsel, advisers and other authorized representatives full access, during reasonable business hours and under reasonable circumstances, to any and all premises, properties, contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation) of such party and will cause their officers to furnish to the other party and its authorized representatives any and all financial, technical and operating data and other information pertaining to the business of such party, as the other party shall from time to time request.

        8.02 Consents. PREMIS and NVE each will use its best efforts to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

        8.03 Best Efforts; etc. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making all filings with, any governmental, regulatory or public body or authority which are necessary or, in the judgment of PREMIS or NVE, desirable in connection with the transactions contemplated by this Agreement. PREMIS and NVE shall each have the right to review and approve in advance all characterizations of the information relating to PREMIS or NVE, as the case may be, which appear in any filings made in connection with the transactions contemplated by this Agreement with any governmental body.

        8.04 Material Events. At all times prior to the Effective Time, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Article IX hereof.

        8.05 Public Announcements. None of the parties hereto shall, nor shall any party permit any of its directors, officers, employees or agents to, issue any press release or other information to the press or any third parties with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto.

        8.06 Indemnification.
   (a) NVE, as one party, and PREMIS, as another party, each (as both "Indemnitee" and Indemnitor") do hereby agree to, and shall immediately upon demand, defend, indemnify and hold harmless the Indemnitee from, against and in respect of:
      (i) Any liabilities, penalties, interest, costs, expenses or other damages or deficiencies incurred as a result of any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant by Indemnitor under this Agreement or from any misrepresentation in or omission from any certificate, schedule or other instrument furnished or to be furnished by the Indemnitor; and
      (ii) All actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) incident to any of the foregoing.
   (b) Any claims for indemnification under this Agreement shall be effected pursuant to an adjustment in the number of shares of PREMIS common stock issued to the pre-Merger shareholders of NVE or the pre-Merger shareholders of PREMIS, as the case may be, in accordance with the following:
      (i) No claims for indemnification shall be brought by one party against the other pursuant to this Section 8.06 unless and until, and only to the extent that, the aggregate amount of such claims exceeds $50,000. In addition, no claims for indemnification under this Section 8.06 may be brought by one party against the other after the first anniversary of the Effective Time unless either (i) written notice of such claim is provided by one party to the other on or prior to the first anniversary of the Effective Time or (ii) such claim involves fraud or a knowing and intentional breach or non-performance of this Agreement.
      (ii) For purposes of arriving at the number of shares of PREMIS common stock to be issued to the NVE shareholders pursuant to this Merger, the parties agreed that the relative value of NVE was $25,000,000 and the relative value of PREMIS was $1,450,000.
      (iii) If and to the extent NVE has a claim or claims (the "Claims") against PREMIS under Section 8.06(a) above which have been reduced to a non-appealable judgment or which PREMIS does not intend to appeal, the relative value of PREMIS under Section 8.06(b)(ii) above shall be reduced by the aggregate amount of such Claims in excess of $50,000. The reduced relative value of PREMIS shall then be compared to the relative value of NVE, and an additional number of shares of PREMIS common stock shall be issued to the pre-Merger shareholders of NVE pursuant to Section 2.01(c) above, retroactive to the Effective Time, so that the percentage of PREMIS shares owned by them immediately following the Effective Time will be equal to a fraction, the numerator of which is the relative value of NVE and the denominator of which is the combined relative values of NVE and PREMIS (in each case, relative values shall be reduced to account for Claims in excess of $50,000).
      (iv)If and to the extent PREMIS has a claim or claims(the "Claims")against NVE under Section 8.06(a) above which have been reduced to a non-appealable judgment or which NVE does not intend to appeal, the relative value of NVE under Section 8.06(b)(2) above shall be reduced by the aggregate amount of such Claims in excess of $50,000. The reduced relative value of NVE shall then be compared to the relative value of PREMIS and an additional number of shares of PREMIS common stock shall be issued to the pre-Merger shareholders of PREMIS pursuant to Section 2.01(e) above, retroactive to the Effective Time, so that the percentage of PREMIS shares owned by them immediately following the Effective Time will be equal to a fraction, the numerator of which is the relative value of PREMIS and the denominator of which is the combined relative values of NVE and PREMIS (in each case, relative values shall be reduced to account for Claims in excess of $50,000).
      (v) To illustrate the foregoing, if PREMIS has a claim against NVE under Section8.06(b)(iv) in the amount of $2,000,000 then the relative values of NVE and PREMIS (retro active to the Effective Time) shall be $23,000,000 and $1,450,000, respectively; the percentage contribution of PREMIS shall be 1.45 divided by 24.45 (or 5.93%), rather than 1.45 divided by 26.45 (or 5.48%), and an additional number of shares of the Surviving Corporations shall be issued to pre-Merger PREMIS shareholders such that the ownership of the Surviving Corporation (retro-active as of the Effective Time) would equal the greater percentage.
   (c) Each party shall promptly, and in all events within ninety (90) days of obtaining actual knowledge thereof (the "Notifying Party"), notify the party obligated to provide indemnification under this Section 8.06 (the "Indemnifying Party") of the existence of any claim, demand or other matter requiring a defense to which the Indemnifying Party's obligations under this Section 8.06 would apply. The Notifying Party shall give the Indemnifying Party a reasonable opportunity to defend the claim, demand or matter at the Indemnifying Party's own expense and with counsel selected by the Indemnifying Party and satisfactory to the Notifying Party; provided that the Notifying
Party shall at all times also have the right to fully participate in the defense at its own expense. Any such claim, demand or other matter shall not be settled or compromised without the consent of the Notifying Party; provided, however, if the Notifying Party does not consent to such settlement or compromise, such claim, demand or other matter shall not be settled or compromised, but the Indemnifying Party's obligation to indemnify with respect thereto shall be limited to the amount for which such claim, demand or other matter could have been settled or compromised, together with the cost of defense through the date such matter could have been settled or compromised.
If the Indemnifying party shall, within a reasonable time after receipt of notice, fail to defend, the Notifying Party shall have the right, but not the obligation, to undertake the defense, and to compromise or settle, exercising reasonable business judgment, the claim, demand or other matter on behalf, for the account and at the risk of the Indemnifying Party. If the claim is one that cannot by its nature be defended solely by the Indemnifying Party (including, without limitation, any federal or state tax proceeding), the Notifying Party shall make available, or cause to be made available, all information and assistance that the Indemnifying Party may reasonably request.

ARTICLE IX.  CONDITIONS TO CONSUMMATION OF THE MERGER

        9.01 Conditions to each Party's Obligation to Effect the Merger.
 The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:
   (a) This Agreement shall have been approved and adopted by the affirmative vote of the stockholders of NVE and PREMIS in accordance with applicable law.
   (b) No statute, rule, regulation, executive order, decree, order or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or materially and adversely restricts the consummation of the Merger.

        9.02 Conditions to the Obligation of NVE to Effect the Merger.
The obligation of NVE to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions:
   (a) The representations and warranties of PREMIS contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as affected by the transactions contemplated hereby.
   (b) PREMIS shall have performed in all material respects the obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

        9.03 Conditions to Obligations of PREMIS to Effect the Merger.
The obligation of PREMIS to effect the Merger is further Subject to the satisfaction at or prior to the Effective Time of the following conditions:
   (a) The representations and warranties of NVE contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as affected by the transactions contemplated hereby.
   (b) NVE shall have performed in all material respects each of the obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

ARTICLE X.  CLOSING

        10.01 Time and Place. Subject to the provisions of Articles IX and XI hereof, the closing (herein sometimes referred to as the "Closing") of the Merger contemplated hereby shall take place at the offices of Moss & Barnett, A Professional Association, 4800 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402-4129 at 10:00 A.M., local time, on November 21, 2000 (the "Closing Date") or such other place, at such other time, or on such other date as the parties may mutually agree upon for the Closing to take place.
        10.02 Deliveries at the Closing.  At the Closing:
   (a) There shall be delivered to PREMIS the certificates and other documents and instruments, if any, provided to be delivered under Article IX hereof.
   (b) PREMIS and NVE shall cause the Articles of Merger to be filed in accordance with the provisions of the Business Corporation Act and shall take any and all other lawful actions and do any and all other lawful things necessary to effect the Merger and to enable the Merger to become effective.

ARTICLE XI.  TERMINATION AND ABANDONMENT

        11.01 Termination. Notwithstanding approval and adoption of this Agreement by the stockholders of NVE, this Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time of the
Merger:
   (a) by the mutual consent of the parties hereto; or
   (b) by either PREMIS or NVE if, without fault of such terminating party, the Merger shall not have been consummated on or before December 31, 2000; or
   (c) by either PREMIS or NVE, if any court of competent jurisdiction or other governmental body in the United States shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable.

        11.02 Effect of Termination. In the event of the termination of this Agreement and the Merger pursuant to Section 11.01, this Agreement shall become void and there shall be no liability hereunder on the part of PREMIS or NVE except as provided in Sections VI(e), VII (e) and 12.01 hereof, which Sections shall survive any such termination and continue in effect thereafter.

ARTICLE XII.  MISCELLANEOUS

        12.01 Expenses. All costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

        12.02 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the Effective Time and any investigation at any time made by or on behalf of any party for a period of 1 year following the Effective Time.

        12.03 Headings.  The descriptive headings of the several
Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        12.04 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by certified or registered mail, postage prepaid, cable, telecopy, telegram, telex or delivered by hand addressed as follows:

  (a) If to PREMIS, to:

F. T. Biermeier
PREMIS Corporation.
c/o Moss & Barnett, A Professional Association
4800 Wells Fargo Center
90 South Seventh Street

Copy to:

Moss & Barnett, A Professional Association
4800 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402-4129
Attn: Janna Severance

  (b) If to NVE, to:

James M. Daughton
Nonvolatile Electronics, Inc.
11409 Valley View Rd
Eden Prairie, MN  55344-3617

Copy to:

Gray Plant Mooty Mooty & Bennett, PA
3400 City Center
33 South 6th Street
Minneapolis, MN  55402-3796
Attn:Daniel Tenenbaum


or such other address as shall be furnished in writing by either party, and any such notice of communication shall be deemed to have been given as of the date so mailed, except a notice of change of address which shall be effective only upon receipt.

        12.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties.

        12.06 Complete Agreement. This Agreement, including the schedules, exhibits and other writings referred to herein or delivered pursuant hereto, together contain the entire understanding of the parties with respect to the Merger and the related transactions and supersede all prior arrangements or understandings with respect thereto.

        12.07 Modifications, Amendments and Waivers. At any time prior to the Effective Time of the Merger (notwithstanding any stockholder approval), if authorized by PREMIS and NVE and to the extent permitted by law, (i) the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (ii) any term or provision of this Agreement may be waived by the party which is entitled to the benefits thereof, provided that after such stockholder approval, no amendment shall be made which decreases the consideration to be paid in the Merger without stockholder approval. Any written instrument or agreement referred to in this Section shall be validly and sufficiently authorized for the purposes of this Agreement if signed on behalf of PREMIS and NVE by a person authorized to sign this Agreement.

        12.08 Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

        12.09 Governing Law. This Agreement shall be governed by the laws of the State of Minnesota (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

        12.10 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles.

        12.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        12.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



        PREMIS Corporation

By /s/F. T. Biermier
Its President



NONVOLATILE ELECTRONICS, INCORPORATED, (NVE).


By /s/James Daughton
Its President



SCHEDULES ARE AVAILABLE UPON REQUEST




APPENDIX B


                                 PROPOSED
                            AMENDED AND RESTATED
                         ARTICLES OF INCORPORATION
                                    OF
                              NVE CORPORATION
                (formerly known as Premis Corporation, Inc.)


                                 ARTICLE I

Name

        The name of the Corporation is NVE Corporation.


                                 ARTICLE II

Registered Office

        The registered office of the Corporation is 11409 Valley View Road, Eden Prairie, Minnesota, 55344.


                                 ARTICLE III

Authorized Capital

The aggregate number of shares of capital stock that the Corporation shall be authorized to issue is 50,000,000 shares, 30,000,000 of which shall be Common Stock, $.01 par value per share (the "Common Stock"), and 20,000,000 shares of which shall be undesignated shares of capital stock, $.01 par value per share (the "Undesignated Shares"). The Board of Directors is authorized to establish from the Undesignated Shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to set forth the designation of each such class or series and to fix the relative rights and preferences of each such class or series to the full extent permitted by law. In addition, and without limitation of the foregoing, the Board of Directors is authorized to designate additional shares of any designated class or series of capital stock (including Common Stock and any class of junior or preferred stock) from the Undesignated Shares to the full extent permitted by law. The Board shall be authorized to issue shares of Common Stock to holders of Common Stock and to holders of any class or series of Undesignated Shares and to issue shares of any class or series of Undesignated Shares to holders of Common Stock and to holders of any class or series of Undesignated Shares, in any case, for any purpose to the full extent permitted by law.


                                   ARTICLE IV

Cumulative Voting Prohibition

        No shareholder of the Corporation shall have any cumulative voting rights.


                                    ARTICLE V

Preemptive Rights Prohibition

        No shareholder of the Corporation shall have any preemptive rights to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.


                                    ARTICLE VI

Voting Requirements

        The affirmative vote of the holders of a majority of the voting power of the shares represented and voting at a duly held meeting of the shareholders of the Corporation is required for an action of the shareholders, except where Chapter 302A of the Minnesota Statutes requires the affirmative vote of a majority of the voting power of all voting shares.


                                    ARTICLE VII

Number of Directors

        The number of directors of the Corporation shall be fixed in the manner provided in the bylaws.


                                    ARTICLE VIII

Director Action by Written Consent

        Any action required or permitted to be taken at a meeting of the board of directors of the Corporation not needing approval by the shareholders under Chapter 302A of the Minnesota Statutes may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the board of directors at which all directors were present.



                                     ARTICLE IX

Limitation of Director Liability

        No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director:

a. for any breach of the director's duty of loyalty to the Corporation or its shareholders;

b. for actions or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

c.        under Section 302A.559 or 80A.23 of the Minnesota Statutes;

d. for any transaction from which the director derived an improper personal benefit; or

e. for any act or omission occurring prior to the date when this amendment to the Articles of Incorporation became effective.

        If Chapter 302A of the Minnesota Statutes, the Minnesota Business Corporation Act, is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation in addition to the limitation on the personal liability provided herein, shall be limited to the fullest extent permitted by the amended Chapter 302A of the Minnesota Statutes. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation at the time of such repeal or modification.




APPENDIX C



                        Dissenters' Rights Provisions
                                    of the
                      Minnesota Business Corporation Act


302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:
  (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:
    (1) alters or abolishes a preferential right of the shares;
    (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;
    (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;
    (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;
  (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;
  (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;
  (d) A plan of exchange, whether under this chapter or under chapter
322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or
  (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

SUBDIVISION 2.  BENEFICIAL OWNERS.
   (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.
   (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

SUBDIVISION 3.  RIGHTS NOT TO APPLY.
   (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares, of the shareholder are not entitled, to be voted on the merger.
   (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

SUBDIVISION 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS.

SUBDIVISION 1. DEFINITIONS.
   (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.
   (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision I or the successor by merger of that issuer.
   (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.
   (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

SUBDIVISION 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

SUBDIVISION 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

SUBDIVISION 4.  NOTICE OF PROCEDURE; DEPOSIT OF SHARES.
   (a) After the proposed action has been approved by the board and, if neces-sary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:
      (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;
      (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;
      (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and
      (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.
   (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

SUBDIVISION 5.  PAYMENT; RETURN OF SHARES.
   (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:
      (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;
      (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and
      (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.
   (b) The corporation may withhold the remittance described in paragraph
(a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entities the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.
   (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

SUBDIVISION 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

SUBDIVISION 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.


SUBDIVISION 8.  COSTS; FEES; EXPENSES.
   (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.
   (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.
   (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.



APPENDIX D








Financial Statements

Nonvolatile Electronics, Inc.
(A Development Stage Company)

Years ended December 31, 1999 and 1998

Nonvolatile Electronics, Inc.
(A Development Stage Company)

Financial Statements


Years ended December 31, 1999 and 1998




Contents

Report of Independent Auditors        1

Audited Financial Statements

Balance Sheets                        2
Statements of Operations              4
Statement of Shareholders' Equity     5
Statements of Cash Flows             11
Notes to Financial Statements        12










Report of Independent Auditors


Board of Directors
Nonvolatile Electronics, Inc.

We have audited the accompanying balance sheets of Nonvolatile Electronics, Inc. (a development stage company) as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity and cash flows for the years ended December 31, 1999 and 1998, and the period from March 8, 1989 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nonvolatile Electronics, Inc. (a development stage company) at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998, and the period from March 8, 1989 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP


June 16, 2000






                     Nonvolatile Electronics, Inc.
                     (A Development Stage Company)

                            Balance Sheets



                                                                December 31


                                                            1999          1998
Assets


Current assets:


Cash and cash equivalents                             $   563,628    $1,144,749
Grants and contracts receivable                           955,314       788,123
Inventories                                               663,216       494,432
Prepaid expenses and other assets                          42,676        25,549
Total current assets                                    2,224,834     2,452,853


Fixed assets:


Machinery and equipment                                 1,254,879       986,591
Furniture and fixtures                                     35,499        26,385
Leasehold improvements                                    348,887       334,132
Construction in progress                                   28,763        28,511

                                                        1,668,028     1,375,619
Less accumulated depreciation                           1,032,945       802,218

                                                          635,083       573,401

Sublicense agreement, net of amortization of
$150,000 and $143,750 at December 31, 1999
and 1998, respectively                                          -         6,250


Total assets                                           $2,859,917    $3,032,504


Liabilities and shareholders' equity


Current liabilities:


Note payable - line of credit                         $   317,888    $  350,000
Accounts payable                                          132,345       163,619
Accrued expenses                                          205,560       247,564
Billings in excess of costs on research contracts         139,473        44,418
Total current liabilities                                 795,266       805,601



Employee Stock Purchase Plan                                    -       107,331



Shareholders' equity:


Convertible Preferred Stock, Series A:
Authorized, issued and outstanding shares-1,675,000
Liquidation preference - $2.00 per share                   16,750        16,750
Common Stock, par value $.01 per share:
Authorized shares - 12,000,000
Issued and outstanding shares-2,754,328 in 1999
and 2,562,992 in 1998                                      27,544        25,630
Additional paid-in capital                              4,708,924     4,342,426
Deficit accumulated during the development stage       (2,688,567)   (2,265,234)
Total shareholders' equity                              2,064,651     2,119,572
Total liabilities and shareholders' equity             $2,859,917    $3,032,504


See accompanying notes.




                       Nonvolatile Electronics, Inc.
                       (A Development Stage Company)

                         Statements of Operations






                                                                    Period from
                                                                   March 8, 1989
                                                                  (Inception) to
                                           Year ended December 31  December 31,

                                              1999         1998         1999




Revenues:



Research and development                    $5,028,358  $3,880,318  $24,754,040
Product sales 274,515 230,975 679,589
License fees                                   500,000   1,900,000    3,945,000

                                             5,802,873   6,011,293   29,378,629
Expenses:

Research and development                     5,046,571   4,106,116   25,909,765
Cost of sales                                  194,045     620,766    1,240,311
Selling, general and administrative            961,024     878,109    5,131,724
Total expenses                               6,201,640   5,604,991   32,281,800

(Loss) income from operations                 (398,767)    406,302   (2,903,171)

Other income (expense):

Interest income                                 20,160       4,982      180,528
Interest expense                               (44,726)    (33,744)    (268,983)
Option to purchase technology                        -           -      250,000
Other                                                -           -       (2,429)
(Loss) income before extraordinary item       (423,333)    377,540   (2,744,055)
Extraordinary gain on forgiveness of debt            -           -       55,488
Net (loss) income for the period and
deficit accumulated during the
development stage                          $  (423,333) $  377,540 $ (2,688,567)


See accompanying notes.





                         Nonvolatile Electronics, Inc.
                         (A Development Stage Company)

                       Statement of Shareholders' Equity




                                                                                                     Developmt   Subcrip-
Trans-                                             Convertible                   Subscrbd Additionl    Stage      tion
action                                              Preferred     Common Stock    But Not  Paid-In     Accum      Receiv-
Date            	                               Shares   Amount  Shares Amount   Issued	 Capital    Deficit      able	    Total
_____ _________________________________________ _________________ ______________ ________ __________ __________ _________ __________
Mar-  Sale Common Stk to founder @ $.17/share             $       200,000 $2,000 $        $   31,823                      $   33,823
Dec   Net loss for year ended December 31, 1989                                                         (27,776)            (27,776)
1989                                            ____________________________________________________________________________________
      Balance at December 31, 1989                                200,000  2,000              31,823    (27,776)               6,047

Oct   Issue Common Stk $.11/share for services                     45,200    452 	           4,520	                         4,972
1990	Sale Preferred Stk, less costs of $86,243 1,175,000  11,750                          2,252,007 	                     2,263,757
      Issue Common Stk $.125/share for services                     9,000     90               1,035                           1,125

      Net loss for year ended December 31, 1990                                                        (316,436)           (316,436)
                                                ____________________________________________________________________________________
      Balance at December 31, 1990              1,175,000  11,750 254,200  2,542           2,289,385   (344,212)           1,959,465

Jan-  Issue Common Stk $.125/share for services	                    1,000     10                 115                             125
Dec   Issue Common Stock for options exercised                    104,000  1,040              11,960                          13,000
1991
      Net loss for year ended December 31, 1991                                                      (1,860,088)         (1,860,088)
                                                ____________________________________________________________________________________
      Balance at December 31, 1991 	            1,175,000  11,750 359,200  3,592           2,301,460 (2,204,300)             112,502

Mar   Issue Common Stk for options @ $.125/share                    1,200     12                 138                             150
Apr   Issuance of warrants for cash                                                              150                             150
Feb-  Common Stk subscriptns sold to employees &
Dec   existing sharehldrs $.50/share, not issued                                  210,865                        (23,122)    187,743
1992
      Net loss for year ended December 31, 1992                                                         (56,812)            (56,812)
                                                 ___________________________________________________________________________________
      Balance at December 31, 1992               1,175,000  11,750 360,400  3,604 210,865     2,301,748 (2,261,112) (23,122) 243,733

Mar   Issue of warrants for cash                                                                 125                             125
Jul   Issue Common Stk for options @ $.125/share                     5,500     55                633                             688
Jan-  Common Stk subscriptns sold to employees &
Dec   existing sharehldrs $.60/share, not issued                                  305,788                        (32,472)    273,316
Dec   Issue Common Stk under stk purchase plan                     422,012  4,220(211,006)   206,786               23,263     23,263
1993
      Net loss for year ended December 31, 1993                                                        (265,877)           (265,877)
                                                 ___________________________________________________________________________________
      Balance at December 31, 1993               1,175,000  11,750 787,912  7,879 305,647    2,509,292 (2,526,989) (32,331)  275,248

Feb   Issue Common Stk for options @ $.125/share                     3,950     40                454                             494
Jan-  Common Stk subscriptns sold to employees &
Dec   existing sharehldrs $.75/share, not issued                                  168,347                          (19,053)  149,294
Nov   Warrants issued for equipmt leasing rights                                               1,272                           1,272
Dec   Issue Common Stock under stk purchase plan                   509,404  5,094(305,642)   300,548              32,326      32,326
1994
      Net loss for year ended December 31, 1994                                                        (270,876)           (270,876)
                                                 ___________________________________________________________________________________
      Balance at December 31, 1994               1,175,000 11,750 1,301,266 13,013 168,352 2,811,566 (2,797,865) (19,058)    187,758

Mar   Sale Series A Convertible Preferred Stock	   500,00   5,000                            995,000                       1,000,000
Mar   Issuance of warrants for leasing rights                                                  4,926                           4,926
Jun   Issue Common Stk for options @$.125/share                       6,500     65               748                             813
Dec   Convert Note & accrued int. to Common Stk                     452,020  4,520           221,490                         226,010
Jan-  Common Stk subscriptns sold to employees &
Dec   existing sharehldrs $1.00/share, not issued                                   51,239                        (6,644)     44,595
Dec   Issue Common Stk under stock purchase plan                    224,462  2,245(168,347)  166,102              19,058      19,058
1995
      Net income for year ended December 31, 1995                                                        144,805             144,805
                                                 ___________________________________________________________________________________
      Balance at December 31, 1995               1,675,000 16,750 1,984,248 19,843  51,244 4,199,832 (2,653,060)  (6,644)  1,627,965

Jan-  Issue of warrants for leasing rights                                                     9,730                           9,730
Dec   Issue Common Stk for options @ $.125/share                     107,800  1,078           12,397                          13,475
Dec   Issue Common Stk under stock purchase plan                      51,239    512(51,244)   50,732               6,644       6,644
1996
      Net income for year ended December 31, 1996                                                       197,509              197,509
                                                 ___________________________________________________________________________________
      Balance at December 31, 1996               1,675,000 16,750  2,143,287 21,433        4,272,691 (2,455,551)           1,855,323

Jan-  Issue Common Stock for options exercised                        72,225    722            8,306                           9,028
Dec   Issue of warrants for leasing rights                                                     6,450                           6,450
1997  Issue of Common Stk for warrants exercised                     299,500  2,995           45,255                          48,250

      Net loss for year ended December 31, 1997                                                        (187,223)           (187,223)
                                                 ___________________________________________________________________________________
      Balance at December 31, 1997               1,675,000 16,750  2,515,012 25,150        4,332,702 (2,642,774)           1,731,828

Jan-  Issue of Common Stk for options exercised                       47,980    480            9,724                          10,204
Dec
1998
      Net income for year ended December 31, 1998                                                       377,540              377,540
                                                 ___________________________________________________________________________________
      Balance at December 31, 1998               1,675,000 16,750  2,562,992 25,630        4,342,426 (2,265,234)           2,119,572

Jan-  Issue Common Stock for options exercised                         8,500     85            2,640                           2,725
Dec   Issue Common Stk Employee Stock Purch Plan                     182,836  1,829          363,858                         365,687
1999
      Net income for year ended December 31, 1999                                                      (423,333)           (423,333)
                                                 ___________________________________________________________________________________
      Balance at December 31, 1999               1,675,000 $16,750 2,754,328 $27,544 $    $4,708,924 $(2,688,567)         $2,064,651





                      Nonvolatile Electronics, Inc.
                      (A Development Stage Company)

                         Statements of Cash Flows


                                                                    Period from
                                                                   March 8, 1989
                                                                  (Inception) to

                                            Year ended December 31  December 31,

                                              1999          1998        1999
Operating activities

Net (loss) income                          $  (423,333) $   377,540 $(2,688,567)
Adjustments to reconcile net (loss)
income to net cash (used in) provided by
operating activities:
  Depreciation                                 230,727      189,666   1,047,892
  Amortization                                   6,250       15,000     150,000
  Warrants issued for leasing rights                 -            -      22,378
  Disposal of capital assets                         -            -      16,172
  Gain on forgiveness of debt                        -            -      55,488
  Changes in operating assets & liabilities:
    Grants and contracts receivable           (167,191)     491,426    (926,155)
    Inventories i                             (168,784)      37,284    (663,216)
    Prepaid expenses and other assets          (17,127)     (19,420)    (42,676)
    Billings in excess of costs on
      research contracts                        95,055      (81,074)    110,314
    Accounts payable and accrued expenses      (73,278)     (51,252)    345,426
Net cash (used in) provided by operating
  activities                                  (517,681)     959,170  (2,572,944)


Investing activities

Capital expenditures                          (292,409)     (88,163) (1,725,830)
Sublicense agreement                                 -            -    (150,000)
Proceeds from sale of capital equipment              -            -      32,906
Net cash used in investing activities         (292,409)     (88,163) (1,842,924)


Financing activities

Proceeds from note payable                           -       50,000     738,000
Proceeds from Employee Stock Purchase Plan     258,356      107,331     365,687
Payments for note payable                      (32,112)           -    (257,112)
Proceeds from stock issuance                         -            -   3,297,580
Proceeds from warrants issued                        -        5,028      15,053
Proceeds from the exercise of stock options      2,725        5,176      84,049
Proceeds from Common Stock subscribed
  but not issued                                     -            -     654,948
Proceeds from subscription receivable                -            -      81,291
Net cash provided by financing activities      228,969      167,535   4,979,496


(Decrease) increase in cash                   (581,121)   1,038,542     563,628
Cash at beginning of period                  1,144,749      106,207           -
Cash at end of period                       $  563,628   $1,144,749  $  563,628


Supplemental schedule of non-cash transactions

Notes payable and accrued interest
   converted into Common Stock              $  365,687   $        -  $  591,697

See accompanying notes.



                      Nonvolatile Electronics, Inc.
                      (A Development Stage Company)

                      Notes to Financial Statements


1. Description of Business

Nonvolatile Electronics, Inc. (a development stage enterprise) (the Company) began operations on March 8, 1989 and is engaged in the research, design, manufacture, distribution and sale of nonvolatile integrated circuits, magnetic sensors, high speed signal isolators and memory systems. The Company is in the product development and introduction stage for these products and has not earned significant revenue from its operations.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents.

Revenue Recognition

Revenue under research and development agreements and license agreements is recognized as earned under the terms of the respective agreements. Sales of product are recorded upon shipment.

Adoption of Recent Staff Accounting Bulletin

In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or SAB 101, "Revenue Recognition in Financial Statements." SAB 101 requires that license and other up-front fees received from research collaborators be recognized over the term of the agreement unless the fee is in exchange for products delivered or services performed that represent the culmination of a separate earnings process. The Company expects to implement the principles of SAB 101 in 2000 and is currently evaluating the cumulative effect the resulting accounting change will have on the financial statements.

Inventories

Inventories are stated at lower of cost, first-in, first-out (FIFO) method, or market.

Fixed Assets

Fixed assets are stated at cost. Depreciation of machinery and equipment, and furniture and fixtures is recorded over the estimated useful lives of the assets, generally five years, using the straight-line method. Amortization of leasehold improvements is recorded using the straight-line method over the lesser of the lease term or useful life of five years.

Sublicense Agreement

The sublicense agreement is stated at cost. Amortization is recorded over the ten-year life of the agreement using the straight-line method.

Stock-Based Compensation

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations in accounting for its plans. Under APB 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Income Taxes

The Company accounts for income taxes using the liability method. Deferred income taxes are provided for temporary differences between the financial reporting and tax bases of assets and liabilities.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates.

Accounting for Long-Lived Assets

The Company records losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

Advertising Costs

The Company expenses all advertising as incurred. Advertising costs charged to operations were $11,647 and $14,757 in 1999 and 1998, respectively.

3. Inventories

Inventories consist of the following:


                                                      December 31
                                                    1999       1998

Finished goods                                    $249,379   $234,909
Raw materials                                       13,484     46,585
Work-in-progress                                   448,353    248,938
                                                 ____________________
                                                   711,216    530,432

Less obsolescence reserve                          (48,000)   (36,000)
                                                 ____________________
                                                  $663,216   $494,432

4. Income Taxes

As of December 31, 1999, the Company has net operating loss carryforwards of approximately $2,492,000 which expire in fiscal years 2006 through 2019 and $128,000 in research and development credits which can be used to offset federal income taxes. Credits will expire in fiscal years 2004 through 2006.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                      December 31
                                                    1999       1998
Deferred tax assets:

Net operating loss carryforwards                $1,007,000  $  857,000
Book over tax depreciation                          45,000      16,000
Accrued vacation                                    45,000      38,000
Tax credit carryforward                            128,000     134,000
                                                 _____________________
                                                 1,225,000   1,045,000
Valuation allowance                             (1,225,000) (1,045,000)
                                                 _____________________

                                                $        -  $        -
                                                 _____________________


5. Notes Payable

The Company has a note payable to a bank with $317,888 outstanding at December 31, 1999. The line of credit accrues interest at a rate equal to 1.5% above the bank's index rate (8.5% at December 31, 1999) and expires on July 15, 2000. Substantially all of the Company's assets are pledged as collateral on the line of credit.

Interest paid was $44,726 in 1999 and $33,744 in 1998.


6. Stock Options and Warrants

The Company has an Employee Incentive Stock Option Plan. The plan provides for issuance to employees of incentive stock options and non-statutory stock options. Generally, the options may be exercised at any time prior to expiration, subject to vesting based on terms of employment. Options granted are exercisable over a one- to six-year period or a one- to seven-year period from date of grant at prices not less than fair market value at the date the options are granted as determined by the Board of Directors.


                                                                Weighted Average
                                          Shares     Options     Exercise Price
                                         Reserved  Outstanding      Per Share

Balance at December 31, 1997              784,825    334,000          $.35
Granted                                  (155,000)   155,000           .60
Exercised                                       -    (39,600)          .13
Terminated                                 18,400    (18,400)          .34
                                         ___________________
Balance at December 31, 1998              648,225    431,000           .46
Granted                                   (23,500)    23,500           .60
Exercised                                       -     (8,500)          .32
Terminated                                  2,500     (2,500)          .54
                                         ___________________
Balance at December 31, 1999              627,225    443,500          $.47

As of December 31, 1999 and 1998, there were currently exercisable options outstanding covering 252,742 and 182,192 shares, respectively, at a weighted average exercise price of $.39 and $.35 per share, respectively. The fair value of options granted was $.15 for 1999 and 1998. The remaining average exercisable life is 3.6 years at December 31, 1999.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" (Statement 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and income per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following weighted average assumptions: risk-free interest rate of 6.5% and 3.7% for 1999 and 1998, respectively, and a weighted average expected life of the option of five years.

The minimum value option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:


                                                 1999        1998
                                             ______________________

Pro forma net (loss) income                  $(434,108)    $368,527

During the initial phase-in period, the effects of applying FASB 123 for recognizing compensation cost may not be representative of the effects on reported net income for future years because the options in the Incentive Stock Option Plans vest over several years and additional awards will be made in the future.

In 1997, 1996, 1995 and 1994, the Company issued five-year warrants in return for leasing rights. The warrants issued are exercisable immediately to purchase up to 18,429, 34,321, 1,221 and 10,134 shares, respectively, of the Company's Common Stock at an exercise price of $2.00 per share. The value assigned to these warrants of $6,450, $9,730, $4,926 and $1,272 for the years ended December 31, 1997, 1996, 1995 and 1994, respectively, has been charged to expense.

In March 1993, the Company sold for $100 and $25, five-year warrants, which are exercisable immediately, to purchase up to 40,000 and 10,000 shares of the Company's Common Stock at an exercise price of $.50 and $.60 per share, respectively. During 1998, 8,380 of these warrants were converted to Common Stock at a price of $.60 per share. The life of the remaining warrants was extended to March 2001 and the exercise price was increased to $2.00.

In April 1992, the Company sold for $150, five-year warrants, which are exercisable immediately, to purchase up to 60,000 shares of the Company's Common Stock at an exercise price of $.50 per share. In 1997, 19,500 of these warrants were converted to Common Stock. Effective February 22, 1999, the life of the remaining warrants was extended to March 2000 and the exercise price was increased to $2.00.

7. Common Stock

During 1998, the Company started the 1998 stock purchase plan. Under the plan, employees purchased advancing convertible notes by electing to have a portion of their after-tax compensation automatically deducted from their payroll check. The notes ($365,687), including interest accrued at 8%, were converted into 182,843 shares of Common Stock at $2.00 per share on December 31, 1999.

During 1995, the Company issued a $25,000 convertible note to a venture capital firm. The note, plus accrued interest at 8%, was converted into 28,621 shares of Common Stock on December 31, 1996 at $1.00 per share.

During 1995, the Company started the 1995 stock purchase plan. Under the plan, employees purchased advancing convertible notes by electing to have a portion of their after-tax compensation automatically deducted from their payroll check. The notes ($19,595), plus interest accrued at 8%, were converted to 22,618 shares of Common Stock at $1.00 per share on December 31, 1996.

During 1994, the Company started the 1994 stock purchase plan. Under the plan, employees purchased advancing convertible notes by electing to have a portion of their after-tax compensation automatically deducted from their payroll check. The notes ($74,289), plus interest accrued at 8%, were converted into 111,254 shares of Common Stock at $.75 per share on December 31, 1995.

During 1994, the Company issued a $75,000 convertible note to a venture capital firm. The note, plus accrued interest at 8%, was converted into 113,208 shares of Common Stock on December 31, 1995 at $.75 per share through the stock purchase plan.

During 1993, the Company issued a $110,000 convertible note to a venture capital firm. The note, plus interest accrued at 8%, was converted into 205,398 shares of Common Stock on December 31, 1994 at $.60 per share through the stock purchase plan.

During 1993, the Company started the 1993 stock purchase plan. Under the plan, employees purchased advancing convertible notes by electing to have a portion of their after-tax compensation automatically deducted from their payroll check. The notes ($163,316), plus interest accrued at 8%, were converted into 304,006 shares of Common Stock at $.60 per share on December 31, 1994.

In 1992, the Company started the 1992 stock purchase plan. Under the plan, employees purchased advancing convertible notes by electing to have a portion of their after-tax compensation automatically deducted from their payroll check. The notes ($135,613), plus interest accrued at 8%, were converted into 303,900 shares of Common Stock at $.50 per share on December 31, 1993.

In February of 1992, the Company issued a $50,000 convertible note to a venture capital firm. The note, plus interest accrued at 8%, was converted into 113,220 shares of Common Stock on December 31, 1993 at $.50 per share through the stock purchase plan.

During 1992, the Company issued a $2,130 convertible note to a Board member. The note, plus interest accrued at 8%, was converted into 4,892 shares of Common Stock on December 31, 1993 at $.50 per share through the stock purchase plan.

During 1991, the Company issued a $163,000 convertible note to a venture capital firm. The note, plus accrued interest at 8%, was converted into 452,020 shares of Common Stock on December 31, 1995 at $.50 per share.

8. Convertible Preferred Stock

In March 1995, the Company entered into an agreement with a commercial entity ("entity") to provide consulting services related to NVE MRAM Technology. In connection with this agreement, the entity purchased 500,000 shares of the Company's Series A Convertible Preferred Stock at $2.00 per share.

At December 31, 1999, the Company has one series of Convertible Preferred Stock outstanding. There are 6,325,000 additional shares of $.01 par value Preferred Stock authorized but undesignated as to series.

The holders of the Series A Convertible Preferred Stock are entitled to receive dividends at the same rate as dividends are paid with respect to Common Stock.

Holders of the Series A Convertible Preferred Stock generally have the same voting rights as holders of Common Stock. However, holders of Series A Convertible Preferred Stock are entitled to elect two of the directors of the Company.

Each share of Series A Preferred Stock is convertible into one share of Common Stock, subject to adjustment for dilution. Series A Preferred Stock shall be automatically converted into shares of Common Stock concurrently with the first public offering by the Company in which the aggregate offering price of the securities sold is at least $10,000,000; the offering is underwritten by an underwriter who is a member or represented by a member of the New York Stock Exchange; and the offering price is at least $10 per share of Common Stock. Series A Preferred Stock may also be converted into shares of Common Stock upon the affirmative vote or written consent of 66 2/3% of the shares of Series A Preferred Stock. The Company has reserved 1,675,000 shares of Common Stock for issuance upon conversion of the Series A Preferred Stock.


9. Sublicense Agreement

The Company's President, upon founding the Company, obtained a Technology License Agreement with Honeywell Inc. (Agreement). The Agreement, which has been sublicensed to the Company, allows the use of certain technology in markets which are not central to the present or presently intended business markets of Honeywell Inc., the developer of the technology. The Agreement was amended in May 1994 to extend the expiration date of the original ten-year agreement by five years to June 1, 2004.

Terms of the Amended Agreement define full royalties at $100,000, which have been paid to Honeywell by the Company. No further payments are required to be paid by the Company to Honeywell during the course of the Agreement.

10. Leases

The Company leases its office facility under an operating lease that expires on December 31, 2003. Operating expenses, including maintenance, utilities, real estate taxes and insurance, are paid by the Company.

The Company also leases various pieces of equipment under operating leases. Terms of the leases range from 36 to 60 months through March 2002, with payments due the first of each month.

Total rent expense for operating leases was $659,464 and $516,852 for the years ended December 31, 1999 and 1998, respectively.

Future minimum payments, including the Company's estimated share of operating expenses, under non-cancelable operating leases, consist of the following at December 31, 1999:

                               Operating Leases

2000                             $  532,610
2001                                383,164
2002                                187,666
2003                                 73,736
                                ___________
Total minimum lease payments     $1,177,176


11. Commitments

Minnesota Technology, Inc. (formerly the Greater Minnesota Corporation), a Minnesota nonprofit economic development organization, provided a grant of $60,000 to the Company in funds for the research and development of new products. The Company must repay the grant plus interest at a rate of 8% in the form of a royalty of not less than $60,000 at the rate of 2 1/2% of sales of products developed, unless the grant is terminated by the Minnesota Technology, Inc. or the research is unsuccessful. The grant was accounted for as a reduction in the cost of the research and development, and any payments made to Minnesota Technology, Inc. will be charged to operations as royalty expense. No royalties have been paid under this agreement at December 31, 1999.

12. Employee Benefit Plan

The Company has a 401(k) savings plan. All employees are eligible to participate in the plan the first quarter subsequent to attaining the age of
21. Employees may contribute up to 15% of their gross wages. During 1998, the Company did not make matching contributions to the Plan. Effective January 1, 1999, the Company began matching contributions equal to 100% of the first 2% of elective salary deferral contributions made by eligible participants. The Company made matching contributions equal to $55,839.